As filed with the Securities and Exchange Commission on July 3, 2008

Registration No. 333-150922

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Pansoft Company Limited
(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	7371	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3/f, Qilu Software Park Building Jinan Hi-tech Zone Jinan, Shandong, People’s Republic of China 250101	CT Corporation System 4701 Cox Road Suite 301 Glen Allen, Virginia 23060
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
Bradley A. Haneberg, Esq.
Anthony W. Basch, Esq.
Kaufman & Canoles
Three James Center, 1051 East Cary Street, 12th Floor
Richmond, Virginia 23219
(804) 771-5700 - telephone
(804) 771-5777 - facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Shares	1,200,000	(2)	$6.00	(2)	$7,200,000	(2)
Placement Agent Warrants(3)	120,000	(4)	$0.001		$120	(4)
Common Shares Issuable Upon Exercise of Placement Agent Warrants(3)	120,000	(5)	$7.20	(5)	$900,000	(5)
Total					$8,100,120		$319	(6)

(1)
In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions to the extent permitted by Rule 416.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)
In connection with the Registrant’s sale of the common shares registered hereby, the Registrant will sell to Anderson & Strudwick, Incorporated (the “placement agent”) warrants to purchase 120,000 common shares (the “placement agent warrants”), such amount representing 10% of the aggregate number of common shares sold by the Registrant pursuant to this registration statement. The price to be paid by the placement agent for the placement agent warrants is $0.001 per warrant. The exercise price of the placement agent warrants is $7.20 per common share, representing 120% of the price of the common shares offered hereby. The resale of the common shares underlying the placement agent warrants is registered hereunder. The common shares underlying the placement agent warrants are being registered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(5)
The registration fee for securities to be offered by the placement agent is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED ___________

Pansoft Company Limited

1,200,000 Common Shares

This is the initial public offering of Pansoft Company Limited, a British Virgin Islands company. We are offering 1,200,000 common shares through our placement agent, Anderson & Strudwick, Incorporated, on a “best efforts, all-or-none” basis.

We expect that the offering price will be $6.00 per common share. No public market currently exists for our common shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “PSOF” for the common shares we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market.

Investing in these common shares involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus.

	Per Common Share	Total

Public Offering Price	$6.00	$7,200,000
Placement Commission	$0.42	$504,000
Proceeds to us, before expenses	$5.58	$6,696,000

We expect total cash expenses for this offering to be approximately $_____. Our placement agent must sell 1,200,000 common shares if any are to be sold. Our placement agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the 1,200,000 common shares are sold or (ii) September 30, 2008. Until we sell at least 1,200,000 common shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 1,200,000 common shares by September 30, 2008, all funds will be promptly returned to investors (within one business day) without interest or deduction.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick,
Incorporated
Prospectus dated ________, 2008

Except where the context otherwise requires and for purposes of this prospectus only:

•	the terms “we,” “us,” “our company,” “our” and “Pansoft” refer to Pansoft Company Limited, and its operating subsidiary, Pansoft (Jinan) Co., Ltd. (“PJCL”);
•	“shares” and “common shares” refer to our common shares;
•	“China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau; and
•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” “U.S. $” and “$” are to the legal currency of the United States.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the single rate of exchange of U.S. $1.00 to RMB7.2946, the exchange rate at December 31, 2007. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. On July 2, 2008, the noon buying rate was $1.00 to RMB6.8542. See “Risk Factors – Fluctuation of the Renminbi could materially affect our financial condition and results of operations” for discussions of the effects of fluctuating exchange rates on the value of our common shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of the chief executive officer of Pansoft would be presented as “Hugh Wang” (English) or “Hu Wang” (Chinese), even though, in China, his name is presented as “Wang Hu”.

Unless otherwise indicated, the information in this prospectus assumes a 169.529280-for-one stock split effected in the form of a stock dividend to holders of our common shares prior to the completion of this offering.

i

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

We are a holding company that owns all of the outstanding capital stock of PJCL, our wholly-owned operating subsidiary based in Jinan, China. Our business is divided into two distinct areas.

First, we are a leading developer of enterprise resource planning (“ERP”) software and professional services for participants in China’s oil and gas industry. ERP software addresses various facets of business operation including accounting, order processing, delivering, invoicing, inventory control, and customer relationship management. We have developed customized ERP software systems for PetroChina Company Limited and China National Petroleum Corporation, its state-owned parent company (together, “PetroChina”) and China Petrochemical Corporation/China Petroleum and Chemical Corporation and Sinopec Group, its state-owned parent company (together, “Sinopec”), large oil companies formed when the Chinese government decentralized the oil industry in China, and their respective predecessors.

Second, based on technology and business experience accumulated from our solutions and services provided for our larger clients, we are also developing, but do not yet provide, an ERP software development platform for small-to-medium sized businesses (“SMEs”) in China. We will combine solutions developed for our most sophisticated clients with network applications available on the Internet to provide increased opportunities for SMEs to enter the ERP market. These SME solutions, named “PanSchema”, which are currently in the development stage, will be offered through an Internet-based, software-as-a-service model designed to customize cost-effective software solutions for Chinese SMEs. While Chinese SMEs represent a wide variety of industries, each with complex and unique software needs, we believe that SMEs may not be able to afford the costs associated with ERP software development offered through a traditional, consulting model. Rather, we are developing PanSchema to permit third-party business consulting companies and small information technology service providers to develop customized ERP solutions to meet the particular needs of their SME clients. We will cooperate with and train the consulting companies and information technology service providers to efficiently utilize PanSchema.

We expect, over time, to provide customized ERP software solutions to a wider variety of industries, including, but not limited to the pharmaceutical, energy and telecommunications industries. In addition, we will continue to actively develop and market PanSchema to a growing SME market throughout China. Our software solutions business is enhanced and supported by our consulting services and ongoing maintenance on existing software installations. Our principal executive offices are located at 3/f, Qilu Software Park Building, Jinan Hi-tech Zone, Jinan 250101, Shandong, People’s Republic of China. Our telephone number is (86531) 88871166. Our website address is www.pansoft.com. Information contained on the website is not a part of this prospectus.

Background of the Chinese Software Industry

The Chinese government began to focus upon technology and science shortly after the formation of the PRC. From 1948 to 1977, the Chinese government directly controlled all research, development and engineering activities through its State Development Planning Commission and State Science and Technology Commission. In the 1980s, China began to implement market-oriented economic reforms designed to improve Chinese science and technology industry. During this period, China further reduced the central government’s control over the operation of research oriented businesses. In the late 1980s, the central government authorized the operation of the first Chinese software companies. In the 1990s, Chinese policymakers again attempted to enhance the development of high technology businesses by experimenting with additional reduction of governmental control while also providing new forms of ownership for these businesses. In addition, in 1992, the Chinese government liberalized market access by adopting policies that favored foreign investment in high technology businesses. By the end of the 1990s, the Chinese government had abandoned most of its control over many high technology businesses and adopted a progressive tax structure designed to further encourage the financial development of these businesses. These policies positively impacted the development of Chinese software businesses. From 1992 to 2000, the Chinese software industry grew at an annual rate of more than 30%, albeit from a very small base. Today, the Chinese software industry continues to grow at a rapid pace. The Chinese software industry reached RMB580 billion in sales in 2007, an increase of 20% over 2006. China’s ERP sales were RMB3.4 billion in 2007, accounting for approximately 1.47% of total global ERP sales (Zikoo, 2007-2008 Chinese Software Industry Report). Notwithstanding the rapid growth, however, China still lags behind other developed countries as its software industry accounts for less than 6% of the global software market.

Our Industry

The overall scale of China’s ERP market reached RMB3.4 billion in 2007. Fierce competition is ongoing on the mid and low-end market between local ERP suppliers and their international counterparts, and among local suppliers themselves. On the mid and high-end market, the products and services of local ERP suppliers have not caught up with the increasingly demanding needs of sophisticated corporate users. We believe that China’s ERP market is currently entering into a new phase, in which the several products are emerging as the industry’s “top brands”.

The statistics last year from China’s General Administration of Quality Supervision, Inspection and Quarantine (AQSIQ) showed that ERP brand concentration has been intensified. The top 10 brands in 2006 accounted for 5% more market share than they did in 2005. However, we do not believe that any one brand is unassailably dominant in the market. No single brand claims more than a 15% share of the ERP market. We believe a significant number of Chinese manufacturers still lack sufficient IT applications and services for their needs. We believe that the manufacturing and distribution sector, which catalyzed the birth of ERP products, remains the key to ERP market scale.

In the context of economic transformation, local manufacturers face industrial restructuring and increased pressure from greatly shortened product lives while they strive to expand and strengthen their business operations. We believe that the use of advanced information technologies in management and operations is becoming more important to success in the market and that those local ERP suppliers who can leverage their understanding of these demands to deliver customized solutions to customers are the ones who will succeed in China’s maturing ERP industry.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors, enabling us to attain a leadership position in the ERP market in China.

•	customized solution provider, rather than a standard software package seller;

•	service provider rather than product seller;

•	integration technology provider;

•	focus on large, sophisticated business clients, especially in China’s oil and gas industry;

•	ability to leverage solutions developed for larger clients for the benefit of smaller clients;

•	market leader with extensive ERP expertise;

•	strong solution and service development capability;

•	comprehensive solution and service offerings;

•	scalable, nationwide delivery and service platform; and

•	proven management with successful track record.

Our Strategy

We are a leading ERP software and professional services for participants in China’s oil and gas industry. Our goal is to become the leading ERP provider in the entire ERP market in China. We intend to achieve this goal by implementing the following strategies:

•	strengthen relationships with key clients;

•	diversify our client base and service offerings to capture new growth opportunities;

•	continue to enhance our development and delivery capabilities;

•	attract and retain quality employees; and

•	pursue strategic acquisitions and alliances that fit with our core competencies and growth strategy.

Our Challenges

We believe our primary challenges are:

•	single industry focus;

•
past and likely future dependence on a few clients for a significant portion of our revenue and this dependence is likely to continue. In 2006 and 2007, our four largest clients collectively accounted for 74% and 82% of our revenue, respectively;

•	uncertainties in our development, introduction and marketing of new solutions and services;

•	recruitment, training and retention of skilled software engineers and mid-level personnel;

•	competition from existing competitors and new market entrants;

•	execution of our growth strategy;

•
protection of our trade secrets and other valuable intellectual property. We have transferred intellectual property rights to a number of our clients and consequently may not own all the intellectual property rights to our current and future software solutions; and

•
reliance principally on dividends paid by our PRC operating subsidiaries to fund cash and financing requirements, while there are PRC laws restricting the ability of these subsidiaries from paying dividends or making other distributions to us.

In addition, we face risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects. Thus, you should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common shares.

Our Corporate Information

We were incorporated as an international business company under the International Business Companies Act, 1984, in the British Virgin Islands on September 28, 2001. We were automatically re-registered as a British Virgin Islands business company under the BVI Business Companies Act, 2004 (as amended) (the “Companies Law”), on January 1, 2007. In June 2006, we acquired PJCL and created a holding company structure by which we were the parent company and PJCL was our operating subsidiary in China. PJCL was formed in September 2001 and has been focused on software development since its foundation. See “Our Corporate Structure.”

 The Offering

Shares offered:	1,200,000 common shares

Shares to be outstanding after offering:	5,438,232 common shares

Proposed NASDAQ Capital Market symbol:	“PSOF”

Risk Factors:
Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common shares.

Gross proceeds:	$7,200,000

Closing of offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after the offering is sold or (ii) September 30, 2008.

Placement

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, all-or-none” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our common shares. Our placement agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which at least 1,200,000 common shares are sold or (ii) September 30, 2008. Until we sell at least 1,200,000 common shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 1,200,000 common shares by September 30, 2008, all funds will be promptly returned to investors (within one business day) without interest or deduction. Although they have not formally committed to do so, our affiliates may opt to purchase common shares in connection with this offering. To the extent such individuals invest, they will purchase our common shares with investment intent and without the intent to resell.

Summary Financial Information

In the table below, we provide you with summary financial data of our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year Ended December 31,		For the Three Months Ended March 31, (Unaudited)
	2007	2006	2008
	($)	($)	($)

Total Sales	5,219,622	3,161,553	558,006
Income from Operations	2,341,518	1,190,200	14,842
Other Income (expense)	27,214	(8,850)	15,822
Net Income	2,368,732	1,145,428	30,664
Other Comprehensive Income	239,411	65,336	184,518
Comprehensive Income	2,608,143	1,210,764	215,182
Basic and Diluted Earnings per Share (based on 25,000 common shares outstanding)	94.75	45.82	1.23
Pro Forma Basic and Diluted Earnings per Share (giving effect to 169.529280-for-one stock split, to be completed prior to consummation of this offering, after which 4,238,232 common shares would be outstanding)	0.56	0.27	0.007

	December 31,		March 31,
	2007	2006	2008
	($)	($)	($)

Total Assets	5,085,135	2,573,073	5,167,100
Total Current Liabilities	467,025	563,106	333,808
Shareholders’ Equity	4,618,110	2,009,967	4,833,292
Total Liabilities and Shareholders’ Equity	5,085,135	2,573,073	5,167,100

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

According to China’s Ministry of Information Industry (“MII”), more than 13,000 companies produce software in China. The MII estimates that, by 2010, Chinese companies will export approximately $12.5 billion worth of software. The ERP services market in China is intensely competitive and is characterized by frequent technological changes, evolving industry standards and changing client demands. We believe the principal competitive factors in our markets are:

•	product quality;
•	adoption and implementation of standards;
•	emerging technology trends;
•	development of Internet software products;
•	reliability;
•	performance;
•	price;
•	vendor and product reputation;
•	financial stability;
•	features and functions;
•	ease of use; and
•	quality of support.

A number of companies offer competitive products and services addressing certain of our target markets. Our most significant competition comes from well-funded international platform providers, such as SAP Ag (NYSE: SAP) and IBM (NYSE: IBM), domestic providers, such as Kingdee International Software Group Company Limited (HKEX: 0268) (“Kingdee”), Shandong Inspur Software Co., Ltd. (SHA: 600756), UFIDA Software Co., Ltd. (SSE: 600588) (“UFIDA”), and other targeted solutions providers in certain market segments in which we operate.

We believe that new market entrants may attempt to develop fully integrated enterprise-level systems targeting Chinese SMEs and oil and gas companies. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than we do. Although we have experienced rapid growth in an extremely competitive environment, we cannot guarantee that we will be able to compete successfully against current or future competitors. As a result of this product concentration and uncertain product life cycles, we may not be as protected from new competition or industry downturns as a more diversified competitor. See “Our Business – Competition.”

We expect competition to increase from domestic and international competitors as additional companies compete to provide ERP services in China. Increased competition may result in price reductions, reduced margins and inability to gain or hold market share.

In addition, our competitors may introduce new business models. If these new business models are more attractive to customers than the business models we currently use, our customers may switch to our competitors’ services, and we may lose market share. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new business models our competitors may implement. In addition, the increased competition we anticipate in the ERP industry may also reduce the number of companies for which we are able to provide ERP services, or cause us to reduce our fees in order to attract or retain customers. All of these competitive factors could have a material adverse effect on our revenues and profitability.

Currently, revenues are highly dependent on China’s oil industry in general and on a few customers involved in that industry in particular.

While we provide ERP services to companies in a variety of industries, we have a particular focus on providing ERP solutions for companies in the oil and gas industry in China. In particular, we derive a substantial portion of our revenues related from our key customers in this industry, Sinopec and PetroChina and their subsidiary and parent companies.

Sinopec, Sinopec Group and their subsidiaries accounted for approximately 36% and 47% of our revenues in 2007 and 2006, respectively, and any termination of the services we provide to Sinopec and its subsidiaries would materially harm our operations.

PetroChina, China National Petroleum Corporation (CNPC) and their subsidiaries accounted for approximately 43% and 16% of our revenues in 2007 and 2006, respectively, and any termination of the services we provided to PetroChina and its subsidiaries would materially harm our operations.

We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our revenues:

•	reduction, delay or cancellation of orders from one or more of our significant customers;
•	loss of one or more of our significant customers and our failure to identify additional or replacement customers; and
•	failure of any of our significant customers to make timely payment for our products.

To anticipate our client’s future ERP needs, build their trust and develop suitable solutions, we must maintain a close relationship with our key clients. Any failure to maintain this close relationship, due to unsuccessful sales and marketing efforts, lack of suitable solutions, unsatisfactory performance or other reasons, could result in our losing a client and its business. This is especially true for PetroChina and Sinopec, as many of the subsidiary branches of these companies have independent purchasing power for their information technology needs. If we lose a key client or a portion of work we currently receive from it, a key client significantly reduces its purchasing levels or delays a major purchase or we fail to attract additional major clients, our revenues could decline, and our operating results could be materially and adversely affected.

We may be unable to maintain current ERP software fees in the future.

We believe one reason for our success in competing with international ERP providers in the past has been the typical difference in fees for our development services and products, in particular our fees for custom solution development. For our custom development services, our prices are tied to the wages we pay our developers. China’s average wages have been increasing rapidly for the last several years, causing our services to become correspondingly more expensive.

We believe that increased competition within China and international competitors’ growing familiarity with the Chinese ERP market may result in a decrease in prices of our domestic competitors and a “leveling of the field” with our international competitors. For example, we provide some ERP services that contemplate ongoing maintenance fees. Several local ERP competitors have begun to charge low annual maintenance fees, in some cases less than a 5% fee, and to waive fees for first-year maintenance. To the extent our customers demand similar concessions or additional services, we may need to reconsider our fee structures. We cannot assure that any new fee structures would be accepted in the market or that we will be able to maintain our profitability if we are required to reduce these fees.

We may be forced to reduce the prices of our software products due to shortened product life cycles, increased competition and reduced bargaining power with our clients, which could lead to reduced revenues and profitability.

The software industry in China is developing rapidly and related technology trends are constantly evolving. This results in frequent introduction of new products and services, shortening product life cycles and significant price competition from our competitors. As the life cycle of a software product matures, the average selling price of the same product generally declines. A shortening life cycle of our software products generally could result in price erosion for these products if we are unable to introduce new products, or if our new products are not favorably received by our clients. We may be unable to offset the effect of declining average sales prices through increased sales volumes and/or reductions in our costs. Furthermore, we may be forced to reduce the prices of our software products in response to offerings made by our competitors. Finally, we may not have the same level of bargaining power we have enjoyed in the past when it comes to negotiating for the prices of our software products.

Any significant failure in our information technology systems could subject us to contractual liabilities to our clients, harm our reputation and adversely affect our results of operations.

Our business and operations are highly dependent on the ability of our information technology systems to timely process various transactions across different markets and solutions. In particular, our Internet-based ERP solutions rely heavily on the stability of our systems. The proper functioning of these systems, is critical to our business and to our ability to compete effectively. Our ERP business activities in particular may be materially disrupted in the event of a partial or complete failure of any of our primary information technology or communication systems, which could be caused by, among other things, software malfunction, computer virus attacks, conversion errors due to system upgrading, damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. We could also experience system interruptions due to the failure of their systems to function as intended or the failure of the systems relied upon to deliver services such as the Internet, processors that integrate with other systems and networks and systems of third parties. Loss of all or part of the systems for a period of time could have a material adverse effect on our business and business reputation. We may be liable to our clients for breach of contract for interruptions in service. Due to the numerous variables surrounding system disruptions, the extent or amount of any potential liability cannot be predicted. While we believe that this risk disproportionately affects our Internet-based ERP operations, which currently constitute a small portion of our overall business, the growth of our Internet-based ERP operations may make this risk more material to our overall business in the future.

Our computer networks may be vulnerable to security risks that could disrupt our services and adversely affect our results of operations.

Our computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems caused by unauthorized access to, or improper use of, systems by third parties or employees. A hacker who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. Although we intend to continue to implement security measures, computer attacks or disruptions may jeopardize the security of information stored in and transmitted through computer systems of our customers. Actual or perceived concerns that our systems may be vulnerable to such attacks or disruptions may deter existing and potential clients from using our solutions or services. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. Losses or liabilities that are incurred as a result of any of the foregoing could have a material adverse effect on our business. While we believe that this risk disproportionately affects our Internet-based ERP operations, which currently constitute a small portion of our overall business, the growth of our Internet-based ERP operations may make this risk more material to our overall business in the future.

Chinese businesses may not be as open to ERP services as businesses in other countries.

Recent studies about the effectiveness of implementing ERP systems in China suggest that the success rate for such implementations is lower than in other developed countries. Academics have theorized that some of the reasons that studies have found implementation success rates of up to 33% include the following:

•	The Chinese economy has only recently opened to foreign investment and Western business practices including ERP systems.
•	Foreign companies are still learning to adapt their ways of doing business to Chinese cultural and business models.
•	Chinese businesses tend to expect ERP systems to adapt to the way business is already done, rather than to change business practices to match a given ERP system.
•	ERP implementation under such requirements can be expensive and time-consuming, as shown by one study that found that over 90% of ERP implementations were either late or over budget.

While the majority of our ERP services have been provided to a small number of very large companies, we cannot assure that we will be successful in implementing ERP solutions for SMEs.

We may lose our clients and our financial results would suffer if our clients change the decision-making body for their ERP system, merge with or are acquired by other companies, develop their own in-house capabilities or fail to expand.

We believe that doing business in China is influenced by sound client relationships, or guanxi. Our business may be harmed if our guanxi with our clients deteriorates for any reason, including the following:

•
Our clients may change their decision-making body for making ERP investments and key decision makers may change. For each key client, we use a team dedicated to its projects and to maintaining stable and close relationships with the relevant ERP procurement decision-makers. We build these extensive relationships over the course of several years. If a client centralizes purchasing decisions or otherwise changes the decision making body or level within the company at which the purchase decision is made or a key decision-maker is replaced, transferred or leaves the company, our client relationships may be disrupted and we may be unable to effectively and timely restore these relationships.

•
Consolidation of our clients and growth of in-house capabilities. As our clients grow in size, they may exert pricing pressure on vendors, and/or find it more cost-effective to set up their own ERP solutions, instead of relying on third-party companies for solutions and services.

•
Our clients fail to expand. Our clients may not successfully compete with their domestic and foreign competitors in the future. If our clients suffer a reduced market share or their results of operations and financial condition are otherwise adversely affected, they may reduce spending on our products and change expansion plans for their ERP systems, which in turn may materially and adversely affect our growth and results of operations.

Defects in our software, errors in our systems integration or maintenance services or our failure to perform our professional services could result in a loss of clients and decrease in revenues, unexpected expenses and a reduction in market share.

Our software solutions are complex and may contain defects, errors and bugs when first introduced to the market or to a particular client, or as new versions are released. Because we cannot test for all possible scenarios, our solutions may contain errors which are not discovered until after they have been installed and we may not be able to correct these problems on a timely basis. These defects, errors or bugs could interrupt or delay completion of projects or sales to our clients. In addition, our reputation may be damaged and we may fail to obtain new projects from existing clients or new clients. We may make mistakes when we provide systems integration and maintenance services.

We also provide a range of ERP services and must meet stringent quality requirements for performing these services. If we fail to meet these requirements, we may be subject to claims for breach of contracts with our clients. Any such claim or adverse resolution of such claim against us may hurt our reputation and have a material adverse effect on our business.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive.

Our success will depend in part on our ability to protect and maintain intellectual property rights and licensing arrangements for our products.  We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights.  Piracy of intellectual property is widespread in China and despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology.  Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in countries where the laws may not protect our intellectual property rights as fully as in other countries such as the United States of America, or U.S.  In addition, third parties may seek to challenge, invalidate, circumvent or render unenforceable any intellectual property rights owned by us.  From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs, diversion of our management’s attention and diversion of our other resources.

We share intellectual property rights to a number of our software solutions with Sinopec and PetroChina. We may be subject to intellectual property infringement claims from these clients and others, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business and materially affect our gross margin and net income.

We have developed certain ERP software solutions in the oil and gas industry as commissioned by our customers in which we have agreed to share intellectual property rights. These affected contracts provided that we have the rights to own and commercialize any substantial improvements we make to the software solutions developed for clients under these contracts. We are not required to pay any royalties to the companies with which we have agreed to share such intellectual property in such cases. We have also sold, and may sell in the future, variations of these software solutions to other clients. We have not sold any software solutions to which we share intellectual property rights with Sinopec, PetroChina or any other company.

If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property rights, or we may incur licensing fees or be forced to develop alternatives. For example, if one of the companies from which we obtain software does not own all relevant intellectual property rights for the software we obtained, we could be liable for damages from the owner of such rights.

In addition, we typically provide indemnification to clients who purchase our solutions against potential infringement of intellectual property rights underlying those solutions, and are therefore subject to the risk of indemnity claims. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities, reputational harm, lost sales and lower gross margins which may materially and adversely affect our business, gross margin and net income. While we believe that, because we develop much of our own software, we are at a lower risk of such claims of infringement than we would be if we licensed all of our software from other companies, we cannot guarantee that third-parties will not make claims of infringement against us.

We are heavily dependent upon the services of technical and managerial personnel that possess skills to develop and implement ERP software, and we may have to actively compete for their services.

We are heavily dependent upon our ability to attract, retain and motivate skilled technical, managerial and consulting personnel, especially highly skilled engineers involved in ongoing product development and consulting personnel. Our ability to install, maintain and enhance our ERP software is substantially dependent upon our ability to locate, hire and train qualified personnel. As ERP concepts have only recently been adopted in China, the number of qualified technical, managerial and consulting personnel is limited. Many of our technical, managerial and consulting personnel possess skills that would be valuable to all companies engaged in software development, and the Chinese software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Consequently, we expect that we will have to actively compete with other Chinese software developers for these employees. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our technical, managerial and consulting personnel. Although we have not experienced difficulty locating, hiring, training or retaining our employees to date, there can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the quality of our software products and the effectiveness of installation and training could be materially impaired. See “Our Business – Employees.”

We will be heavily dependent upon the services of Value Added Resellers (“VARs”) to customize our PanSchema ERP platform for use in a variety of industries, and we may have to actively compete for their services.

In addition to our employees, value-added resellers, or VARs, will be an integral element in the future success of our PanSchema ERP platform once we begin selling PanSchema contracts. VARs are individuals or companies that do not develop their own software but instead use our platform to develop specialized solutions in a variety of industries. These VARs are able to tailor our PanSchema ERP platform so that it meets the needs of SMEs in various industries. These SMEs will download the version of PanSchema developed by a given VAR, and in so doing will generate revenues for both the VAR and our company. Presumably, a VAR will only use our software to develop specialized solutions if it believes our software, as modified, will be most attractive to the VAR’s target market. As ERP concepts have only recently been adopted in China, the number of qualified VARs is limited. Many VARs possess skills that would be valuable to all companies engaged in software development, and our competitors are likely to want to encourage the VARs to develop tailored ERP software for them as well, to the extent our competitors choose to follow a similar model to PanSchema. Consequently, we expect that we will have to actively compete with other Chinese software developers for the attention of VARs. Our ability to profitably operate is substantially dependent upon our ability to continue to work with talented VARs. There can be no assurance that we will be able to attract VARs or to maintain relationships with them in the future. A failure to maintain working relationships with VARs could materially impair our PanSchema platform.

Increases in wages for technical professionals will increase our net cash outflow and our gross margin and profit margin may decline.

Historically, wages for comparably skilled technical personnel in the Chinese ERP services industry have been lower than in developed countries, such as in the U.S. or Europe. In recent years, wages in China’s software services industry in general and the ERP industry in particular have increased and may continue to increase at faster rates. Wage increases will increase our cost of ERP software solutions of the same quality and increase our cost of operations. As a result, our gross margin and profit margin may decline. In the long term, unless offset by increases in efficiency and productivity of our work force, wage increases may also result in increased prices for our solutions and services, making us potentially less competitive. Increases in wages, including an increase in the cash component of our compensation expenses, will increase our net cash outflow and our gross margin and profit margin may decline.

Fluctuations in our clients’ spending cycles and other factors can cause our revenues and operating results to vary significantly from quarter to quarter and from year to year.

Our revenues and operating results will vary significantly from quarter to quarter and from year to year due to a number of factors, many of which are outside of our control. Most of our clients in the oil and gas industry pay a significant portion of our fees in the fourth quarter. For our customized solutions, we generally incur costs evenly during the project life while most of the related revenues are generated later in the project as we reach project milestones and complete projects. Also, the Chinese New Year holiday typically falls between late January and February of each year. As a result, relatively few contracts are signed in the first calendar quarter, with an increase in the second calendar quarter and with most of our contracts signed and completed in the third and fourth calendar quarters. Due to the annual budget cycles of most of our clients, we also may be unable to accurately estimate the demand for our solutions and services beyond the immediate calendar year, which could adversely affect our business planning. Moreover, our results will vary depending on our clients’ business needs from year to year. Due to these and other factors, our operating results have fluctuated significantly from quarter to quarter and from year to year. These fluctuations are likely to continue in the future, and operating results for any period may not be indicative of our future performance in any future period.

A significant portion of our revenues are fixed amounts according to our sales and service contracts. If we fail to accurately estimate costs and determine resource requirements in relation to our projects, our margins and profitability could be materially and adversely affected.

A significant portion of the ERP software development and ongoing service revenues we generate are fixed amounts according to our sales contracts or bids we submit. Our projects often involve complex technologies and must often be completed within compressed timeframes and meet increasingly sophisticated client requirements. We may be unable to accurately assess the time and resources required for completing projects and price our projects accordingly. If we underestimate the time or resources required we may experience cost overruns and mismatches in project staffing. Conversely, if we over estimate requirements, our bids may become uncompetitive and we may lose business as a result. Furthermore, any failure to complete a project within the stipulated timeframe could expose us to contractual and other liabilities and damage our reputation.

Our financial performance is directly related to our ability to adapt to technological change and evolving standards when developing and improving our ERP software products.

The ERP software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing software obsolete. In particular, improved access to high-speed Internet and wireless networks may affect the ERP software industry in the near future. In addition, as the Chinese economy has only recently begun to incorporate various Western economic factors, ERP systems have only recently been adopted by Chinese businesses. As a result, our position in the Chinese ERP industry could be eroded rapidly by the speed with which Chinese businesses continue to adopt Western business practices and technological advancements that we do not embrace. The life cycles of our software are difficult to estimate. Our software products must keep pace with technological developments, conform to evolving industry standards and address the increasingly sophisticated needs of our customers. In particular, we believe that we must continue to respond quickly to users’ needs for broad functionality. To the extent we are unable to develop and introduce products in a timely manner, we believe that our customers and potential customers will obtain products from our competitors promptly and our sales will correspondingly suffer. See “Our Business – Pansoft Solutions – Internet-based ERP for SMEs.”

We are substantially dependent upon our key personnel, particularly Hugh Wang, our Chairman, Guoqiang Lin, our Chief Executive Officer, and Allen Zhang, our Vice President of Finance.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

•	Hugh Wang, our Chairman,
•	Guoqiang Lin, our Chief Executive Officer, and
•	Allen Zhang, our Vice President of Finance.

would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully implement our existing business strategy and develop new programs and enhancements.

As a software-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure and copyright law to protect our ERP software, which may afford only limited protection. Although the Chinese government has issued us 4 copyrights on our software, we cannot guarantee that competitors will be unable to develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties, including customers and consultants, may attempt to reverse engineer or copy aspects of our software products or to obtain and use information that we regard proprietary. Although we are currently unaware of any unauthorized use of our technology, in the future, we cannot guarantee that others will not use our technology without proper authorization.

We develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. Because we believe that there are a number of widely available middleware programs available (including, among others, IBM Websphare, Oracle DBMS, and Sybase DBMS), we do not currently anticipate that we will experience difficulties obtaining these programs. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to develop certain of our products while we seek to implement technology offered by alternative sources. Nonetheless, while it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

Although some of our software is standalone software, much of our software is built as an add-on to software developed by other companies. In particular, the following software is an add-on to software developed by SAP:

•	group accounting software (also may be used independently from SAP)
•	general reporting system
•	heterogeneous data exchange platform software
•	planning and statistics software

The following software is an add-on to software developed by Oracle:

•	business intelligence software
•	heterogeneous data exchange platform software

In the future, we may develop software that relies on these and other third parties’ software. There can be no guarantee that our software will be completely compatible with these third-parties’ software or that these third parties will not develop functionally similar software that integrates more efficiently with their own software platforms.

In the future, we may receive notices claiming that we are infringing the proprietary rights of third parties. While we believe that we do not infringe and have not infringed upon the rights of others, we cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current programs or future software developments. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product shipment delays or force us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring us to pay additional royalties and/or license fees to third parties. See “Our Business – Pansoft Solutions – Internet-based ERP for SMEs” “– Pansoft Solutions – Oil and Gas Industry” and “–Proprietary Rights.”

We may not pay dividends.

Although we previously paid a single cash dividend in 2006, we do not currently anticipate paying any dividends on our common shares. Although we have historically been a profitable enterprise, we cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance that our Board of Directors will declare dividends even if we are profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our future earnings, financial condition, capital requirements and other factors. Under British Virgin Islands law, we may only pay dividends from surplus (the excess, if any, at the time of the determination of the total assets of our company over the sum of our liabilities, as shown in our books of account, plus our capital), and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital. If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiary, PJCL. See “Dividend Policy.”

Foreign Operational Risks

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Based upon the nature of our business activities, we may be classified as a passive foreign investment company, or PFIC, by the U.S. Internal Revenue Service, or IRS, for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, a U.S. investor will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either:

•	75% or more of our gross income in a taxable year is passive income; or
•	the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%.

The calculation of the value of our assets is based, in part, on the then market value of our common shares, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We cannot assure you that we will not be a PFIC for any taxable year. See “Taxation – United States Federal Income Taxation – Passive Foreign Investment Company.”

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under British Virgin Islands law, conduct substantially all of our operations in China and all of our officers and directors reside outside the United States.

We are incorporated and registered in the British Virgin Islands, and conduct substantially all of our operations in China through our wholly owned subsidiary in China, PJCL. All of our officers and directors reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a British Virgin Islands or China court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the British Virgin Islands and China, see “Enforceability of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the British Virgin Islands has no securities laws as compared to the United States, and provides a lower level of protection to investors. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

A slowdown in the Chinese economy or an increase in its inflation rate may slow down our growth and profitability.

The Chinese economy has grown at an approximately 9 percent rate for more than 25 years, making it the fastest growing major economy in recorded history. In 2007, China’s economy grew by 11.4%, the fastest pace in 11 years, according the National Bureau of Statistics. In particular, China’s software industry has grown dramatically in the last year, with software products increasing by 24.1%, system integration increasing by 18.5%, software technology services increasing by 23.9% and embedded system software increasing by 24.5% in the first eight months of 2007 over the first eight months of 2006, according to the Economic System Reform and Economic Operation Division of China’s MII.

While China’s economy has grown, inflation has also recently become a major issue of concern. On March 18, 2008, China’s central bank, the People’s Bank of China, announced that the bank reserve ratio would rise half a percentage point to 15.5 percent effective March 25, in an effort to reduce inflation pressures hours after Premier Wen Jiabao highlighted inflation as a major concern for the government. China’s consumer price index growth rate reached 8.7% year over year in 2008.

We cannot assure you that growth of the Chinese economy will be steady, that inflation will be controllable or that any slowdown in the economy or uncontrolled inflation will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the future. More recently, the Chinese government announced its intention to continuously use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict. Adverse changes in the Chinese economy will likely impact the financial performance of a variety of industries in China that use or would be candidates to use our products. If such adverse changes were to occur, our customers and potential customers could reduce spending on our products and services. See “Our Business - Background of the Chinese Software Industry.”

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

Any recurrence of severe acute respiratory syndrome, or SARS, pandemic avian influenza or another widespread public health problem, could adversely affect the Chinese economy as a whole, the software development industry in general and our ability to profitably provide services.

A renewed outbreak of SARS, pandemic avian influenza or another widespread public health problem in China, where we earn most of our revenues, could have a negative effect on our operations. Our operations may be affected by a number of health-related factors, including the following:

•	quarantines or closures of some or our offices or the companies for which we provide services, which would severely disrupt our operations;
•	the sickness or death of our key officers and employees; and
•	a general slowdown in the Chinese economy.

The possible quarantine of our offices or the sickness or death of our key officers and employees would restrict our ability to develop our software solutions. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our markets or our ability to operate profitably.

Uncertainties with respect to the PRC legal system could adversely affect us.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our customers.

We conduct our business primarily through PJCL, which is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. We and PJCL are considered foreign persons or foreign invested enterprises controlled by PRC citizens under PRC law. As a result, we and PJCL are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

In addition, we depend on a variety of development, purchase and service agreements in the operation of our business. Almost all of these agreements are governed by PRC law. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations. See “Our Business - Background of the Chinese Software Industry.”

PRC laws on overseas listings of PRC businesses are uncertain and may in the future require approval from and filing with PRC government agencies.

Within the last five years, the PRC government has, on several occasions, amended its regulations relating to overseas listings of PRC businesses. Most recently, on August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors. This regulation became effective on September 8, 2006 and includes provisions that purport to require offshore special purpose vehicles:

(i)	controlled directly or indirectly by PRC companies or citizens; and
(ii)	formed for the purpose of effecting an overseas listing of a PRC company to obtain the approval of CSRC prior to the completion of the overseas listing. On September 8, 2006, CSRC published procedures regarding the approval process associated with overseas listings of special purpose vehicles. There is little precedent as to how CSRC will interpret the new regulation and apply the related procedures.

We completed the formation of our offshore holding company structure prior to the implementation of the new regulation. Further, given that these new regulations are not retroactive in nature, we are not currently required to seek and obtain governmental approval to complete the offering contemplated hereby. The PRC government, however, could alter its interpretations of the regulation at any time. To the extent the PRC government alters its current practice of remaining silent regarding overseas listings of PRC businesses like ours, we may be required to seek additional government approval to complete this offering, and we cannot guarantee that we would obtain such approval.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive the majority of our revenues in Renminbi. Shortages in the availability of foreign currency may restrict the ability of our subsidiary, PJCL, to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends, if any, in foreign currencies to our shareholders.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. Any significant revaluation of Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our common shares in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would make any new Renminbi denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. See “Exchange Rate Information.”

Our business benefits from certain government incentives. Expiration, reduction or discontinuation of, or changes to, these incentives will increase our tax burden and reduce our net income.

The PRC government has provided various incentives to domestic companies in the software industry in order to encourage development of the software industry in China. PJCL currently receives rebates, business tax exemptions and government incentives in the form of reduced enterprise income tax at the applicable rate of 15% on taxable profits in China, as compared to the statutory rate of 25%. For revenues generated from those parts of our software solutions which are recognized by and registered with government authorities and meet government authorities’ requirements to be treated as software products, we are entitled to receive a refund of 14% on the total VAT paid at rate of 17%. In addition, we are currently exempted from sales tax for revenues generated from the development and transfer of tailor-made software products for clients; further, revenues from our consulting services are subject to a 5% sales tax. As a company that qualifies to issue VAT invoices, we need to maintain a certain amount of revenue taxable in the name of VAT. As such, we may have to refuse some of the tax exemption benefit in our tailor-made software development business and pay VAT for those parts of the revenue in order to maintain minimum VAT revenue thresholds. This practice may cease to apply if more of our software products is matured, recognized and registered as software products in the PRC.

In addition to the tax incentives, we are eligible for government subsidies for certain research and development projects, technology implementation projects or other projects. We receive these government incentives because PJCL qualifies as a domestic software company operating in China and concurrently we are qualified as a High Technology and New Technology enterprise. Being one of such enterprises, we were admitted to locate our headquarters at the Jinan High-tech Industrial Development Zone, where special incentives are provided.

The PRC government authorities may reduce or eliminate these incentives through new legislation at any time in the future. Additionally, in order to continue to qualify for some of these incentives, we are required to meet stringent requirements on our gross revenues.

On March 16, 2007, the National People’s Congress of the PRC passed the PRC Enterprise Income Tax Law, and on December 6 2007, the PRC State Council passed the Implementing Regulations of the PRC Enterprise Income Tax Law, both taking effect on January 1, 2008 and together named “the New EIT Law”. Under the New EIT Law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises. Enterprises established prior to March 16, 2007 eligible for preferential tax treatment in accordance with the currently prevailing tax laws and administrative regulations shall, under the regulations of the State Council, gradually become subject to the New EIT Law rate over a five-year transition period starting from the date of effectiveness of the New EIT Law. The details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007, such as PJCL, were adopted on December 26, 2007 and came into effect on January 1, 2008. In addition, certain qualifying high-technology enterprises still benefit from a preferential tax rate of 15% under the new tax law if they meet the definition of “qualifying high-technology enterprise.” As a result, if PJCL qualifies as a qualifying high-technology enterprise as approved by the authorities per the Rules on Recognizing High Technology and New Technology Enterprises as promulgated by the Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation on April 14, 2008, it will continue to benefit from a preferential tax rate of 15%. If PJCL fails to be recognized by the authorities as a “qualifying high-technology enterprise” for any reason (and fails to qualify for any other preferential tax treatment), its applicable tax rate may increase from its existing tax rate of 15% or less to the unified tax rate of 25%. PJCL is in the process of applying for re-approval of the preferential tax rate and currently pays at the unified rate. Although our statutory rate was 15% in 2007 and is 25% in 2008, we have benefitted from a further 50% reduction from 2008 through 2010, which results in an effective tax rate of 7.5% and 12.5%, respectively. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, further details regarding implementation of this new law may be provided in the form of implementing regulations or rules to be promulgated by the PRC government. The timing of the issuance of such implementing regulations is currently unclear.

Furthermore, because we are ultimately controlled by PRC individuals and our company is effectively managed from within the PRC, under the New EIT Law we are categorized as “Resident Enterprise” and the dividends distributed from PJCL to us are subject to the EIT rules applicable to Resident Enterprises. Clause 26.2 of the PRC Enterprise Income Tax Law and Clause 83 of its Implementing Regulations provide that the dividends from one Resident Enterprise to another Resident Enterprise which invests directly into the dividends paying company is free from EIT. We directly invested into PJCL and we understand that we and PJCL are both qualified as Resident Enterprises; therefore, the dividends paid by PJCL to our company, if any, are free from EIT. We understand that the withholding tax on the dividends distributed by foreign-invested enterprises to their foreign investors is no longer applicable to us. This understanding of EIT and withholding tax may not be affirmed by the tax authorities we are reporting to, and we may be requested to pay withholding tax of 10% if we pay dividends out of PRC. Our British Virgin Islands company has not started to file regularly the EIT report to the PRC tax authorities as per the New EIT Law and we intend to file the same after the listing when we have substantial income from outside PRC.

The current PRC law has not clarified, and it is not clear to us, whether our operation as a British Virgin Islands company controlled by PRC residents and operate from within mainland China will subject us to taxes other than EIT, such as PRC sales tax, if we are involved in substantial business operations other than investing in PRC domestic companies such as PJCL. If we are requested to pay sales tax and other taxes in addition to the EIT, we will not benefit from a tax perspective as a company registered in the British Virgin Islands. We have used our British Virgin Islands company as a holding company for investment into PRC, rather than using it as an operating company which may enter into transactions other than investment-related ones.

The dividends we receive from PJCL and our global income may be subject to PRC tax under the amended PRC Enterprise Income Tax Law, which will increase our expenses and reduce our net income.

Under the New EIT Law, dividends from PJCL to us may be subject to a withholding tax. The New EIT Law provides for a maximum withholding tax rate of 20% for British Virgin Islands investors. Further, the New EIT Law provides that British Virgin Islands-registered offshore companies controlled by PRC citizens and operated through primary offices within mainland China are subject to PRC corporate income taxes. The detailed implementing rules are still pending to be further clarified. If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25%. We may arguably be qualified for group consolidation tax treatment which allows us to pay a one-time consolidated corporate income tax. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact. Given the lack of detailed implementing rules or explanations from the relevant tax bureau to which we report, we can not assure you that we will qualify for any corporate income tax exemption or reduction under the amended tax law.

Pursuant to the New EIT Law, however, dividends payable by a foreign-invested enterprise to its foreign investors will be subject to a 10% withholding tax if the foreign investors are considered as non-resident enterprises without any establishment or place within China or if the dividends payable have no connection with the establishment or place of the foreign investors within China, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The British Virgin Islands, where we are incorporated and registered, does not have such a tax treaty with China. Although the New EIT Law contemplates the possibility of exemptions from withholding taxes for China-sourced income of foreign investors, the PRC tax authorities have not promulgated any related implementation rules and it remains unclear whether we would be able to obtain exemptions from PRC withholding taxes for dividend distributions to us by PJCL.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiary, PJCL, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of PJCL, we may make loans to PJCL, we may make additional capital contributions to PJCL, or we may invest in and control another company in the PRC. Any loans to PJCL are subject to PRC regulations. For example, loans by us to PJCL, which is a foreign-invested enterprise, to finance its activities cannot exceed statutory limits and must be registered with China’s State Administration of Foreign Exchange (“SAFE”).

We may also decide to finance PJCL by means of increasing our capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to PJCL. Approvals from the PRC Ministry of Commerce or its local counterpart and other governmental agencies are needed for establishing some other enterprises in the PRC or acquiring a controlling interest in other PRC enterprises. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Changes in China’s political and economic policies could harm our business.

China’s economy has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

•	economic structure;
•	level of government involvement in the economy;
•	level of development;

•	level of capital reinvestment;
•	control of foreign exchange;
•	methods of allocating resources; and
•	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries. See “Our Business - Background of the Chinese Software Industry.”

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite this activity to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Our activities in China will also be subject to administration review and approval by various national and local agencies of China’s government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approval to operate our business as currently conducted, to the extent we are unable to maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business. See “Our Business - Background of the Chinese Software Industry.”

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total or material loss of our investment in that country.

Our business may be adversely affected by political, economic and social developments in China. Over the past thirty years, the Chinese government has continuously pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. In addition, the PRC constitution currently provides protections for the private ownership of property. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total or material loss of our investment in China and in the total or material loss of your investment in us.

We rely on dividends paid by PJCL for our cash needs.

Other than the proceeds we may receive from this offering, we rely on dividends paid by our PRC subsidiary, PJCL, for our cash needs, to service any debt we may incur and to pay our operating expenses. Under British Virgin Islands law, we may only pay dividends from surplus (the excess, if any, at the time of the determination of the total assets of our company over the sum of our liabilities, as shown in our books of account, plus our capital), and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital. Our company registered in the British Virgin Islands is reported to PRC authorities as a special purpose vehicle for financing. The proceeds of this offering must be sent back to the PRC. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. PJCL is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its compulsory reserves fund until the accumulative amount of such reserves reaches 50% of its registered capital. Although PJCL has established this reserve, the reserve is not distributable as cash dividends. PJCL is also required to allocate a portion of its after-tax profits, as determined by its board of directors, to its staff welfare and bonus funds, which may not be distributed to equity owners. If for any reason, the dividends from PJCL cannot be repatriated to us or not in time, then it may detrimentally affect our cash flow and even cause us to become insolvent.

Risks Associated with this Offering

There may not be an active, liquid trading market for our common shares.

Prior to this offering, there has been no public market for our common shares. An active trading market for our common shares may not develop or be sustained following this offering. You may not be able to sell your common shares at the market price, if at all, if trading in our common shares is not active. The initial public offering price was determined by negotiations between us and the placement agent based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds subscribed, with no right of return, during the offering period.

We cannot assure you that all or any common shares will be sold. Anderson & Strudwick, our placement agent, is offering our common shares on a “best efforts basis.” We have no firm commitment from anyone, including our affiliates, to purchase all or any of the common shares offered. If subscriptions for at least 1,200,000 common shares are not received on or before September 30, 2008, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. Our directors may, but have made no commitment, nor indicated they intend to, purchase common shares in the offering. We have not placed a limit on the number of common shares such directors may purchase in this offering. Any purchases by such directors will be made for investment purposes only and not for resale, but may be made in order to complete the offering. See “Placement.”

The market price for our common shares may be volatile, which could result in substantial losses to investors.

The market price for our common shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	announcements of the development of new software or services by us or our competitors;
•	changes in the Chinese ERP software market;
•	changes in the Chinese economy;
•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; or
•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our common shares in negative market fluctuation, they may not receive a price per ordinary share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our common shares.

If our financial condition deteriorates, we could be delisted by the NASDAQ Capital Market and our shareholders could find it difficult to sell our common shares.

Upon completion of this offering, we expect our common shares to trade on the NASDAQ Capital Market. In order to qualify for listing on the NASDAQ Capital Market upon the completion of this offering, we must meet the following criteria:

•
(i) We must have been in operation for at least two years, must have shareholder equity of at least $5,000,000 and must have a market value for our publicly held securities of at least $15,000,000; OR (ii) we must have shareholder equity of at least $4,000,000, must have a market value for our publicly held securities of at least $15,000,000 and must have a market value of our listed securities of at least $50,000,000; OR (iii) we must have net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $750,000, must have shareholder equity of at least $4,000,000 and must have a market value for our publicly held securities of at least $5,000,000; and

•	The market value of our common shares held by non-affiliates must be at least $1,000,000;
•	The market value of our common shares must be at least $5,000,000;
•	The minimum bid price for our common shares must be at least $4.00 per ordinary share;
•	We must have at least 300 round-lot shareholders;
•	We must have at least 3 market makers; and
•	We must have adopted NASDAQ-mandated corporate governance measures or qualified for certain exemptions therefrom.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their common shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•
(i) Our shareholders’ equity must be at least $2,500,000; OR (ii) the market value of our listed securities must be at least $35,000,000; OR (iii) our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our common shares held by non-affiliates must be at least $500,000;
•	The market value of our common shares must be at least $1,000,000;
•	The minimum bid price for our common shares must be at least $1.00 per ordinary share;
•	We must have at least 300 shareholders;
•	We must have at least 2 market makers; and
•
We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Although we believe that our common shares will trade on the NASDAQ Capital Market, investors should be aware that they will be required to commit their investment funds prior to the approval or disapproval of our listing application by the NASDAQ Capital Market. If our common shares are not so listed or are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our common shares.

In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were to be unable to meet the listing standards, then we would need to register the offering in each state in which we plan to sell common shares, and there is no guarantee that we would be able to register in all or any of the states in which we plan to offer the common shares.

In addition, if our common shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our common shares quoted on the Bulletin Board maintained by FINRA or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our common shares is not so listed or is delisted at some later date, our common shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common shares might decline. If our common shares are not so listed or is delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our common shares would decline and that our shareholders would find it difficult to sell their common shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the Securities and Exchange Commission (“SEC”) and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2009, 2010 and 2011. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management - Board of Directors and Board Committees.”

Shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our common shares.

The market price of our common shares could decline as a result of sales of substantial amounts of our common shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. An aggregate of 4,238,232 common shares will be outstanding before the consummation of this offering and 5,438,232 common shares will be outstanding immediately after this offering. All of the common shares sold by our company in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any common shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining common shares will be “restricted securities” as defined in Rule 144. These common shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our common shares is expected to be substantially higher than the pro forma net tangible book value per share of our common shares. Therefore, assuming the completion of the offering, if you purchase common shares in this offering, you will incur immediate dilution of approximately $____ or approximately ___% in the pro forma net tangible book value per ordinary share from the price per ordinary share that you pay for the common shares. Accordingly, if you purchase common shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our ordinary share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. Although we have determined to use approximately 60% of the proceeds from this offering for acquisition purposes, we have not identified any target for acquisition or commenced negotiation regarding any acquisition. We cannot guarantee that we will be successful in locating or consummating any acquisition. See “Use of Proceeds.”

Future acquisitions, investments or alliances may have an adverse effect on our business.

If we are presented with appropriate opportunities, we may acquire or invest in technologies, businesses or assets that are complementary to our business or form alliances with key players in the ERP software development and/or distribution industries to further expand our business. Future acquisitions could expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, customers and suppliers as a result of integration of new businesses. Furthermore, we may not be able to maintain a satisfactory relationship with our joint venture or other partners or handle other risks associated with future alliances, which could adversely affect our business and results of operations. Investments in new businesses may also divert our cash flow from making necessary capital expenditures at our facilities. We lack experience in identifying, financing or completing large investments or acquisitions or joint venture transactions. Such transactions and the subsequent integration processes would require significant attention from our management. The diversion of our management’s attention and any difficulties encountered with respect to the acquisitions, investments or alliances or in the process of integration could have an adverse effect on our ability to manage our business.

Our directors and officers will control a majority of our capital stock, decreasing your influence on shareholder decisions.

Assuming the completion of the offering, our officers and directors will, in the aggregate, beneficially own approximately 36.2% of our outstanding common shares. As a result, our officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase common shares in this offering.

We will have an ongoing relationship with our placement agent that may impact our ability to obtain additional capital.

In connection with this offering, we will sell our placement agent warrants to purchase up to 120,000 common shares for a nominal amount. These warrants are exercisable for a period of four years from the date of issuance at a price of $7.20 per ordinary share (120% of the price of the common shares in this offering). During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our common shares, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants.

We will have an ongoing relationship with our placement agent that may impact our shareholders’ ability to impact decisions related to our operations.

In connection with this offering, we have agreed to allow our placement agent to designate one non-voting observer to our Board of Directors until the earlier of the date that:

•	the investors that purchase common shares in this offering beneficially own less than 10% of our outstanding common shares; or
•	the trading price per ordinary share is at least $24.00 per share for any consecutive 15 trading day period.

Although our placement agent’s observer will not be able to vote, he may nevertheless significantly influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the observer for his expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer. As of the date of this prospectus, L. McCarthy Downs III is serving as our placement agent’s observer to our Board of Directors.

We currently do not intend to follow The NASDAQ Stock Market LLC requirements that a majority of our directors consist of independent directors. This may afford less protection to our holders of common shares.

NASDAQ Marketplace Rule 4350(c) requires listed companies to have, among others, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of the above requirement. The corporate governance practice in our home country, the British Virgin Islands, does not require a majority of our board to consist of independent directors. Since a majority of our board of directors will not consist of independent directors, there will be fewer board members exercising independent judgment and the level of board oversight on the management of our company may decrease as result. The board members who are not independent may cause a merger, consolidation or change of control transactions without the consent of the independent directors, which may lead to a conflict of interest with the interest of holders of our common shares.

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future software products;
•	projections of revenue, earnings, capital structure and other financial items;
•	statements of our plans and objectives;
•	statements regarding the capabilities of our business operations;
•	statements of expected future economic performance
•	statements regarding competition in the China software and ERP market; and
•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

PJCL, our operating subsidiary, was established as a domestic company in the People’s Republic of China in September 2001 to enable us to raise equity capital from investors outside of the PRC.  On September 28, 2001, we were incorporated as an offshore company in the British Virgin Islands.  At the time, our company was known as “Time Maker Limited.”  Following (a) receipt of approval from the Administrative Commission of the Jinan High-Tech Industry Development Zone and (b) registration with the Jinan Administration for Industry and Commerce in 2006, we acquired all outstanding shares of PJCL for an aggregate purchase price of $396,000 in cash.  At the time of such acquisition, PJCL was converted into and recognized as a foreign investment enterprise in accordance with applicable Chinese law.  Our sole shareholder at the time of the creation of our holding company structure was Mr. Conrad Kwong Yue Tsang.  We effected payment of the requisite consideration on June 29, 2006.  Subsequent to the acquisition of PJCL, we renamed Time Maker Limited as Pansoft Company Limited.

On June 13, 2007, we received the approval of the Administrative Commission of the Jinan High-Tech Industry Development Zone to increase the registered capital of PJCL from RMB4,200,000 to RMB15,000,000.  On July 10, 2007, Mr. Tsang transferred all of his shares in our company to (a) Baring Asia II Holdings Limited, an affiliate of Barings Bank (“Baring”) and (b) Timesway Group Limited, a British Virgin Islands limited company formed on July 31, 2001 by Mr. Wang, our Chairman (“Timesway”).

The PRC State Administration on Foreign Exchange (“SAFE”), which regulates the laws for the formation of special purpose vehicles, includes provisions that purport to require offshore special vehicles formed for the purpose of foreign financing or for the purpose of effecting overseas listing of a PRC company, to obtain approval of SAFE prior to the formation of those offshore special purpose vehicles. Pursuant to the “Notice of Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purposes Vehicles,” or SAFE Circular No. 75, issued by SAFE on October 21, 2005, (i) a PRC citizen residing in the PRC (a “PRC Resident”) must register with the local branch of SAFE before it establishes or controls an overseas special purpose vehicle for the purposes of overseas equity financing; (ii) when a PRC Resident contributes the assets of or its equity interests in a domestic enterprise into an special purpose vehicle, or engages in overseas financing after contributing assets or equity interests into an special purpose vehicle, such PRC Resident must register his or her interest in the special purpose vehicle and the change thereof with the local branch of SAFE; and (iii) when the special purpose vehicle undergoes a material event outside of the PRC, such as a change in share capital or merger and acquisition, the PRC Resident must, within 30 days from the occurrence of such event, register such change with the local branch of SAFE.

Accordingly, in September 2007, our company and Timesway filed appropriate documentation with the Shandong Bureau of SAFE to qualify as special purpose vehicles in order to raise capital. SAFE approved our application qualifying us to be a special purpose vehicle.  At this time, the shares in Timesway were declared to be beneficially owned by Mr. Wang in trust for 66 key employees of PJCL, including himself.  As of the date of this prospectus, Mr. Wang owns 17.5% of Timesway.  Effective April 2008, Baring transferred its shares in our company to OBIC Business Consultants Co., Ltd. (“OBC”) and Mr. Shigefumi Wada, Chairman of OBC.

Such shareholders are required to file an amendment to such registration if PJCL or our company experiences material events, such as changes in share capital, share transfers, mergers and acquisitions or the use of assets in the PRC to guarantee offshore obligations. We believe we, PJCL, and the relevant shareholders are in compliance with SAFE Circular No. 75 and all other laws and regulations in the PRC involving the formation of a special purpose vehicle or the financing of a PRC company by an offshore company controlled by PRC Residents. See “Risk Factors – PRC laws on overseas listings of PRC businesses are uncertain and may in the future require approval from and filing with PRC government agencies.” and “– We rely on dividends paid by PJCL for our cash needs.”

In accordance with Statement No. 141 of the Financial Accounting Standards Board, “Business Combinations” (“SFAS No. 141”), and Issue 02-05 of the Emerging Issues Task Force, “Definition of ‘Common Control’ in Relation to SFAS No. 141” (“EITF Issue 02-05”), the transfer of PJCL to us was deemed to be between entities under common control because PJCL was owned by the same shareholders, Timesway (our majority and controlling shareholder) and Baring, before the acquisition.  As such, we accounted the transaction using a method similar to the pooling method of accounting.  The transfer was recognized as the combination of our company and PJCL, with the assets, liabilities, paid-in capital and retained earnings remaining at historical carrying amounts.  We combined the historical operations for periods prior to the transfer, which were comprised of those of the previously separate entities, for all periods.  All inter-company accounts and transactions were eliminated upon consolidation.

Prior to the commencement of this offering, our corporate structure is as follows:

As of the closing of this offering, our ownership structure will be as follows, assuming no exercise of options that are authorized under our stock incentive plan.

USE OF PROCEEDS

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $________ from this offering.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. Although we have tentatively allocated certain funds to the possible acquisition of independent software distributors or other complimentary business, as of the date of this prospectus, we do not have any agreements, arrangements or understandings with potential acquisition targets.

Description of Use	Dollar Amount		Percentage of Net Proceeds

Potential acquisitions of complimentary businesses	$	_____	______	%
Equipment purchases	$	_____	______	%
Software purchases	$	______	______	%
Establishment of Beijing and other possible branch offices	$	______	______	%
Working capital for new product launches	$	______	______	%
Working capital for market promotions	$	______	______	%
Working capital for existing facilities	$	______	______	%
Total	$	______	100.0%

In the event we are unable to locate a desirable acquisition target or negotiate favorable terms for an acquisition with such a target, we reserve the right to allocate funds that would be used for acquisitions for other purposes. In particular, if this contingency occurs, we may allocate acquisition funds to establish one or more new subsidiaries in the PRC to develop markets in which we were searching for acquisition targets. We may also allocate proceeds to purchase property such as office space or one or more buildings. If, as a high-tech company, we were to purchase office space in a building located in Jinan High-Tech Industry Development Zone, we may be eligible to receive subsidized or interest-free loans and other incentives to acquire such property.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our common shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

DIVIDEND POLICY

In 2006, we paid a single dividend in the amount of $255,263 to our shareholders. Following the completion of this offering, however, we anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Under British Virgin Islands law, we may only pay dividends from surplus (the excess, if any, at the time of the determination of the total assets of our company over the sum of our liabilities, as shown in our books of account, plus our capital), and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital.

If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiary, PJCL. Payments of dividends by PJCL to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the British Virgin Islands.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008 on a pro forma as adjusted basis giving effect to the sale of the best efforts all or nothing offering at a public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the estimated underwriting discounts.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

	Balance as of	Pro Forma
	March 31, 2008	IPO Adjustment		Total
Ordinary shares
Shares	25,000	4,213,232	(1)	5,438,232
		1,200,000	(2)

Amount	$25,000	$7,080	(2)	$32,080
Additional Paid - In Capital	$502,989	$6,688,920	(2)	$7,191,909
Statutory Reserves	$223,855			$223,855
Retained Deficit	$3,580,829			$3,580,829
Accumulated other comprehensive income	$500,619			$500,619
Total	$4,833,292	$6,696,000		$11,529,292

(1)	To adjust for the 169.529280 for one stock split. The par value of the shares changed to $0.005899 per share.

(2)
To adjust for the effect to the offering of 1,200,000 shares with a par value of $0.005899 per share at a public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the placement commission.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, and our functional currency is the RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of the readers. Our financial statements have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” We have translated our asset and liability accounts using the exchange rate in effect at the balance sheet date. We have translated our equity accounts at their historical exchange rates when the capital transaction occurred. We translated our statements of operations using the average exchange rate for the period. We reported the resulting translation adjustments under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.” At December 31, 2007, our revenues and expenses maintained in RMB translated into U.S. dollars at U.S. $1.00 = RMB7.6072 (2006 = 7.9723), and our assets and liabilities maintained in RMB translated into U.S. dollars at U.S. $1.00 = RMB7.2946 (2006 = 7.8041). All other translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB7.2946 to US$1.00, the December 31, 2007 noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Banks of New York. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On July 2, 2008, the noon buying rate was RMB6.8542 to US$1.00. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)

2003	8.2767	8.2772	8.2765	8.2800
2004	8.2765	8.2768	8.2764	8.2774
2005	8.0702	8.1940	8.0702	8.2765
2006	7.8041	7.9723	7.8041	8.0702
2007	7.2946	7.6072	7.2946	7.8127
2008
January	7.1818	7.2405	7.1818	7.2946
February	7.1115	7.1644	7.1100	7.1973
March	7.0120	7.0722	7.0105	7.1110
April	6.9870	6.9997	6.9840	7.0185
May	6.9400	6.9725	6.9377	7.0000
June	6.8591	6.8993	6.8591	6.9633
July (through July 2, 2008)	6.8542	6.8575	6.8542	6.8608

(1)	Annual averages are calculated using the average of month-end rates of the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant period.

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding common shares. Our net tangible book value attributable to shareholders at March 31, 2008 was $4,833,292 or approximately $1.14 per common share. Net tangible book value per ordinary share as of March 31, 2008 represents the amount of total tangible assets less goodwill, acquired intangible assets net, and total liabilities, divided by the number of common shares outstanding, assuming the completion of a 169.529280-for-one stock split to be effected in the form of a stock dividend to holders our common shares prior to the completion of this offering.

Upon completion the sale of the offering, we will have 5,438,232 common shares outstanding. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional common shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2008, will be approximately $_________or $_____ per ordinary share. This would result in dilution to investors in this offering of approximately $_______ per ordinary share or approximately ___% from the offering price of U.S. $____ per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $____ per share attributable to the purchase of the common shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing common shares based on the foregoing offering assumptions.

Per common shares offering price		$6.00
Net tangible book value per ordinary share before the offering	$	_____
Increase per ordinary share attributable to payments by new investors	$	_____
Pro forma net tangible book value per ordinary share after the offering	$	_____
Dilution per ordinary share to new investors	$	_____

Comparative Data

The following table summarizes, on a pro forma basis, as of March 31, 2008, the difference between existing shareholders and new investors with respect to the number of common shares purchased from us, the total consideration paid to us for these common shares and the average price per ordinary share paid by our existing shareholders and to be paid by the new investors in this offering. The calculation below reflecting the effect of common shares purchased by new investors is based on an initial public offering price of $6.00 per ordinary share, before deducting placement discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing Shareholders	4,238,232	77.9%
New Investors	1,200,000	22.1%			$6.00
Total	5,438,232	100.0%		100.0%

SELECTED HISTORICAL CONDENSED CONSOLIDATED
FINANCIAL AND OPERATING DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data are for the fiscal years ended December 31, 2007 and 2006 and the three months ended March 31, 2008. The selected balance sheet data set forth below is as of March 31, 2008 and December 31, 2007 and 2006. This selected financial data is derived from our consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto which are included elsewhere in this prospectus.

	For the Fiscal Year Ended December 31,		For the Three Months Ended March 31, (Unaudited)
	2007	2006	2008
	($)	($)	($)

Total Sales	5,219,622	3,161,553	558,006
Income from Operations	2,341,518	1,190,200	14,842
Other Income (expense)	27,214	(8,850)	15,822
Net Income	2,368,732	1,145,428	30,664
Other Comprehensive Income	239,411	65,336	184,518
Comprehensive Income	2,608,143	1,210,764	215,182
Basic and Diluted Earnings per Share (based on 25,000 common shares outstanding)	94.75	45.82	1.23
Pro Forma Basic and Diluted Earnings per Share (giving effect to 169.529280-for-one stock split, to be completed prior to consummation of this offering, after which 4,238,232 common shares would be outstanding)	0.56	0.27	0.007

	December 31,		March 31,
	2007	2006	2008
	($)	($)	($)

Total Assets	5,085,135	2,573,073	5,167,100
Total Current Liabilities	467,025	563,106	333,808
Shareholders’ Equity	4,618,110	2,009,967	4,833,292
Total Liabilities and Shareholders’ Equity	5,085,135	2,573,073	5,167,100

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contain forward-looking statements relating to events that are subject to risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Organization. We are a leading developer and provider of integrated ERP software solutions, development on demand and services in China. Our clientele base includes sophisticated Chinese businesses, especially those operating in China’s gas and oil industry. Our solutions and services are designed to (i) enable centralized financial and accounting activity management for large corporations with operations spreading throughout China and internationally; (ii) improve decision efficiency, budget control and cash flow management; and (iii) prevent fraud. While our solutions initially centered upon accounting matters, we have expanded our solutions to address other business operational needs such as planning, statistics, process control, business intelligence, equipment management and other business needs. Our solutions enable our customers to implement company-wide solutions by integrating business activities ranging from a company’s headquarters down to its various subsidiaries and other operational units. Our major clients, Sinopec and PetroChina, are large oil and refinery firms formed following the Chinese government’s decision to decentralize the oil and gas industry within China. Each company is ranked in the Fortune 500. We are currently expanding our client base by providing our solutions to SMEs throughout China.

PJCL, our operating subsidiary, was established as a domestic company in the People’s Republic of China in September 2001. On September 28, 2001, we were incorporated as an offshore company in the British Virgin Islands. At the time, our company was known as “Time Maker Limited.” Following (a) receipt of approval from the Administrative Commission of the Jinan High-Tech Industry Development Zone and (b) registration with the Jinan Administration for Industry and Commerce in 2006, we acquired all outstanding shares of PJCL for an aggregate purchase price of $396,000. At the time of such acquisition, PJCL was converted into and recognized as a foreign investment enterprise in accordance with applicable Chinese law. Our sole shareholder at the time of the creation of our holding company structure was Mr. Conrad Kwong Yue Tsang. We effected payment of the requisite consideration on June 29, 2006. Subsequent to the acquisition of PJCL, we renamed Time Maker Limited as Pansoft Company Limited.

On June 13, 2007, we received the approval of the Administrative Commission of the Jinan High-Tech Industry Development Zone to increase the registered capital of PJCL from RMB4,200,000 to RMB15,000,000. On July 10, 2007, Mr. Tsang transferred all of his shares in our company to (a) Baring and (b) Timesway. In September 2007, our company and Timesway filed appropriate documentation with the Shandong Bureau of SAFE to qualify as special purpose vehicles. At this time, the shares in Timesway were declared to be beneficially owned by Mr. Wang in trust for 66 key employees of PJCL, including himself. As of the date of this prospectus, Mr. Wang owns 17.5% of Timesway. Effective April 2008, Baring transferred its shares in our company to OBC and Mr. Shigefumi Wada, Chairman of OBC.

In accordance with SFAS No. 141 and EITF Issue 02-05, the transfer of PJCL to us was deemed to be between entities under common control because PJCL was owned by the same shareholders, Timesway (our majority and controlling shareholder) and Baring, before the acquisition. As such, we accounted the transaction using a method similar to the pooling method of accounting.  The transfer was recognized as the combination of our company and PJCL, with the assets, liabilities, paid-in capital and retained earnings remaining at historical carrying amounts. We combined the historical operations for periods prior to the transfer, which were comprised of those of the previously separate entities, for all periods. All inter-company accounts and transactions were eliminated upon consolidation.

Prior to the completion of this offering, we were jointly owned by OBC (2.67%), Timesway (85.42%) and several other individuals (11.91%). Timesway is a company formed in the British Virgin Islands in 2001 and owned by Pansoft’s founders and employees (35% of which is controlled by 2 key founders). The following chart reflects Pansoft’s corporate and ownership structure as of the date of this prospectus:

Nature of Operations. We are primarily engaged in development of ERP solutions and applications for customized accounting and managerial needs of large corporations. Our software systems integration services involve business process analysis, system design, interface development between the legacy and the new systems/modules, extended system development and system implementation, as well as ongoing technical support services. Our applications and solutions were developed with strong industrial expertise in the oil and gas industry but can be expanded to other conglomerates in different market verticals. Our application solutions can be integrated with SAP R3, Oracle Management Software and other systems to satisfy different financial and management operations. For example, we have integrated our centralized accounting management solutions with PetroChina’s SAP R3 system, and we are in the process of implementing our solutions throughout its 15,000 subsidiaries and other business units. Following the development of robust business solutions for large Chinese businesses, we have recently begun to provide similar solutions for Chinese SMEs. We have used our experience and solutions developed in our capacity serving our larger clients to ease our entrance into the SME market.

Factors Affecting Our Results of Operations - Generally

Our operating results in any period are subject to general conditions typically affecting the Chinese ERP industry including:

•	the amount and seasonality of spending by our sophisticated customers, primarily those in the oil and gas industry;
•	growing demand from large corporations for improved management and software designed to achieve such corporate performance;
•	the procurement processes of our customers, especially those in the oil and gas industry;
•	competition and related pricing pressure from other ERP solution providers, especially those targeting the Chinese oil and gas industry;
•	the ongoing development of the SME ERP market in China;
•	increases in headcount and other operating costs and expenses due to competition; and
•	inflation and other factors.

Unfavorable changes in any of these general conditions could negatively affect the number and size of the projects we undertake, the number of customized solutions we sell, the amount of services we provide, the price of our solutions and services and otherwise affect our results of operations.

Our operating results in any period are more directly affected by company-specific factors including:

•	our revenue growth;
•	the proportion of our business dedicated to large companies compared to SMEs;
•	our ability to successfully develop, introduce and market new solutions and services;
•	our ability to increase our sales to businesses, both large and SMEs, outside the Chinese oil and gas industry;

•	our ability to effectively manage our operating costs and expenses;
•	our ability to effectively implement any targeted acquisitions and/or strategic alliances so as to provide efficient access to markets and industries outside the Chinese oil and gas industry; and
•	seasonality of revenues.

Factors Affecting Our Results of Operations – First Quarter

We generate revenue through software systems development, integration and provision of related support services. Our revenue during the fiscal quarter ended March 31, 2008, reflect the seasonality nature of our business. Our revenue has been subject to high seasonality and the revenue recognized in the first quarter is usually the smallest in proportion of that for the whole year in most cases, so does in this year, due to our clients’ budgeting and planning schedule. Nevertheless, we continued to experience steady demand for our services from and also to generate revenue through the provision of our services to our oil industrial client base during the three months ended March 31, 2008.

Critical Accounting Policies and Estimates

Estimates and Assumptions. We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition. We enter into contracts that are primarily fixed fee arrangements to render specific software consulting, development, testing, modification, training, implementation and maintenance services. We utilize the percentage of completion method to these contracts that involve the provision of services relating to the development or implementation of complex software applications.

Under this method, we recognize revenue using the percentage of completion basis. We calculate revenue on actual labor cost or labor hours incurred at specific milestones compared to the estimated total labor coast or labor hours for the services under the arrangement, so long as persuasive evidence of an arrangement exists, certain milestones have been achieved or delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. Our management regularly reviews underlying estimates of total expected labor costs or hours. If we do not have a sufficient basis to measure progress towards completion, we recognize revenue when we receive final acceptance from the customer. We report amounts received prior to recognition as deferred revenue on our consolidated balance sheet. When it is probable that total contract costs will exceed total contract revenue, we recognize the resultant loss immediately, without reference to the percentage of completion. To date, we have not experienced material losses on contracts in process or completed contracts. We reflect revisions to contract revenue, contract costs and profit estimates, which can be significant, in the accounting period in which the relevant facts become known to us.

For software arrangements where we are obligated to perform professional services, such as unspecific upgrades and technical support, we recognize revenue over the term of the contract on a straight-line basis.

Occasionally, we will provide our customers with a limited warranty of approximately one year on completed projects. These customers can withhold 5% of the contract amount as security for performance of any additional work that is required during the warranty period which is normally the year following the customer’s initial acceptance of the completed project. If there is no work remaining to be done at the end of the warranty period, the customer pays the retention to us. For those contracts with warranty clauses, we will not recognize 5% of the contract amount as revenue until the warranty period expires.

Allowance for Doubtful Accounts. Our management must make estimates of the collectibility of our accounts receivable. Management specifically analyzes accounts receivable, historical bad debts, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our accounts receivable balance on March 31, 2008 was $964,805.If the financial condition of our clients were to deteriorate, resulting in their inability to make payments, an additional allowance might be required.

Property and Equipment. We record property and equipment at cost. We depreciate property and equipment on a straight-line basis over their estimated useful lives with 5% residual value using the following annual rates:

Building and improvements	—	20 years
Computer equipment	—	5 years
Vehicles	—	5 years
Office furniture	—	5 years
Computer software	—	3 years

We expense maintenance and repair expenditures as they do not improve or extend an asset’s productive life. These estimated lives have been reasonably accurate in the past and have been based on historical experience and the estimated useful lives of similar assets by other software companies. These estimates are reasonably likely to change in the future since they are based upon matters that are highly uncertain such as general economic conditions, potential changes in technology and estimated cash flows from the use of these assets. Should any of these changes in the estimated lives of property and equipment occur, their remaining value of $683,500 at March 31, 2008 could be depreciated completely in one year.

Software Development Costs. We charge all of our development costs to research and development until we have established technological feasibility. We acknowledge technological feasibility of our software when a detailed program design has been completed, or upon the completion of a working model. Upon reaching technological feasibility, we capitalize additional software costs until the software is available for general release to customers. Although we have not established a budget or time table for software development, we anticipate the need to continue the development of our software products in the future and the cost could be significant. We believe that, as in the past, the costs of development will result in new products that will increase revenue and therefore justify costs. There is, however, a reasonable possibility that we may be unable to realize the carrying value of our software, and the amount not so realized may adversely affect our financial position, results of operation or liquidity in the future.

We amortize the cost of software development over the shorter of three years or the estimated period of realization of revenue from the related software. The estimated life of our software is based upon historical usefulness of similar software products and the rate of change in technology in general. Our estimate of the useful lives of our software has been reasonably accurate in the past, but it is reasonably likely to change in the future due to the highly uncertain nature of this estimate. Should economic conditions change or technological advances occur rapidly, our estimate of the useful lives of our software products could decline quickly, which would result in recognition of increased amortization.

Cost of Revenue. Cost of our revenues includes wages, materials, handling charges, and other expenses associated with the development of software and technical support services. We expect cost of revenue to grow as our revenues grow. As noted above, development costs will increase in the future, and we expect revenues to increase at the same time. It is possible that we could incur development costs with little revenue recognition, but based upon our past history, we expect our revenues to grow.

Valuation of Long-Lived Assets. We review the carrying values of our long-lived assets for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, we project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, we reduce the carrying value of the long-lived asset, by the estimated excess of the carrying value over the projected discounted cash flows. In the past, we have not had to make significant adjustments to the carrying values of our long-lived assets, and we do not anticipate a need to do so in the future. However, circumstances could cause us to have to reduce the value of our capitalized software at a more rapid rate than we have in the past if our revenues were to significantly decline. Estimated cash flows from the use of the long-lived assets are highly uncertain and therefore the estimation of the need to impair these assets is reasonably likely to change in the future. Should the economy or acceptance of our software change in the future, it is likely that our estimate of the future cash flows from the use of these assets will change by a material amount. The amount of possible change is discussed above under Property and Equipment and Software Development Costs.

Relevant Industry-Wide Factors

Management believes the Chinese software industry in general, and in particular the ERP market, is likely to experience rapid growth in the near future. This belief is based on management’s experience in the industry and its analysis of the following recent trends:

(i) Management believes the Chinese government is likely to continue to foster growth in the IT industry generally. The PRC has recently made changes to its central government structure, including merging the IT ministry with other industrial ministries. Management sees this move as a signal that the PRC government may encourage traditional “brick-and-mortar” businesses to focus more heavily on information systems.

(ii) Management believes that larger companies in China are becoming more sophisticated in managing and implementing their information systems. In particular, larger companies have become more likely to

•	require software systems that are improved on demand to match management improvements and changes, rather than simply applying a standard software package and expecting it to meet their needs;
•	specify their software system requirements, sometimes with detailed software demands;
•	recognize a correlation between business growth and management improvement, including management information systems; and
•	include information systems into their long-term and overall strategic planning.

Management believes that these tendencies are likely to create a strong demand for software integration and customized system development from these larger companies. As a result, management believes that many leading software providers will attempt to reposition their businesses as development services providers, rather than “off-the-rack” vendors. In the context of economic transformation, local manufacturers will likely face industrial restructuring as they try to grow to compete and fend off increased pressure from greatly shortened product lives. Management believes that the use of advanced information technologies in management and operations is becoming more important to success in the market and that local ERP suppliers that can leverage their understanding of such demands to deliver customized solutions to customers are the suppliers who will succeed as China’s ERP industry matures.

(iii) Management believes that a significant number of Chinese SMEs in the manufacturing business still lack sufficient IT applications and services for their needs. These SMEs tend to be more cost-sensitive than our larger clients. As a result, fully-customized products may not be an option for SMEs. Management believes that such SMEs would be more likely to use the VAR software service model to reduce expenses by using local software developers to customize software developed by third-parties. Management believes this will be an increasingly competitive market.

(iv) Management also believes that the Software as a Service, or “SaaS”, model will become increasingly prevalent in the SME ERP market, as China continues to have more access to the internet. In the wake of the expansion of the SaaS sale and service model, industrial online communities are likely to emerge as virtual markets for advertising, technical exchanges, software package sales and software delivery.

Dependence on PetroChina and Sinopec

While we provide ERP services to companies in a variety of industries, we have a particular focus on providing ERP solutions for companies in the oil and gas industry in China. In particular, we derive a substantial portion of our revenues related from our key customers in this industry, Sinopec and PetroChina and their subsidiary and parent companies.

Sinopec, Sinopec Group and their subsidiaries accounted for approximately 36% and 47% of our revenues in 2007 and 2006, respectively, and any termination of the services we provide to Sinopec and its subsidiaries would materially harm our operations. PetroChina, China National Petroleum Corporation (CNPC) and their subsidiaries accounted for approximately 56% and 47% of our revenues in 2007 and 2006, respectively, and any termination of the services we provided to PetroChina and its subsidiaries would materially harm our operations.

We anticipate that our dependence on Sinopec and PetroChina will continue for the foreseeable future. To anticipate their future ERP needs, build their trust and develop suitable solutions, we must maintain a close relationship with our key clients. Any failure to maintain this close relationship, due to unsuccessful sales and marketing efforts, lack of suitable solutions, unsatisfactory performance or other reasons, could result in our losing a client and its business. This is especially true for PetroChina and Sinopec, as many of the subsidiary branches of these companies have independent purchasing power for their information technology needs. If we lose a key client or a portion of work we currently receive from it, a key client significantly reduces its purchasing levels or delays a major purchase or we fail to attract additional major clients, our revenues could decline, and our operating results could be materially and adversely affected. See “Risk Factors – Currently, revenues are highly dependent on China’s oil industry in general and on a few customers involved in that industry in particular.”

In order to grow and to protect our company against the risks associated with our dependence on PetroChina and Sinopec, management intends to expand into the SME market. Management believes that a large number of Chinese SMEs are likely to require ERP services such as our company’s PanSchema product. See “Our Business – Our Strategies.”

Results of Operations

The following table presents the results of our operations for the periods indicated. Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

	For the year ended December 31,		For the three months ended March 31,
	2007	2006	2008	2007
Sales	$5,219,622	$3,161,553	$558,006	$636,338
Cost of sales	$2,576,109	$1,721,713	$493,758	$530,992
Gross profit	$2,643,513	$1,439,840	$64,248	$105,346

Expenses
General and administrative profit	$215,267	$180,218	$13,369	$21,161
Selling expenses	$31,646	$34,464	$3,065	$7,583
Professional fees	$55,082	$34,958	$32,972	--
	$301,995	$249,640	$49,406	$28,744
Income from operations	$2,341,518	$1,190,200	$14,842	$76,602
Other income	$14,215	$1,261	$537	$64
Finance cost	$(371)	$(1,366)	$(214)	$(66)
Interest income	$22,242	$3,514	$14,125	$3,121
Gain (loss) on disposition of property and equipment	$10,349	$(7,773)	$1,374	$206
Loss on equity investment	$(19,221)	$(4,486)	--	($983)

Income before provision for income taxes	$2,368,732	$1,181,350	$30,664	$78,944
Provision for income taxes	--	$35,922	--	--

Net Income	$2,368,732	$1,145,428	$30,664	$78,944
Other comprehensive income	$239,411	$65,336	$184,518	$21,248
Comprehensive income	$2,608,143	$1,210,764	$215,182	$100,192
Basic and diluted earnings per share (based on 25,000 common shares outstanding)	$94.75	$45.82	$3.16	$1.23
Pro forma basic and diluted earnings per share (giving effect to 169.529280-for-one stock split, to be completed prior to consummation of this offering, after which 4,238,232 common shares would be outstanding)	$0.56	$0.27	$0.007	$0.019

Factors Affecting Our Results of Operations – First Quarter

We generate revenue through software systems development, integration and provision of related support services. Our revenue during the fiscal quarter ended March 31, 2008, reflect the seasonality nature of our business. Our revenue has been subject to high seasonality and the revenue recognized in the first quarter is usually the smallest in proportion of that for the whole year in most cases, so does in this year, due to our clients’ budgeting and planning schedule. Nevertheless, we continued to experience steady demand for our services from and also to generate revenue through the provision of our services to our oil industrial client base during the three months ended March 31, 2008.

Three Month Period Ended March 31, 2008 Compared Three Month Period Ended March 31, 2007

Revenue. During the first quarter of 2008, revenue from large-scale software systems integration projects comprised a higher proportion of total revenue. The total value of our revenue is $558,006, 12% drop from $636,338 in first quarter of 2007. It does not include the projects with estimated value of $342,227 implemented for our long-term client because this contract remains in the client’s signing process based on mutual consent on the contract terms. Although we cannot guarantee such a delayed project contract will always be signed, we confidently believe that this contract will be fulfilled based on the following reasons:

•	These large corporate clients have never failed to finalize and fulfill contracts with us;

•	The project implementation has mostly been completed in the first quarter of 2008 and accepted by the client;

•	The client has agreed upon the contract terms and project value.

Due to the complex nature of large system integration projects, it is difficult for our clients to foresee and specify their project requirements in early stage of development. Before finalizing a contract, we usually need to develop a prototype software system model for demonstration purposes and helping the clients to establish their technical requirements as a part of our input and investment for marketing and nourishing client relationships.

Cost of Revenue. Our cost of revenue decreased $37,234, or 7%, to $493,758, for the three months ended March 31, 2008, from $530,992 for the same period in 2007, largely due to no equipment purchases and reduced revenues. Whereas our total salary cost has slightly increase in the same period.

Gross Profit. For the three months ended March 31, 2008, our gross profit decreased to $64,248 from $105,346 for the same period in 2007, $41,098, or 39% decrease. For the three months ended March 31, 2008, our gross profit as a percentage of revenue decreased to 12%, from 17% for the same period in 2007. This 30% decrease in gross profit margin was due to lower revenue in first quarter of 2008 and higher salary paid to developers.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Sales. All of our revenues were generated through the sale of our integrated software solutions and the provision of related support services. In 2007 and 2006, our sales were attributable to the following types of businesses in China:

Customer	2007 Revenue	% of 2007 Revenue	2006 Revenue	% of 2006 Revenue	% Change Between 2007 and 2006
Headquarters of large Chinese businesses	$3,172,862	60.79	$1,350,091	42.70	135.01
Subsidiaries of large Chinese businesses	$1,665,214	31.90	$1,604,509	50.75	3.78
Others	$381,546	7.31	$206,953	6.55	84.36
Total	$5,219,622	100.00	$3,161,553	100.00	—

Our total sales increased by approximately 65.1% from $3,161,553 in 2006 to $5,219,622 in 2007. This increase resulted directly from our growing relationships with PetroChina and Sinopec. During the year ended December 31, 2007, approximately 79% of our revenues were generated through our business engagements with PetroChina and Sinopec. In 2007, PetroChina completed the implementation of our centralized accounting system solution. In addition, during this period, our revenues generated through our relationship with Sinopec increased by approximately 22%. We expect these percentages to decrease over time as we continue to expand our customer base to include SMEs and other larger Chinese companies outside the oil and gas industry. Nonetheless, we expect that our gross revenues will continue to increase over time as we:

•	continue to expand our business relationships with PetroChina and Sinopec;
•	begin to generate fees from SMEs through the implementation of PanSchema;
•	expand the adoption of our solutions into other market segments outside the Chinese oil and gas industry; and
•	introduce our solutions to businesses located outside of China.

Cost of Sales. Our cost of sales includes costs related to the design, implementation, delivery and maintenance of our software solutions and amortization of intangibles. These costs are primarily headcount-related costs that include payroll, employee benefits, project execution equipment and material purchases, services taxes and related outsourcing costs. We consider our cost of sales to be variable and will increase as our sales grow.

Item	Year Ended December 31, 2007	Year Ended December 31, 2006	Percentage Change

Salaries and benefits for employees	1,119,759	700,600	60%
Project execution equipment and material purchases	138,476	223,758	-38%
Outsourcing Contracts	485,669	247,046	97%
Service taxes	47,998	50,149	-4%

Our cost of sales increased from $1,721,713 in 2006 to $2,576,109, an increase of 49.6%. As a percentage of sales, our cost of sales decreased from 54% in 2006 to 49% in 2007. The increase in our cost of sales was primarily attributable to rising human resources costs associated with the implementation of new Chinese laws regarding employee benefits. During 2007, we were engaged in several large projects for significant customers. In order to complete these projects, we enlarged the size of our technical team by recruiting additional software engineers as well as engaging additional subcontractors. We are subject to a general trend of increasing salaries and employee welfare throughout China for the highly-skilled technical personnel we require to operate our business. As such, the total amount of salaries and benefits we paid to our employees increased by approximately 60% in 2007. Although our cost of sales dramatically increased, through effective management, we were able to effectively and profitably utilize our increased headcount. As such, we were actually able to decrease our cost of sales as a percentage of sales. We expect our cost of revenues to stabilize over the next several years as salary and welfare expenses stabilize.

Expenses.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Administrative Expenses. Administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. For the three months ended March 31, 2008, our administrative expenses increased to $49,406, from $28,744 for the three months ended March 31, 2007, or 72% increase, from a period to a period. The increase in administrative expenses was mainly attributable to an increase in our administrative business trips and audit fees due to the initiation of our IPO. In addition, As a percentage of revenue, administrative expenses increased to 9% for the three months ended March 31, 2008, from 5% for the same period in 2007. We believe such increase was a special case caused by non consistent element of our business activities.

Selling Expenses. For the three months ended March 31, 2008, our selling expense has been insignificant and decreased due to not participating in industrial conventions as well as advertising since we have been focusing on large corporate clients on which general advertising efforts would not work. As a percentage of revenue, our selling expense for the three months ended March 31, 2008 and 2007 remained stable, mainly due to management’s implementation of more stringent cost controls.

Income from Operations. Income from operations was $14,842, for the three months ended March 31, 2008, an 81% drop from $76,602 for the same period in 2007 because of lower revenue in first quarter of 2008 and higher salary paid to developers.

Income Tax Expense. Pansoft Jinan is a Foreign Investment Enterprise or FIE engaged in the advanced technology industry which entitles it to a two-year exemption from income tax followed by a 50% tax exemption for the next three years. Income tax expense for the three months ended March 31, 2008 was Nil due to loss reported for PRC tax purpose. For the same period in 2007, income tax expense was Nil because we were granted the FIE tax exemption by PRC tax authorities.

Net Income. As a result of the factors described above, net income was $30,664 for the three months ended March 31, 2008, decreased by 48,280, or 61%, from $78,944 for the same period in 2007.

Fiscal Year 2007 Compared to Fiscal Year 2006

General and administrative expenses. General and administrative expenses consist primarily of costs from our human resources organization and an allocation of our facilities costs and depreciation expenses. General and administrative expenses increased 19.4%, from $180,218 in 2006 to $215,267 in 2007. This increase is primarily attributable to the increase in headcount resulting from our need to hire additional personnel in connection with several large projects in 2007. General and administrative expenses were 5.7% of total sales in 2006 and 4.1% of total sales in 2007. This decrease resulted from the fact that we hired additional personnel after the need for their services arose. We were able to efficiently integrate our new employees into our business. We expect that as we continue to grow, our general and administrative expenses will increase. In addition, we expect that becoming an independent public company may create a short-term increase in general and administrative expenses as a percentage of revenues. Many of these costs are expected to be non-recurring as they relate primarily to the establishment of additional functions in connection with becoming a publicly-traded company. See "Risk Factors - We will incur increased costs as a result of being a public company."

Selling expenses. Selling expenses consist primarily of salaries and relates costs of our sales and marketing organization; sales commissions; costs of our marketing programs, including public relations, advertising, trade shows, and collateral sales materials; and an allocation of our facilities and depreciation expenses. Selling expenses decreased 8.2% from $34,464 in 2006 to $31,646 in 2007. This decrease resulted primarily from our ongoing relationship with PetroChina and Sinopec. As we continued to solidify our business relationship with these companies, we did not require extensive marketing efforts and did not incur the costs associated therewith. As a result, our cost of revenues decreased. We plan to expand our business beyond the Chinese oil and gas industry in the near future. In order to successfully increase the scope of our client base, we expect that our selling expenses will correspondingly increase. Selling expenses were 1.1% of total sales in 2006 and 0.6% of total sales in 2007. This decrease resulted from the fact that during 2007, we were able to generate additional revenues from our existing client base (PetroChina and Sinopec) while simultaneously decreasing our marketing efforts. As we increase the scope of our client base over the next several years, we expect to see our selling expenses as a percentage of revenue to increase as a result, in part, of our expanded marketing efforts. We expect that our marketing efforts will require a period of time before resulting in additional sales.

Professional fees. Professional fees include third party legal, accounting and other fees that we incur throughout the year. Our expenses related to professional fees increased 57.6% from $34,958 in 2006 to $55,082 in 2007. This increase resulted from additional legal and accounting service fees that we incurred in 2007 in preparation for the offering contemplated by this prospectus. We expect that as a publicly-traded company, we will incur additional professional fees in the future, primarily for legal and accounting services. As a percentage of total fees, professional fees remained flat between 2006 and 2007. The impact of additional professional fees was offset by our increase in total sales. In the near future, we expect to see professional fees increase as a percentage of sales. This increase is expected to result from the impact of additional professional fees incurred in connection with this offering. Over time, however, as we utilize the proceeds of this offering to grow our total sales without a corresponding increase in professional fees, we expect this percentage to decrease.

Interest income. Our interest income represents the interest accrued as a result of bank deposits. Our interest income increased 533.0% from $3,514 in 2006 to $22,242 in 2007. This increase is due to the fact that our cash balances in 2007 were greater than 2006. We expect that our interest income will dramatically increase in the near future as we will earn interest in the proceeds of the offering contemplated hereby pending application thereof.

Gain (loss) on disposition of property and equipment. Our gain (loss) on disposition of property and equipment represents amounts we received from the sale less the net book value of outdated computer equipment and fund received upon the sale of real property that we utilized for temporary housing for our computer programmers. In 2006, we incurred a loss on the disposition of property and equipment of $7,773 solely in connection with our sale of computer equipment. In 2007, the gain of $10,349 primarily resulted from the sale of our corporate housing facility and a corporate car, which amount was offset slightly by losses incurred upon the sale of outdated computer equipment. We do not expect that our future business operations will be materially impacted by either our sales of computer equipment or dispositions of real property.

Loss on equity investment. In 2006, we invested $49,891 in Jinan Dong Fang Ma Software Co., Ltd. (“JDL”) in exchange for a 28.6% interest in JDL. JDL was incorporated in the PRC to research and develop ERP software. Our equity investment in JDL was discounted in 2007 and 2006 as a result of JDL’s losses in those years. At the end of 2007, JDL redeemed our investment in JDL for $29,363, which resulted in a gain of $116 from the redemption.

Liquidity and Capital Resources

General. At March 31, 2008, we had cash and cash equivalents in the amount of $3,111,479 and accounts receivable in the amount of $964,805. Our management believes that the revenues expected to be generated from operations along with the proceeds of this offering will be sufficient to finance our operations for the foreseeable future.

Indebtedness. As of March 31, 2008, we did not have any outstanding loan capital issue or agreed to be issued, bank overdrafts, loans, debt securities or similar indebtedness, liens, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or hire purchase commitments, guarantees or other material contingent liabilities. In addition, there has not been any material change in our indebtedness, commitments and contingent liabilities since March 31, 2008.

Holding Company Structure We are a holding company with no operations of our own. All of our operations are conducted through PJCL, our Chinese subsidiary. As a result, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid by PJCL. If PJCL incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends to us. In addition, Chinese legal restrictions permit payment of dividends to us by PJCL only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, PJCL is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory capital gain reserve funds until the amount of the reserve reaches 50% of PJCL’s registered capital. These funds may be distributed to shareholders at the time of its wind up. As of December 31, 2007, PJCL’s reserve and expansion funds totaled $223,855. As of December 31, 2006, PJCL’s reserve and expansion funds totaled $475,961. This reduction resulted from PJCL transferring RMB10,800,000 from its general reserve fund to additional paid-in capital. The transfer had no impact on the consolidated retained earnings. In addition, Chinese law also requires PJCL to set aside 5-10% of its net income as a public welfare fund.

Off-Balance Sheet Arrangements. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Operating Cash Flows. To date we have financed our operations primarily through cash flows from operations. As of March 31, 2008 we had total assets of $5,167,100, of which cash amounted to $3,111,479 and accounts receivable amounted to $964,805. Working capital amounted to $3,960,745 and shareholders’ equity amounted $4,833,292. The current ratio equaled 12.86:1.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

As of March 31, 2008, we had cash and cash equivalents of $ 3,111,479. We believe that our currently available working capital should be adequate to sustain our operations at our current levels through at least the next twelve months.

Net cash provided by operating activities totaled $104,962 for the three months ended March 31, 2008. This was an increase of $183,005 over $78,043 for the three months ended March 31, 2007. This increase resulted primarily from the following changes in operating assets and liabilities:

•	$258,227 decrease in accounts receivable;
•	$45,766 increase in prepayments, deposits and other receivables;
•	$49,132 increase in work in progress;
•	$169,650 decrease in accounts payable and accrued liabilities;
•	$65,372 increase in government grants received; and
•	$10,067 increase in deferred revenue

The decrease in accounts receivable was due to the fact that projects for major customers were seasonally slow during the first quarter of 2008. The increase in prepayments, deposits and other receivables resulted from increases in travel advances as a result of hiring new software developers during the quarter. The increase in work in progress resulted from substantial software development work on a project for a major customer for which the contract had not yet been signed. The decrease in accounts payable and accrued liabilities is the result of a reduction in employer bonuses because revenue targets were not achieved. The increase in government grants received was due to an amount received during the quarter for new research projects. The increase in deferred revenue was the result of payments from customers for which revenue was not earned.

Net cash used for investing activities was $486,510 for the three months ended March 31, 2008, compared to $189,818 for the three months ended March 31, 2007. The cash used for investing activities for the three months ended March 31, 2008 consisted substantially of computer equipment related to software development. The cash used for investing activities during the three months ended March 31, 2007 consisted of purchasing costs for software development and computer equipment.

The were no cash flows from financing activities for the three months ended March 31, 2008, compared with $193,344 for the three months ended March 31, 2007. The cash used for financing activities during the three months ended March 31, 2007 was for the payment of dividends.

Working Capital. The Company’s working capital decreased from $4,196,122 as of December 31, 2007 to $3,960,745 as of March 31, 2008.

 Total current assets at March 31, 2008 amounted to $ 4,294,553, a decrease of approximately $368,594 compared to $4,663,147 at December 31, 2007. The decrease was due to the fact that projects for major customers were seasonally slow during the first quarter of 2008 and the Company invested in properties and equipments.

Current liabilities amounted to $333,808 at March 31, 2008, in comparison to $467,025 at December 31, 2007. This decrease has been attributed to a decrease of $155,051 in accounts payable and accrued liabilities. Accounts payable and accrued liabilities mainly consisted of payables for management bonus, salary accruals and audit fees. The Company paid out most of fiscal 2007 outstanding account payable balance and employee bonus accrual during first quarter of 2008.

The current ratio increased from 9.98 at December 31, 2007 to 12.87 at March 31, 2008. The change in the Company’s current ratio was primarily due to the decrease of current liabilities. This change in current ratio indicates strong operating liquidity for the Company.

Comparison of Years Ended December 31, 2007 and 2006.

Net cash provided by operating activities was $2,087,998 for the year ended December 31, 2007. This was an increase of $1,010,009 over $1,077,989 for the year ended December 31, 2006. This increase in net cash resulted primarily from the increase in net income of $1,223,304. Other changes resulted primarily from the following changes in the operating assets and liabilities:

•	$500,514 increase in accounts receivables;
•	$68,964 increase in prepayments, deposits and other receivables;
•	$216,664 increase in accounts payable and accrued liabilities; and
•	$21,078 decrease in deferred revenue

The increase in receivables was primarily due to a 65% increase in revenue in fiscal 2007. The increase in prepayments, deposits and other receivables was due to deposits to paying professionals such as consultants and the attorney for IPO process. The increase in accounts payable and accrued liabilities was due to the increase in bonus accruals for employees and management, which is linearly associated with the revenue increase and accounts for 70% of this item. Additionally, it also includes accruals for audit services not previously incurred. The decrease in deferred revenue was due to a reduction of collections for future warranty work.

Net cash provided from investing activities was $25,402 for the year ended December 31, 2007, compared to net cash used for investing activities of $781,785 for the year ended December 31, 2006. The cash resulting from investing activities for the year ended December 31, 2007 was from purchasing and disposition of property and equipment; and from the disposition of an equity investment. The cash used for investing activities for the year ended December 31, 2006 was used for software development costs, purchase of computers and software.

Cash flows used by financing activities amounted to $261,871 for the year ended December 31, 2007 and $37,283 for the year ended December 31, 2006. For the year ended December 31, 2007, cash used in financing activities was entirely for the payment of outstanding dividend payables. For the year ended December 31, 2006, the company repaid its bank loan $62,717 and received $100,000 from shareholders as additional paid in capital.

Working Capital. Our working capital increased from $1,498,236 as of December 31, 2006 to $4,196,122 as of December 31, 2007.

 Total current assets at December 31, 2007 amounted to $ 4,663,147, an increase of approximately $2,601,805 compared to $2,061,342 at December 31, 2006. The increase was attributable mainly to an increase in the amount of cash and accounts receivable resulting from higher sales.

 Current liabilities amounted to $467,025 at December 31, 2007, in comparison to $563,106 at December 31, 2006. This decrease has been attributed to the following factors: First, there was an increase of $238,954 in accounts payable and accrued liabilities, which consisted mainly of the bonus payment to employees and management, payables for equipment, subcontractor fees and audit fees. Second, a decrease of $59,722 in deferred government grants, and third, a dividend payable of $255,263 was fully paid during fiscal 2007.

 The current ratio increased from 3.66 at December 31, 2006 to 9.98 at December 31, 2007. The change in our current ratio was primarily due to the growth of 2007 sales, which resulted in substantial growth in current assets while current liabilities decreased. This change in the current ratio indicates strong operating liquidity.

 Capital Resources. We have obtained working capital through our cash flow from operations and our conservative financial management policies. Based on the current status of operations, we need no financing from third parties including banks. We believe that we will be able to generate adequate cash flows for our current level of operating activities, and will continue to improve our working capital from existing operating activities. We have an aggressive strategic plan of business expansion through acquisition as explained in the section “Our Business” in Management’s Notes and Discussion.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. Our exposure to interest rate risk primarily relates to interest income generated by excess cash invested in liquid investments with original maturities of three months or less. Such interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest rate exposure. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk. Although we use U.S. dollars as our reporting currency, our business is carried out in RMB and we maintain RMB denominated bank accounts. We, therefore, are subject to currency risk. Although the conversion of the RMB is highly regulated in China, the value of the RMB against the value of the U.S. dollar or any other currency nonetheless may fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize this government currency policy, and if such liberalization were to occur, the value of the RMB could appreciate or depreciate against the U.S. dollar. Unfavorable changes in the exchange rate between the RMB and the U.S. dollar may result in a material effect upon accumulated other comprehensive income recorded as a charge in shareholders’ equity. We do not use derivative instruments to reduce our exposure to foreign currency risk.

In addition, the RMB is not a freely convertible currency. PJCL, our Chinese subsidiary, is not permitted to pay outstanding current account obligations in foreign currency, but rather must present the proper documentation to a designated foreign exchange bank. We cannot guaranty that all future local currency can be repatriated.

Inflation. Although China has experienced an increasing inflation rate, inflation has not had a material impact on our results of operations in recent years. According to the National Bureau of Statistics of China, the change in the consumer price index in China was 0.46%, (0.77%), and 1.16% in 2001, 2002 and 2003, respectively. However in connection with a 3.9% increase in 2004, the Chinese government announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China’s economy. Following the government’s actions, the consumer price index decreased to 1.8% in 2005 and to 1.5% in 2006. In 2007, the consumer price index increased to 4.8%. In response, China’s central bank, the People’s Bank of China, announced that the bank reserve ratio would rise half a percentage point to 15.5% in an effort to reduce inflation pressures. China’s consumer price index growth rate reached 8.7% year over year in 2008. The results of the Chinese government’s actions to combat inflation are difficult to predict. Adverse changes in the Chinese economy, if any, will likely impact the financial performance of a variety of industries in China that use or would be candidates to use our software.

Taxation. We are exempt from all provisions of the Income Tax Act of the British Virgin Islands, including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by or to persons who are not resident in the British Virgin Islands. Capital gains realized with respect to any of our shares, debt obligations or other securities by persons who are not resident in the British Virgin Islands are also exempt from all provisions of the Income Tax Act of the British Virgin Islands. No estate, inheritance tax succession or gift tax rate, duty, levy or other charge is payable by persons who are not resident in the British Virgin Islands with respect to any of our shares, debt obligations, or other securities. No stamp duty is payable in the British Virgin Islands in relation to a transfer of shares in a British Virgin Islands Business Company.

Prior to January 1, 2008, under PRC laws and regulations, a company established in China was typically subject to a state enterprise income tax rate of 30% and a local enterprise tax rate of 3% on its taxable income. PRC laws and regulations also provide foreign-invested enterprises established in certain areas in the PRC with preferential tax treatment. Since January 1, 2008, China has mandated a unified enterprise income tax rate of 25% with unified preferential tax treatment measures. As our British Virgin Islands business entity is controlled PRC and managed from the PRC, it is categorized as Resident Enterprise by New EIT Law and is subject to PRC EIT.

PJCL currently is subject to reduced EIT at 15% on taxable profits in China as compared to the statutory rate of 25%. Maintaining of this preferential EIT treatment is subject to PJCL being recognized as a Qualifying High Technology Enterprise after the assessment per new rules. Sales tax varies from 3% to 17% depending on the nature of the revenue. For revenues generated from those parts of our software solutions which are recognized by and registered with government authorities and meet government authorities’ requirements to be treated as software products, we are entitled to receive a refund of 14% on the total VAT paid at rate of 17%. Revenues from software products other than the above are subject to full VAT at 17%. In addition, we are currently exempted from sales tax for revenues generated from development and transfer tailor-made software products for clients; further, revenues from our consulting services are subject to a 5% sales tax. As a company that qualifies to issue VAT invoices, we need to maintain a certain amount of revenue taxable in the name of VAT. As such, we may have to refuse some of the tax exemption benefit in our tailor-made software development business and pay VAT for those parts of the revenue in order to maintain minimum VAT revenue thresholds. This practice may cease to apply if more of our software products is matured, recognized and registered as software products in the PRC. See “Risk Factors - Our business benefits from certain government incentives. Expiration, reduction or discontinuation of, or changes to, these incentives will increase our tax burden and reduce our net income”.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations as of December 31, 2007:

			Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Facility lease commitments	$22,705	—	$22,705	—	—
Other contractual commitments	—	—	—	—	—
Total contractual obligations	$22,705	—	$22,705	—	—

Recently Issued Accounting Standards
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”) which revised SFAS No. 141, “Business Combinations”. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. As the provisions of SFAS No. 141(R) are applied prospectively, the impact of this standard cannot be determined until the transactions occur.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS NO.160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This standard is effective for fiscal years beginning after December 15, 2008. The impact of this standard cannot be determined until the transactions occur.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” ("SFAS No. 161"). SFAS No. 161 amends and expands the disclosure requirements of FASB Statement 133, “Accounting for Derivative Instruments and Hedging Activities” ("SFAS No. 133") to require qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The Company is currently evaluating the impact of the adoption of SFAS No. 161.

In May 2008, the FASB issued SFAS No.162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP (the GAAP hierarchy). This statement will not have a material effect on consolidated results of operations or financial position.

OUR BUSINESS
General

Our business plans to provide ERP services in two areas. First, we are a leading developer of ERP software and professional services for participants in China’s oil and gas industry. ERP software addresses various facets of business operation including accounting, order processing, shipping, invoicing, inventory control, and customer relationship management. We provide solutions for our clients’ application software systems, including system integration and legacy software expansion and integration, such as SAP, Oracle and banking systems. We also provide solutions for our clients’ specific needs, addressing their management issues, and sell ready-to-use software subsystems and components. We provide training, maintenance and execution service for our clients, including SAP execution. We have developed customized ERP software systems for Sinopec and PetroChina and their parents and subsidiaries, large oil companies formed when the Chinese government decided to decentralize the oil industry in China.

Second, we are developing an ERP software platform for SMEs in China outside the oil and gas industries. We will offer this software, named “PanSchema”, through an Internet-based, software-as-a-service model designed to customize cost-effective software solutions for Chinese SMEs. While Chinese SMEs represent a wide variety of industries, each with complex and unique software needs, SMEs may not be able to afford the costs associated with ERP software development offered through a traditional, consulting model. Rather, we are developing PanSchema to permit business consulting companies and small information technology service providers to develop customized ERP solutions to meet the particular needs of their SME clients. We will cooperate with and train the consulting companies and information technology service providers to efficiently utilize PanSchema. We have not yet begun to sell our PanSchema solutions.

We expect, over time, to provide customized ERP software solutions to a wider variety of industries, including, but not limited to the pharmaceutical, energy and telecommunications industries. In addition, we will continue to actively develop and market PanSchema to a growing SME market throughout China. Our software solutions business is enhanced and supported by our consulting services and ongoing maintenance on existing software installations.

Our Strengths

We believe we have developed a number of strengths since our inception, by virtue of entering into China’s petroleum industry as a software developer during the industry’s formative years. In particular, we believe we have the following strengths:

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Strong Core Clients. We currently provide services to some of China’s largest corporations in PetroChina, Sinopec and their parents and subsidiaries. We believe that these clients, by virtue of their sophistication and demands, improve the products and services we ultimately develop for them. We also believe that the experience and technology we develop for these and other large clients is valuable not only to these clients but also to SME clients.

•
Software integration capability. Our team has extensive hands-on experience working with well-known internationally branded software packages such as SAP, SAP tool-ABAR, Oracle package, bank software systems and other legacy software frequently used by Chinese customers and has developed various interfaces and database transformation systems to integrate distinct systems into a single workable platform, as well as developing extended system, to satisfy our clients’ comprehensive or particular needs.

•
Software compatibility improvement capability. Our software integration strategy is not simply to add on different software packages to a platform; instead, we seek to improve existing or standard software systems and make them compatible with our clients’ operation features in different industries. In order to do so, we believe it is important to understand the various legacy software systems thoroughly and also to be proficient in various operating systems (Unix, Linux and Windows), frameworks (J2EE, Microsoft.net), database management systems (Oracle, Sybase, SQL Server, DB2) and network middleware (Websphere). We have developed expertise in these disparate areas and believe that such experience provides a competitive advantage to us as well as a base for our future business expansion.

•
Functionality expansion capability. In our software improvement process, new and unique functions are developed and built into our new platform or applications in accordance with clients’ requirements.

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On-demand business process reengineering capability. Based on strong domain knowledge and industrial expertise, our team can analyze our clients’ demand/ requirements effectively and reengineer business process with thorough comprehension on the business nature and operational details.

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Dedicated support, training, maintenance and execution client services. We believe that expertise across a number of software packages to develop custom solutions for our clients brings another benefit to our clients: we provide technical support, training, maintenance and execution services to our clients as well. As over 100 of our 120 employees are currently either involved in research and development or technical support, we believe we can meet our clients’ support, training, maintenance and software execution needs.

•
Accumulated solutions and Pan series of packages, components, and integration/quick-development tools. We believe our experience in assisting large companies like PetroChina and Sinopec translates well to SMEs. We to leverage our technology developed in projects for such large, sophisticated clients as appropriate for our SME clients. We believe our self-developed packages, components and development tools allow us to provide efficient sophisticated software integration for our clients. Our Pan series tools and components include the following:

•
PanBI: A platform of business data analysis, model building, statements processing and data storage building. Business decision can be improved and made in timely manner based on accurate data and comprehensive analysis with built-in functions of data collection, data mining and analysis in this system.

•
PanXI: Database management platform derived from “Pansoft General Financial Interface System” to convert business operational data to accounting system and generate financial documents. PanXI Version 1.0 expanded the functions to form a platform for data exchange, data extraction, clearance transformation and loading (ETL), operating with various data sources and conversion of codes.

•
PanMM: A supply chain management software for large enterprise, with functions of project management, procurement management, budget management, settlement management, inventory management and etc. especially for high-level professional management and complex procurement process. It is developed to support Oracle, Sybase ASE or Microsoft SQL, and simultaneously enhances the integration of other components and interface with the financial software via PanXI.

•
PanSchema: An efficient developing platform based on MDA (Model Driven Architecture) technology and focused on management information products. PanSchema provides SOA (Service Oriented Architecture) components with the ability to establish the models for the components and then to generate the code automatically. Meanwhile, many embedded ERP business components and complete ERP software sets for different industries have been integrated into the platform. We believe PanSchema will enhance our development capability significantly, improve our software quality and reduce development costs.

Background of the Chinese Software Industry

The Chinese government began to focus upon technology and science shortly after the formation of the PRC. From 1949 to 1978, the Chinese government directly controlled all research, development and engineering activities through the State Development Planning Commission and the State Science and Technology Commission. In the 1980s, the Chinese government began to implement market-oriented economic reforms designed to improve Chinese science and technology industry. During this period, China also reduced the central government’s control over the operation of research oriented businesses. In the late 1980s, the Chinese government authorized the operation of the first Chinese software companies. In the 1990s, Chinese policymakers again attempted to enhance the development of Chinese high technology businesses by experimenting with the additional reduction of governmental control while also providing new forms of ownership for these businesses. In addition, in 1992, the Chinese government liberalized market access by adopting policies that favored foreign investment in high technology businesses. By the end of the 1990s, the Chinese government had abandoned most of its control over many high technology businesses and adopted a progressive tax structure designed to further encourage the financial development of these businesses. These policies positively impacted the development of Chinese software businesses. From 1992 to 2000, the Chinese software industry grew at an annual rate of more than 30%, albeit from a very small base. Today, the Chinese software industry continues to grow at a rapid pace. The Chinese software industry reached RMB580 billion in sales during 2007, an increase of 20% over 2006. China’s ERP sales were RMB3.4 billion in 2007, accounting for approximately 1.47% of total global ERP sales (Zikoo, Chinese Software Industry Report 2007-2008). Notwithstanding the rapid growth, however, China still lags behind other developed countries as its software industry accounts for less than 6% of the global software market.

China’s Economic Development

China’s population of approximately 1.3 billion people is expected to grow by roughly 15 million people per year. The country’s gross national product has grown at a rate of approximately 9% for more than 25 years, making it the fastest growth rate for a major economy in recorded history. In the same 25 year period, China has moved more than 300 million people out of poverty and quadrupled the average Chinese person’s income. The potential of this market is noted by the fact that 400 of the world’s largest 500 companies have invested in China.

In 2008, the Chinese government is posed with the difficult task of regulating economic growth while attempting to control inflation. In February 2008, consumer prices in China surged to an annual rate of 8.7%, up from 7.1% in January 2008. This one-month increase was the fastest increase in Chinese consumer prices in more than 11 years. See “Risk Factors – A slowdown in the Chinese economy or an increase in its inflation rate may slow down our growth and profitability.”

Pansoft Solutions – Oil and Gas Industry

Our most important line of service, from an economic perspective, that we provide is ERP solutions for Chinese oil and gas companies. While this category currently provides substantially all of our revenues, we anticipate that, over time, this category will provide approximately 70% of our revenues. We began providing these services in 2001 and currently provide these services to Sinopec and PetroChina, large oil companies formed when the Chinese government decided to decentralize the oil industry in China. These ERP services for the oil and gas industry focus on providing our customers with a fully centralized financial and accounting system. In addition, we have begun to provide services for our customers’ other business units, including planning, statistics, process control, business intelligence and equipment management. Some of the projects we have provided for our oil and gas company clients include the following:

PanFMIS centralized financial and accounting system. We developed extension software integrating with our customer’s SAP R3 system to assist the client in gaining control over thousands of Responsibility Centers within the company, thereby consolidating accounting company-wide.

PanCRM Petrol Station petrol station Customer Relationship Management system. We developed an extension application integrating with our customers’ MasterCard system. This system provides more diversified customer relationship information services to the customer, which include all of the customer’s key purchase behavior information. We anticipate that the system will soon be integrated with the VISA card system.

PanPlanning Information System for China Oil planning and statistics system. We developed an extension based on our customer’s Oracle Database software to realize the customer’s planning and statistics functions. Part of the information can be collected from the customer’s SAP software. We have completed the trial program and anticipate being able to commercialize this product within the next few years.

PanBI data warehouse intelligent management and reporting platform. We developed an extension based on Oracle DBMS, which can be integrated with our customer’s SAP and other application software to serve as the basic warehouse and reporting platform for all of the information

One of the challenges in providing these services when we began was that our customers in the oil and gas industry tended to be large and compartmentalized, with numerous subsidiaries that maintained separate books within the same company. Our goal has been to allow the integration of the various business units within a company so that the Company’s finances are consolidated. Because we cooperated with our clients in developing the ERP software, we believe that these solutions have been adopted by our customers and meet their current needs.

Pansoft Solutions – Internet-based ERP for SMEs

Second, we have begun to develop Internet-based ERP services for use in SMEs with our “PanSchema” product. Our goal for PanSchema is to create a general platform for ERP solutions that can be easily customized for use by SMEs in China. We anticipate that these services may eventually account for approximately 30% of our revenue. We do not currently provide PanSchema services, and the services are currently in a development stage. PanSchema will be a “Software as a Service” product, which relies on an ongoing subscription fees for continued use of the software rather than the traditional model of purchasing software and purchasing upgrades. We believe that Chinese SMEs tend to expect an ERP product to adapt to the way they already do business, rather than modifying business practices to become compatible with the ERP product. As a result, we have designed PanSchema to be a flexible ERP platform and encourage SMEs to customize it to meet their needs.

Maintenance Services

Following the installation of our software solutions, clients will typically require ongoing maintenance support to ensure the efficient operation of their system. These services are designed to assist our customer with integration issues and to answer questions that may arise. These services include:

•	database operation maintenance, space management, data migration and database tune-ups;
•	system servicing, device management, system updating and version control;
•	application servicing, debugging, real-time servicing, and application of interfaces with other business systems;
•	call center services; and
•	training in ongoing system operation.

Our license contracts generally include maintenance services for the term of the applicable license.

Research and Development

We focus our research and development efforts on improving our development efficiency and the quality of our products and services. As of July 3, 2008, our research and development team consisted of 72 experienced developers and programmers. In addition, some of our support employees regularly participate in our research and development programs.

In the fiscal years ended December 31, 2007 and 2006, we spent $132,108 and $165,734, respectively, on research and development activities, including $63,554 and $165,734, respectively, in government grants.

Sales and Marketing

Our company has not historically devoted significant resources to sales and marketing activities.  Prior to this offering, we have relied heavily on a very small number of customers for the vast majority of our revenues.  For the fiscal years ended December 31, 2007 and 2006, we spent $197 and $1,767, respectively, on advertising expenses and did not spend any money on marketing costs.  We anticipate that we will increase our spending on sales and marketing expenses when we begin to market our PanSchema solutions for SMEs.  Indeed, we have allocated ____% of the proceeds of this offering to working capital for marketing promotions.  See “Use of Proceeds.”

Our Strategies

Positioning Our Company in the Market

We intend to focus on localization development and services integrated with legacy systems, including SAP, Oracle and bank systems, to satisfy the demands and particular requirements of large and multiple-business operation firms, especially in China’s state-owned business sector. Instead of competing directly with large firms like SAP and Oracle or attempting to provide equivalent software to the software provided by smaller Chinese firms, we intend to establish our market position in the following ways:

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Client orientation: We focus on larger business users with centralized management requirements to cover multiple operations over many locations. These clients can usually allocate sufficient funding for software system integration and development. We also leverage our experience, expertise and other assets gained from larger clients to enter the SME market.

•
Application and technology orientation: We develop new applications and software system by integrating SAP, Oracle and other legacy systems and improving their compatibility to be adapted into local business environment and business practice in China. For our SME clients, we focus on Internet-based applications and technology.

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Service orientation: For our larger clients, we serve on-demand and customized software solutions to re-engineer business operation process in a sophisticated structure, rather than standard software packages. For our SME clients, we provide our PanSchema solution as a platform and work with VARs to meet SME clients’ needs.

•
Compatible/complementary orientation: We develop solutions for clients to make standard or international software packages adapted to their legacy systems and database, rather than developing brand-new solutions to exclude the legacy systems. Although some of our software may be “stand-alone” software, we generally position our solutions and applications as complementary to Oracle and SAP software, rather than as replacements for such software.

Growing and Expanding our Business

•
Aggressive business merger/acquisition planned after successful IPO. We will target businesses in the oil and chemical industry to enhance our strength in this market and companies with software service operations in different industries in order to expand into these different industries.

•
Expanding industrial clientele for Financial Management Information System (“PanFMIS”) application. We developed PanFMIS beginning in August 2006 for one of our larger customers. Currently, this customer and its 88 subsidiaries use PanFMIS to support its accounting operations. PanFMIS currently satisfies the requirement of China’s new GAAP as well as U.S. GAAP. We are expanding PanFMIS’ application to other corporate users in the energy industry by taking advantage of similarities of business operations among the corporations in the industry.

•
Expanding to other industry sectors. We intend to expand our applications to large firms in other industries with our strength of on-demand software development and integration experience, domain knowledge and the accumulated modules, components and tools.

•
Expanding the application fields. We intend to expand our software system application field from accounting systems to, among other areas, financial management systems, resource planning systems, internal control systems, and risk management systems for clients that are looking for a centralized and integrated model.

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Expanding to international market. Following the international expansion pace of some of our large Chinese clients, such as PetroChina and Sinopec, we intend to expand our applications and systems for use in our clients’ offshore operations. We believe that this organic expansion may also allow us to compete in regional market overseas once our software is adapted for use in these regions.

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Expanding to subsidiary application users. We expect to expand our applications, especially our FMIS system, from headquarters users to subsidiary users at a variety of levels in the company organizational structure by continuing to develop our relationships with our customers’ various corporate levels.

•
Expanding presence in SME market. We expect to utilize our experience, brand recognition and accumulated software assets to expand to the SME market by focusing on Internet-based applications and delivery.

Customers

Our largest clients are some of China’s largest oil and petroleum companies, Sinopec and PetroChina and their subsidiaries. These companies currently account for over 75% of our revenues.

PetroChina. The China National Petroleum Corporation (HKEX: 857; SSE: 601857; NYSE: PTR) is a Chinese state-owned corporation. PetroChina is China’s largest integrated oil and gas company. As of 2006, it was the second largest company in the world in terms of number of employees. PetroChina accounted for approximately 42.6% and 16% of our revenues in 2007 and 2006, respectively.

Sinopec. Sinopec (SSE: 600028, NYSE: SNP, HKEX: 0386), is one of China’s major petroleum companies in China. Sinopec’s business includes oil and gas exploration, refining, and marketing; production and sales of petrochemicals, chemical fibers, chemical fertilizers, and other chemical products; storage and pipeline transportation of crude oil and natural gas; import, export and import/export agency business of crude oil, natural gas, refined oil products, petrochemicals, and other chemicals. In 2006, it was ranked 23rd in Fortune’s Global 500. Sinopec accounted for approximately 36.22% and 46.89% of our revenues in 2007 and 2006, respectively.

Competition

We believe our competitors generally fall into three categories: (i) large, often international, ERP software providers; (ii) smaller, Chinese centered ERP software providers; and (ii) the in-house information technology departments of potential clients.

Large ERP Providers

The ERP software industry internationally is dominated by a small number of large companies, including SAP, IBM, Accenture, Sun, Oracle and Microsoft. In addition, China has several large, general purpose ERP companies, such as Kingdee and UFIDA. To date, Chinese companies like UFIDA and Kingdee have enjoyed success due in large part to early entrants into the market and an ability to charge less for services than international ERP providers typically charge.

According to AMR Research, large ERP providers had the following estimated number of customers in China as of 2005.

ERP Provider	Estimated Number Of Customers
UFIDA	40,000
Kingdee	23,000
Digital China	1,200
SAP	1,100
SoftBrands	462
Oracle	450
QAD	350
SSA Global	340
Epicor	270
Infor	265
Microsoft’s Business Solutions	200
IFS	107
Intentia	50

At present, we are not aware that these large ERP providers have focused on developing ERP solutions tailored to our larger customers and integrate the legacy systems of these users, including, in particular Chinese oil companies, our primary clients. By virtue of the size of their companies and the number of clients they serve, however, these large ERP providers may be able to develop software with greater functionality than our software currently provides. Additionally, these companies may have developed similar software to what we provide for use in the oil industry generally and may be able to adapt the software for use in China. Further, these large companies have significantly greater resources than we do, and the resources required to develop software with similar functionality to our software would likely represent a much smaller percentage of their revenues. To the extent such large ERP providers have or obtain the expertise necessary to provide ERP solutions to companies in China’s oil industry and make a concerted effort to do so, they may harm our market share in this area.

Smaller ERP Providers

Where the large ERP providers have typically focused on developing robust ERP packages for use in a variety of industries, a number of smaller Chinese companies have focused on developing tailored ERP software for use within a given company, industry or market segment. To our knowledge, none of these smaller ERP providers has developed software equivalent to what we provide for use in China’s oil industry.

While larger, and especially international, ERP providers have tended to compete on the basis of the robustness of their ERP packages, smaller ERP providers have generally competed based on the price and ease-of-use of their products. To the extent an ERP provider is successful in developing functionally equivalent software to what we provide and offers such software for a significantly lower price than we charge, it may have a negative effect on our market share.

In-House Information Technology Departments

While it is still uncommon for even the largest Chinese companies to develop their own ERP solutions in-house, we consider the in-house information technology departments of large clients to be potential competitors for our company. If, for example, one of our largest clients decided to develop its own ERP solutions, we would be at risk for losing the entire account. The likelihood of one of our clients to deciding to develop its own ERP software is impossible for us to assess or for us to prevent in the event such a client makes the decision to do so. As a result, we try to maintain strong relationships with our clients in general, and our largest clients in particular, so that we remain apprised of their satisfaction with the services we provide and the prices we charge. While such satisfaction is not a guarantee that a given client will continue to use our software rather than developing its own software, we believe that a satisfied customer is more likely to continue to use our software than to develop its own.

Proprietary Rights

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspect of our technology. The reverse engineering, unauthorized copying, or other misappropriation of our technology could enable third parties to benefit from our technology without paying for it. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our technology. We seek to protect the source code to our software, documentation and other written materials under trade secret and copyright laws. While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States.

We license our software products under signed license agreements that impose restrictions on the licensee’s ability to utilize the software and do not permit the re-sale, sublicense or other transfer of the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and independent consultants to execute confidentiality agreements with us and by restricting access to our source codes.

Although we develop our software products, each is based upon middleware developed by third parties, including IBM, Microsoft and Oracle. We integrate this technology, licensed by ourselves or our customers from third parties, in our software products. If we or our customers, as applicable, are unable to continue to license any of this third party software, or if the third party licensors do not adequately maintain or update their products, we would face delays in the releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our software products. These delays, if they occur, could harm our business, operating results and financial condition.

There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future software solutions infringe their intellectual property. We expect that software product developers and providers of e-commerce products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. In addition, we may find it necessary to initiate claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. Although we may disclaim certain intellectual property representations to our customers, these disclaimers may not be sufficient to fully protect us against such claims. We may be more vulnerable to patent claims since we do not have any issued patents that we can assert defensively against a patent infringement claim. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or license agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, operating results and financial condition.

Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products. We have never lost an infringement claim and our costs to defend such lawsuits have been insignificant. Although it is possible that in the future third parties may claim that our current or potential future software solutions or we infringe on their intellectual property, we do not currently expect a significant impact on our business, operating results, or financial condition.

Employees

As of July 3, 2008, we had 127 employees, all but two of whom were based in China. Of the total, 6 were in management, 30 were in technical support, 79 were in research and development, 6 were engaged in sales and marketing, and 6 were in financial affairs and administration. We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Facilities

We currently operate in three facilities throughout China. Our headquarters are located in Jinan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contractual Obligations and Commercial Commitments.”

Office	Address	Rental Term	Space
Jinan (headquarters)	3/f, Qilu Software Park Building Jinan Hi-tech Zone Jinan, Shandong, PRC	3 years	500 square meters

Beijing	Mengxi Hotel No. 20 Xueyuan Road Haidan District, Beijing, PRC	*

Dongyin City, Shandong Province	Shengli Hotel No. 75 Jinan Road Dongyin City, Shandong Province, PRC	*

* Space is provided by our client for our client’s convenience.

REGULATION

Restriction on Foreign Ownership

The principal regulation governing foreign ownership of software businesses in the PRC is the Foreign Investment Industrial Guidance Catalogue, effective as of December 11, 2007 (the “Catalogue”). The Catalogue classifies the various industries into four categories: encouraged, permitted, restricted and prohibited. As confirmed by the government authorities, PJCL, our operating subsidiary, is engaged in an encouraged industry. PJCL is, accordingly, entitled to preferential treatment granted by the PRC government authorities, such as exemption from tariffs on equipment imported for its own use.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange. The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by the PRC Ministry of Commerce or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Dividend Distribution. The principal regulations governing the distribution of dividends by foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001).

Under these regulations, foreign investment enterprises in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Notice 75. On October 21, 2005, SAFE issued Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

PRC residents who control our company are required to register with SAFE in connection with their investments in us. Such individuals completed this registration in 2007. If we use our equity interest to purchase the assets or equity interest of a PRC company owned by PRC residents in the future, such PRC residents will be subject to the registration procedures described in Notice 75.

New M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Our PRC counsel, Sinowing Law Firm, has advised us that, based on their understanding of the current PRC laws and regulations:

•	CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this new procedure; and
•
In spite of the above, given that we have completed our restructuring and established an offshore holding structure before September 8, 2006, the effective date of the new regulation, and given that this regulation is not retroactive, it does not require that an application be submitted to CSRC for its approval of the listing and trading of our common shares on the NASDAQ Capital Market, unless we are clearly required to do so by future CSRC rules or interpretations.

Intellectual Property Rights

Patent

The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to all of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
•	Paris Convention for the Protection of Industrial Property (March 19, 1985);
•	Patent Cooperation Treaty (January 1, 1994); and
•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law (March 12, 1984), as amended and its Implementing Regulations (January 19, 1985), as amended.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, namely, patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file. This means that, where multiple patent applications are filed for the same invention, a patent will be granted only to the party that filed its application first. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent for inventions or utility models but cannot obtain a license from the patent holder on reasonable terms and in a reasonable period of time, the PRC State Intellectual Property Office (“SIPO”) is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. No compulsory license, however, has been granted by the SIPO up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a People’s Court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. A preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined with reference to the license fee under a contractual license.

Trademark

The PRC Trademark Law, adopted in 1982 and revised in 2001, with its implementation rules adopted in 2002, protects registered trademarks. The Trademark Office of the State Administration of Industry and Commerce (“SAIC”), handles trademark registrations and grants trademark registrations for a term of ten years.

Software and Systems Integration Industries

China’s State Council and a number of ministries and agencies issued a series of rules and regulations aimed at stimulating the growth of the software and systems integration industries in China. The principal regulations governing the software and systems integration industries include:

•	Interim Administration Measures for Qualification of Systems Integration of Computer Information (1999);
•	Certification Standards and Administration Measures of Software Enterprises (2000);

•	Interim Appraisal Condition for Qualification Grade of Systems Integration of Computer Information (2000);
•	Certain Policies for Encouraging Development of the Software Industry and Integrated Circuits Industry (2000);
•	Software Products Administration Measures (2000);
•	Interim Administration Measures for Qualification of Systems Integration of Computer Information Concerning State Secrets (2001); and
•	Administrative Measures on Verification of Key Software Enterprises within the State Plan (2005).

Under these regulations, except for software developed for self-use, software products developed in China are subject to a registration system administered by the MII and its local branches or agencies empowered by it. This registration system requires software developers to obtain registration certificates for their software products. A software product cannot be sold in China without such registration.

Companies in China engaged in systems integration are required to obtain qualification certificates from MII. Companies planning to set up computer information systems are required to engage only systems integration companies with appropriate qualification certificates. The qualification certificate is subject to bi-annual review and is renewable every four years.

The Qualification Certificate for Integration of Computer Information Systems concerning State Secrets granted by the State Secrecy Bureau will be required for a company to engage in computer systems integration activities involving state secrets. In principle, the State Secrecy Bureau will only issue special qualification certificate to Chinese domestic companies. Foreign invested companies, including sino-foreign joint ventures and wholly foreign-owned enterprises, are generally not allowed to engage in any computer systems integration activities that involve state secrets.

We generally register our software solutions and have obtained or are in the process of obtaining from MII or other regulatory agencies all the certificates, permits or licenses necessary for conducting our business.

Tax

Income Tax

We are exempt from all provisions of the Income Tax Act of the British Virgin Islands, including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by or to persons who are not resident in the British Virgin Islands. Capital gains realized with respect to any of our shares, debt obligations or other securities by persons who are not resident in the British Virgin Islands are also exempt from all provisions of the Income Tax Act of the British Virgin Islands. No estate, inheritance tax succession or gift tax rate, duty, levy or other charge is payable by persons who are not resident in the British Virgin Islands with respect to any of our shares, debt obligations, or other securities. No stamp duty is payable in the British Virgin Islands in relation to a transfer of shares in a British Virgin Islands Business Company.

PRC enterprise income tax is calculated based on taxable income determined under PRC accounting principles. According to the Foreign-invested Enterprises and Foreign Enterprises Income Tax Law (the “FIE Income Tax Law”) and the related implementing rules, both of which issued in 1991, foreign-invested enterprises established in China are generally subject to an income tax rate of 33% (consisting of 30% enterprise income tax and 3% local income tax). The FIE Income Tax Law and the related implementing rules provide certain favorable tax treatments to qualified foreign invested enterprises. For instance, the enterprise income tax rate is lowered to 15% for a foreign-invested enterprise located in a special economic zone or if it is classified as a “high-technology enterprise” located in a national high-tech zone. Chinese domestic companies are governed by the Enterprise Income Tax Provisional Regulations of the PRC and are generally subject to an enterprise income tax rate of 33%.

Pursuant to Certain Policies for Encouraging Development of the Software Industry and Integrated Circuits Industry, issued in 2000, an enterprise qualified as “software enterprise” is entitled to a two-year income tax exemption for the first two profitable years and a 50% reduction of its applicable income tax rate for the subsequent three years. Furthermore, a software company that is clarified as a “major software enterprise within the state plan” enjoys a preferential 10% income tax rate. PJCL, our operating subsidiary, was subject to the enterprise income tax at the reduced applicable rate of 15%, as it was located in special economic zones or was clarified as a “software enterprise” or “high-technology enterprise.” PJCL is in the process of applying for re-approval of the preferential tax rate and currently pays at the unified rate. Although our statutory rate was 15% in 2007 and is 25% in 2008, we have benefitted from a further 50% reduction from 2008 through 2010, which results in an effective tax rate of 7.5% and 12.5%, respectively. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, further details regarding implementation of this new law may be provided in the form of implementing regulations or rules to be promulgated by the PRC government. The timing of the issuance of such implementing regulations is currently unclear.

On March 16, 2007, the National People’s Congress of the PRC passed the PRC Enterprise Income Tax Law, or the New EIT Law, which took effect on January 1, 2008. Under the New EIT Law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises. Enterprises established prior to March 16, 2007 eligible for preferential tax treatment in accordance with the currently prevailing tax laws and administrative regulations shall, under the regulations of the State Council, gradually become subject to the New EIT Law rate over a five-year transition period starting from the date of effectiveness of the New EIT Law. The details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007, such as PJCL, were adopted in January 2008. In addition, certain qualifying high-technology enterprises still benefit from a preferential tax rate of 15% under the new tax law if they meet the definition of “qualifying high-technology enterprise.” As a result, if PJCL qualifies as a qualifying high-technology enterprise, it will continue to benefit from a preferential tax rate of 15%. If PJCL fails to meet the definition of a “qualifying high-technology enterprise” for any reason (and fails to qualify for any other preferential tax treatment, its applicable tax rate may gradually increase from its existing tax rate of 15% or less to the unified tax rate of 25%. PJCL is in the process of applying for re-approval of the preferential tax rate and currently pays at the unified rate. Although our statutory rate was 15% in 2007 and is 25% in 2008, we have benefitted from a further 50% reduction from 2008 through 2010, which results in an effective tax rate of 7.5% and 12.5%, respectively. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, further details regarding implementation of this new law may be provided in the form of implementing regulations or rules to be promulgated by the PRC government. The timing of the issuance of such implementing regulations is currently unclear. However, further details regarding implementation of this new law may be provided in the form of implementing regulations to be promulgated by the PRC government and the timing of the issuance of such implementing regulations is currently unclear.

Furthermore, under the New EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25% on its global income. The New EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we or any of our non-PRC subsidiaries should be classified as PRC resident enterprise, then such entity’s global income will be subject to PRC income tax at a tax rate of 25%. In addition, under the New EIT Law, dividends from PJCL to us may be subject to a withholding tax. Although the New EIT Law provides for a maximum withholding tax rate of 20%, the rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact.

Value-added Tax

Pursuant to the Provisional Regulation of China on Value-Added Tax and its implementing rules, issued in December 1993, all entities and individuals that are engaged in the businesses of sales of goods, provision of repair and placement services and importation of goods into China are generally subject to a value-added tax (“VAT”) at a rate of 17% (with the exception of certain goods which are subject to a rate of 13%) of the gross sales proceeds received, less any VAT already paid or borne by the taxpayer on the goods or services purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds. However, pursuant to Certain Policies for Encouraging Software Industry and Integrated Circuits Industry issued in 2000, an enterprise classified as a “software enterprise” will be entitled to a rebate of its net VAT liability to the extent that it exceeds 3% of the actual VAT burden relating to self-made software product sales (excluding export sales). Such refund will not be treated as taxable income and must be used for funding its software research and development and the expansion of its production capacity. According to the Notice on Certain Policies Related to Value Added Tax, issued in November 2005, an entity that develops software products on commission may be entitled to an exemption of VAT if, according to the contractual arrangement, the copyright of the products developed by it shall be owned by the commissioning party or jointly owned by the developer and commissioning party.

Business Tax

Companies in China are generally subject to business tax and related surcharges by various local tax authorities at rates ranging from 5% to 6% on revenue generated from providing services and revenue generated from the transfer of intangibles such as copyrights. However, qualified technology companies may apply for an exemption from business tax for revenues generated from technology development, transfer or related consulting services, according to a notice issued by the Ministry of Finance and the State Administration of Taxation in November 1999.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may make equity investment in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position	Appointment Year
Hugh Wang(1)(7)	57	Chairman and Director	2001
Guoqiang Lin(1)(7)	39	Chief Executive Officer and Director	2001
Allen Zhang(1)	55	Vice President of Finance	2008
Samuel Shen(1)(2)(3)(4)(6)	43	Director	2008
Chen Chong(1)(2)(3)(4)(5)	64	Director	2008
Tony Luh(1)(2)(3)(4)(6)	44	Director	2008

(1)	The individual’s business address is c/o Pansoft Company Limited, 3/f, Qilu Software Park Building, Jinan Hi-tech Zone, Jinan 250101, Shandong, People’s Republic of China.
(2)	Member of audit committee.
(3)	Member of compensation committee.
(4)	Member of nominating committee.
(5)	Class I director whose term expires in 2009.
(6)	Class II director whose term expires in 2010.
(7)	Class III director whose term expires in 2011.

Hugh Wang. Mr. Wang is our Chairman and a director. Mr. Wang founded Pansoft in 2001 and has been the Chairman since that time. Prior to founding Pansoft, from 1990-2001, Mr. Wang was Senior Vice President and one of the chief engineers of Inspur Group, a Chinese software company now listed on the Shanghai Stock Exchange. From 1987 to 1990, Mr. Wang was a lecturer in computer science at Shandong Teacher’s University. From 1982 to 1985, Mr. Wang served as Senior Programmer for the Information Center of Jinan Railway Management Bureau, one of 18 railway bureaus in China. Since 2006, Mr. Wang has served Shandong Teacher’s University on a part time basis as a professor in the computer science department focusing on software engineering. He also currently serves Shandong University on a part-time basis as a professor in the computer science department focusing on enterprise internal process control models, data models and ERP systems. Mr. Wang received a bachelor’s degree in computer science from Shandong University and a master’s degree in computer science and engineering from Tsing Hua University.

Guoqiang Lin. Mr. Lin is our Chief Executive Officer and a Director. Mr. Lin was one of the founders of Pansoft in 2001. Prior to founding Pansoft from 1990-2001, Mr. Lin was the Vice President of Inspur Group, a Chinese software company now listed on the Shanghai Stock Exchange. While at Inspur Software, Mr. Lin developed “Guoqiang Finance,” an ERP software system for Chinese businesses. Mr. Lin received a bachelor’s degree in computer science from Shandong Teacher’s University.

Allen Zhang. Mr. Zhang is our Vice President of Finance. From 2002-2008, Mr. Zhang was an international business consultant of Oriental Connections/China Railway Construction 18th Bureau Corporation, a large construction corporation in China. From 2005-2007, Mr. Zhang served as the Interim Chief Financial Officer and International Trade Director for the Japan/China Project office in Beijing of Westlake International, a diversified investment company with operations in China, Japan and the United States. From 2001 to 2002, Mr. Zhang served as the Chief Financial Officer and a director of Beijing Skill Technology Company, a medical device technology development company. He co-founded and served Pursca Technology, a high-tech start-up company, as President from 2000 to 2001. From 1999 to 2000, Mr. Zhang served as the international business manager and special project leader of PacificNet.com, a provider of customer relationship management, mobile Internet, e-commerce and gaming technology in China. Mr. Zhang received a bachelor’s degree in Economics from the People’s University of China and a master’s degree in Agricultural and Applied Economics from the University of Minnesota.

Samuel Shen. Mr. Shen currently serves as a Senior Vice President for Microsoft China. He also serves as Senior Director of the Strategic Partnership Group (SPG) for Microsoft China. In this role, Mr. Shen leads a group of Microsoft China employees designed to develop business relationships within China’s intellectual technology companies through technical cooperation, software outsourcing, technology licensing and solution development. From 2004 to 2005, Mr. Shen was Senior Director of the Microsoft Windows Server System Global Engineering Group, a group that provided localization services, international customer requirements, domestic customer escalation management and integration testing for the Windows Server System. From 2002 to 2004, Mr. Shen served as the Business and Marketing Officer for Microsoft Taiwan Corporation. Mr. Shen received a bachelor’s degree and a master’s degree in computer science from the University of California - Santa Barbara.

Chong Chen. Mr. Chen currently serves as the President of China Software Industry Association, a voluntary organization formed in 1984 by enterprises and individuals engaged in software research and development. From 1998 to 2004, Mr. Chen was the Vice Director of Electronic & Information Products Management Department, of China’s MII. From 1993 to 1998, Mr. Chen served as the Vice Director of the Computer Industry Department, Ministry of Electronic Industry of the People’s Republic of China. From 1985 to 1993, Mr. Chen was Chief of the Software Industry Section of the Computer Industry Department, Ministry of Mechanical & Electronic Industry of the People’s Republic of China. From 1975 to 1985, Mr. Chen was a Senior Engineer at the Electronic Technology Academe, Ministry of Electronic Industry of the People’s Republic of China. Mr. Chen received a bachelor’s degree in physics from the Beijing University.

Tony C. Luh. Since 1999, Mr. Luh has served as a managing director of DragonVenture, Inc., a cross-Pacific venture capital, consulting and merger and acquisition advising firm, he founded. In addition, since 2005, Mr. Luh has also served as a managing director of DFJ DragonFund China, a $100 million China-focused early stage venture capital fund. From 1997 to 1999, Mr. Luh held various executive positions for Infowave Communications, an early-stage first-generation Chinese Internet company. Throughout his career in business development, Mr. Luh has negotiated strategic alliances and marketing relationships with various large companies including Yahoo!, Microsoft, Telebank (now E*Trade) and E-Loan. Mr. Luh, an avid baseball fan, also served as the first Major League Baseball simulcast Mandarin announcer for the Oakland Athletics. Mr. Luh received a bachelor’s degree in mass communication broadcasting from Washington State University and a master’s degree in computer science from the University of Texas at Austin.

Executive Compensation

The following table shows the annual compensation paid by us for the years ended December 31, 2006 and 2007 to Hugh Wang, our principal executive officer. No other officer had a salary during either of the previous two years of more than $100,000.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Hugh Wang	2007	16,800	13,145	0	29,945
	2006	14,400	0	0	14,400

Stock Option Pool

We have authorized the establishment of a pool for stock options for our employees. This pool will contain 604,248 options to purchase our common shares, equal to 10% of the number of common shares outstanding at the conclusion of this offering. The options will vest at a rate of 20% per year for five years and have a per share exercise price equal to the fair market value of one of our common shares on the date of grant. We expect to grant options to certain employees as of the closing of this offering; however, we have not yet determined the number of options or the individuals to whom to grant such options. Any options granted as of the closing of this offering will have an exercise price of $6.00 per ordinary share.

Board of Directors and Board Committees

Our board of directors currently consists of five directors. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2009 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2010 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2011 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Board of Directors Observer

In connection with this offering, we have agreed to allow our placement agent to designate one non-voting observer to our Board of Directors until the earlier of the date that:

•	the investors that purchase common shares in this offering beneficially own less than 10% of our outstanding common shares; or
•	the average closing price per ordinary share equals or exceeds $24.00 for a period of 15 consecutive trading days.

Although our placement agent’s observer will not be able to vote, they may nevertheless significantly influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the observer for his or her expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually. The observer will be required to certify that such travel expenses are not reimbursed by any other party. We will not be required to pay any other compensation to the observer for his or her role as such. As of the date of this prospectus, our placement agent has not selected someone to serve as its observer.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly and in good faith with a view to our best interests. Our directors when exercising powers or performing duties as a director also have a duty to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, the nature of the company, the nature of the decision and the nature of the responsibilities undertaken by him. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association and the Corporations Law. A shareholder has the right to seek damages if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on the standard of corporate governance applicable to us under British Virgin Islands law.

Director Compensation

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $5,000 per year for serving as directors and $500 per Board of Directors meeting attended and may receive option grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Summary Director Compensation Table FY 2007

Name	Fees earned or paid in cash ($)	Total ($)(1)
Hugh Wang(2)	$0	$0
Guoqiang Lin(2)	$0	$0
Samuel Shen(3)	N/A	N/A
Chen Chong(3)	N/A	N/A
Tony Luh(3)	N/A	N/A

(1) None of the directors received any stock awards, option awards, nonqualified deferred compensation earnings or non-equity incentive plan compensation in fiscal year 2007.
(2) Mr. Wang and Mr. Lin received payment in their capacity as executive officers of our company but did not receive any compensation for serving as directors of our company.
(3) Mr. Shen, Mr. Chong and Mr. Luh did not become directors until 2008 and did not receive any payment in 2007.

Employment Agreements

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

The following chart shows the titles and current salaries of our executive officers:

Officer	Title	Monthly Compensation	Annual Bonus

Hugh Wang	Chairman of the Board	$1,400	$13,145
Guoqiang Lin	Chief Executive Officer	$1,800	$13,145

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association and the Corporations Law, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the British Virgin Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty.

RELATED PARTY TRANSACTIONS

Future Related Party Transactions

In the future, the nominating committee of our Board of Directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to use than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our common shares as of July 3, 2008 by:

•	Each person who is known by us to beneficially own more than 5% of our outstanding common shares;
•	Each of our directors and named executive officers; and
•	All directors and named executive officers as a group.

The number and percentage of common shares beneficially owned before the offering are based on 4,238,232 common shares outstanding as of July 3, 2008. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of common shares beneficially owned by a person listed below and the percentage ownership of such person, common shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of July 3, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all common shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of Pansoft, 3/f, Qilu Software Park Building, Jinan Hi-tech Zone, Jinan 250101, Shandong, People’s Republic of China.

Named Executive Officers and Directors	Amount of Beneficial Ownership(1)	Percentage Ownership Before Offering(2)	Percentage Ownership After Offering(2)
Hugh Wang(3)	3,620,495	85.42%	66.57%
Guoqiang Lin(4)	3,620,495	85.42%	66.57%
Allen Zhang	50,000	*	*
Samuel Shen	7,000	*	*
Chong Chen	7,000	*	*
Tony Luh	7,000	*	*

All Directors and Executive Officers as a Group (6 people)	3,620,495	85.42%	66.57%

5% Shareholders	Amount of Beneficial Ownership(1)	Percentage Ownership Before Offering(2)	Percentage Ownership After Offering(2)
Timesway(5)	3,620,495	85.42%	66.57%

* Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares.
(2)	The number of our common shares outstanding used in calculating the percentage for each listed person excludes the common shares underlying options held by such person.
(3)	Represents the 3,620,495 common shares held by Timesway. Mr. Wang serves as the Chairman and Director of Timesway and personally owns 875,000 common shares of Timesway (approximately 17.5%).
(4)	Represents the 3,620,495 common shares held by Timesway. Mr. Lin serves as the Director of Timesway and personally owns 875,000 common shares of Timesway (approximately 17.5%).
(5)	Timesway is a British Virgin Islands company formed on July 31, 2001 by Mr. Wang, to hold a portion of the common shares of our company.

DESCRIPTION OF SHARE CAPITAL

We were incorporated in the British Virgin Islands on September 28, 2001 as an International Business Company, and we were automatically re-registered on January 1, 2007 as a British Virgin Islands business company with limited liability under the BVI Business Companies Act 2004 of the British Virgin Islands (the “BC Act”). As of the date of this prospectus, we have authorized 30,000,000 common shares, of $0.0059 par value.

The following are summaries of the material provisions of our amended and restated memorandum and articles of association that will be in force at the time of the closing of this offering and the BC Act, insofar as they relate to the material terms of our common shares. This summary is not complete, and you should read the form of our amended and restated memorandum and articles of association, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common shares

General. All of our issued common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares.

Distributions. The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the BC Act.

Voting rights. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may not be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share which such shareholder holds.

Election of directors. Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings. We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the purpose or purposes thereof, at least 10 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a special meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice: (a) if it is so agreed by shareholders holding not less than 90% of the common shares entitled to vote on the matters to be considered at the meeting, or 90% of the common shares of each class or series entitled to vote together as a class or series, together with not less than 90% of the remaining votes; or (b) if all shareholders holding common shares entitled to vote on the matters to be considered at the meeting have waived notice of the meeting, and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chairman of our board of directors shall be the chairman presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders. We would normally expect British Virgin Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights. There are no pre-emptive rights applicable to the issue by us of new common shares under either British Virgin Islands law or our memorandum and articles of association.

Transfer of common shares. Subject to the restrictions in our memorandum and articles of association, the lock-up agreements with our placement agent described in “Shares Eligible for Future Sale— Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless: (a) the person transferring the shares has failed to pay any amount due in respect of any of those shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation. If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively.

If we are wound up, the liquidator appointed by us may, in accordance with the BC Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on common shares and forfeiture of common shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of common shares. Subject to the provisions of the BC Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BC Act, the U.S. Securities and Exchange Commission, the Nasdaq Global Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights. All or any of the special rights attached to any class of shares may, subject to the provisions of the BC Act, be amended only pursuant to a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the shares of that class.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by resolution of our board of directors:

•	amend our memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;

•	subject to our memorandum, divide our authorized and issued shares into a larger number of shares; and

•	subject to our memorandum, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders. We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•
all checks or warrants in respect of dividends of these shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the notice and during the three months referred to in the third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to these shares by death, bankruptcy or operation of law; and

•
we have caused a notice to be published in newspapers in the manner stipulated by our memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such notice.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to the net proceeds.

Inspection of books and records. Under British Virgin Islands Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares. Our memorandum and articles of association authorizes our board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in corporate law

The BC Act and the laws of the British Virgin Islands affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements. Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BC Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the BC Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits. There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Prejudiced members.  A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BC Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BC Act or our memorandum and articles of association be set aside.

Derivative actions. Section 184C of the BC Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up. In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability. British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our memorandum and articles of association. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that provide for a staggered board of directors and prevent shareholders from taking an action by written consent in lieu of a meeting. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BC Act or our memorandum and articles of association, as amended and re-stated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. However, our memorandum and articles of association do not permit shareholders to act by written consent.

Shareholder proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum and articles of association allow our shareholders holding not less than 30 per cent of the votes of the outstanding voting shares to requisition a shareholder’s meeting. We are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with cause, by a resolution of shareholders or by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute. However, our memorandum and articles of association expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BC Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors.

Variation of rights of shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of governing documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

British Virgin Islands taxation

Under the present laws of the British Virgin Islands, there are no applicable taxes on the profits or income of the company. There are no taxes on profits or income, nor are there any capital gains tax, estate duty or inheritance tax applicable to any shares held by non-residents of the British Virgin Islands. In addition, there is no stamp duty or similar duty on the issuance, transfer or redemption of the shares. Dividends remitted to the holders of shares resident outside the British Virgin Islands will not be subject to withholding tax in the British Virgin Islands. Below is a brief summary of the current status of the applicability of the European Union Directive on the Taxation of Savings Income in the British Virgin Islands.

European Union Directive on the Taxation of Savings Income (Directive 2003/48/EC). The European Union has formally adopted a new Directive, or EU Savings Tax Directive, regarding the taxation of savings income. From July 1 2005, Member States are required to provide to the tax authorities of another Member State details of payments of interest and other similar income paid by a person within its jurisdiction to or for an individual resident in that other Member State, except that Austria, Belgium and Luxembourg instead impose a withholding system for a transitional period (unless during such period they elect otherwise). The British Virgin Islands is not a member of the European Union and not within the European Union fiscal territory, but the Government of the United Kingdom requested that the Government of the British Virgin Islands voluntarily apply the provisions of the EU Savings Tax Directive. The Mutual Legal Assistance (Tax Matters) (Amendment) Act (the “Act”) introduces a withholding tax system in respect of payments of interest, or other similar income, made to an individual beneficial owner resident in an EU Member State by a paying agent situated in the British Virgin Islands. The withholding tax system will apply for a transitional period prior to the implementation of a system of automatic communication to EU Member States of information regarding such payments. During this transitional period, such an individual beneficial owner resident in an EU Member State will be entitled to request a paying agent not to withhold tax from such payments but instead to apply a system by which the details of such payments are communicated to the tax authorities of the EU Member State in which the beneficial owner is resident.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common shares, and a liquid trading market for our common shares may not develop or be sustained after this offering. Future sales of substantial amounts of common shares, including common shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of the offering, we will have outstanding 5,438,232 common shares, assuming no exercise of outstanding options. Of these common shares, the common shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining approximately 4,238,232 common shares outstanding will be restricted shares held by existing shareholders.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Registration on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the closing of this offering to register 604,248 of our common shares subject to outstanding stock options or reserved for issuance under our stock incentive plan. This registration will permit the resale of these common shares by nonaffiliates in the public market without restriction under the Securities Act, upon the completion of the lock-up period described below. Common shares registered pursuant to the Form S-8 held by affiliates will be subject to Rule 144 volume limitations.

Lock-Up Agreements

Each of our executive officers and directors, as well as those individuals who on the effective date of the registration statement of which this prospectus is a part are the beneficial owners of more than 5% of our common shares, have agreed (a) not to sell or otherwise dispose of any of our common shares for a period expiring on the date that is 90 days after the date of this prospectus (the “90 Day Period”), (b) not to sell more than 50% of their holdings in our company for a period beginning upon the expiration of the 90 Day Period and expiring on the date that is 190 days after the date of this prospectus. Upon the expiration of these lock-up agreements, additional common shares will be available for sale in the public market.

TAXATION

The following summary of the material British Virgin Islands and U.S. federal income tax consequences of an investment in our or common shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

British Virgin Islands Taxation

We are exempt from all provisions of the Income Tax Act of the British Virgin Islands, including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by or to persons who are not resident in the British Virgin Islands. Capital gains realized with respect to any of our shares, debt obligations or other securities by persons who are not resident in the British Virgin Islands are also exempt from all provisions of the Income Tax Act of the British Virgin Islands. No estate, inheritance tax succession or gift tax rate, duty, levy or other charge is payable by persons who are not resident in the British Virgin Islands with respect to any of our shares, debt obligations, or other securities. No stamp duty is payable in the British Virgin Islands in relation to a transfer of shares in a British Virgin Islands Business Company.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our common shares. This summary applies only to U.S. Holders that hold common shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;
•	financial institutions;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	broker-dealers;
•	traders that elect to mark-to-market;
•	U.S. expatriates;
•	tax-exempt entities;
•	persons liable for alternative minimum tax;
•	persons holding our common shares as part of a straddle, hedging, conversion or integrated transaction;
•	persons that actually or constructively own 10% or more of our voting stock;
•	persons who acquired our common shares pursuant to the exercise of any employee share option or otherwise as consideration; or
•	persons holding our common shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common shares.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our Common shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the common shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Capital Market. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Common shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the common shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the common shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2008. Our actual PFIC status for the current taxable year ending December 31, 2008 will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or
•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold common shares, we will continue to be treated as a PFIC for all succeeding years during which you hold common shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the common shares.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the common shares;
•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and
•
the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the common shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted basis in such common shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Common shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that our common shares will be listed on the NASDAQ Capital Market and, consequently, we expect that, provided that the common shares are regularly traded, if you are a holder of common shares the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you hold common shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the British Virgin Islands in order to take advantage of certain benefits associated with being a British Virgin Islands company, such as:

•	political and economic stability;
•	an effective judicial system;
•	a favorable tax system;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include:

•	the British Virgin Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and
•	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Harney Westwood & Riegels, our counsel as to British Virgin Islands law, and Sinowing Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the British Virgin Islands and China, respectively, would:

•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Harney Westwood & Riegels has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the British Virgin Islands under the common law doctrine of obligation.

Sinowing Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made and on reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the British Virgin Islands. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Thus, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

PLACEMENT

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, all-or-none” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our common shares. Although they have not formally committed to do so, our affiliates who are not PRC residents or citizens may opt to purchase common shares in connection with this offering. To the extent such individuals invest, they will purchase our common shares with investment intent and without the intent to resell. We have not placed limits on the number of common shares eligible to be purchased by our affiliates.

Unless sooner withdrawn or canceled by either us or the placement agent, the offering will continue until the earlier of (i) a date mutually acceptable to us and our placement agent after which 1,200,000 common shares are sold or (ii) September 30, 2008 (the “Offering Termination Date”). Until the closing of the offering, all proceeds from the sale of the common shares will be deposited in escrow with SunTrust Bank (the “Escrow Agent”). Investors must pay in full for all common shares at the time of investment. Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the 1,200,000 common shares are not sold and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws.

Pursuant to that certain placement agreement by and between the placement agent and us, the obligations of the placement agent to solicit offers to purchase the common shares and of investors solicited by the placement agent to purchase the common shares are subject to approval of certain legal matters by counsel to the placement agent and to various other conditions which are customary in a transactions of this type, including, that, as of the closing of the offering, there shall not have occurred (a) a suspension or material limitation in trading in securities generally on The NASDAQ Stock Market LLC or the publication of quotations on the NASDAQ National Market System or Capital Market; (ii) a general moratorium on commercial banking activities in the State of New York or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the placement agent’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the placement agent on the terms and conditions contemplated herein.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

The placement agent is offering the common shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the placement agent of officers’ certificates and legal opinions. The placement agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The placement agent intends to offer our common shares to its retail customers in states whereby we have qualified the issuance of such common shares.

Commissions and Discounts

The placement agent has advised us that it proposes to offer the common shares to the public at the initial public offering price on the cover page of this prospectus.

The following table shows the public offering price, placement agent fee to be paid by us to the placement agent and the proceeds, before expenses, to us.

	Per Share	Aggregate Offering
Public offering price	$6.00	$7,200,000.00
Placement agent fee	$0.42	$504,000.00
Proceeds to us, before expenses	$5.58	$6,696,000.00

The expenses of this offering, not including the placement agent fee, are estimated at $__________ and are payable by us. The placement agent may offer the common shares to certain securities dealers at the public offering price, less a concession not in excess of $0.21 per ordinary share. The placement agreement further provides that the placement agent will receive from us non-accountable expense allowance of 1% of the aggregate public offering price of the common shares, which allowance amounts to $0.06 assuming an offering price of $6.00 per ordinary share and the closing of the offering.

Placement Agent’s Warrants

We have agreed to sell to the placement agent at a price of $0.001 per warrant, placement agent’s warrants to purchase 10% of the number of common shares issued by us in connection with the offering. The placement agent’s warrants will be exercisable at 120% the offering price per ordinary share for a period of four years. The placement agent’s warrants may not be sold, transferred, pledged, assigned or hypothecated for a period of one year after the date of this prospectus, except to officers or partners and shareholders of the placement agent.

For the life of the placement agent’s warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the placement agent’s warrant at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the placement agent’s warrants.

Lock-Up Agreements

Each of our existing shareholders has agreed with us not to sell or otherwise transfer any common shares for 90 days after the date of this prospectus without first obtaining the written consent of Anderson & Strudwick, Incorporated. Specifically, our shareholders have agreed not to directly or indirectly:

•	offer, pledge, sell, contract to sell or otherwise dispose of any common shares;
•	sell any option or contract to purchase any common shares;
•	purchase any option or contract to sell any common shares;
•	grant any option, right or warrant for the sale of any common shares, except pursuant to our stock option plan;
•	lend or otherwise dispose of or transfer any common shares;
•	request or demand that we file a registration statement related to any of our common shares;
•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

These lock-up agreements apply to our common shares and to securities convertible into, or exchangeable or exercisable for, or repayable with, our common shares. It also applies to our common shares owned now acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Market and Pricing Considerations

There is not an established market for our common shares. We negotiated with our placement agent to determine the offering price of our common shares in this offering using a multiple of our trailing after tax net income for the year ended December 31, 2007. Noting past offerings completed by our placement agent, we believe that this multiple approximates the valuation multiples utilized in similar offerings for similarly-sized companies.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	The history of, and the prospects for, our company and the industry in which we compete;
•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;
•	The present state of our development; and
•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common shares may not develop. It is possible that after this offering the common shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The placement agent will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Listing on the NASDAQ Capital Market

We have applied to list our common shares on the NASDAQ Capital Market under the symbol “PSOF.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicated that it is unable to admit our common shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our common shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our common shares is eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the common shares, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the placement agent may sell more common shares than it is obligated to purchase under the placement agreement, creating a naked short position. The placement agent must close out a covered short sale by purchasing common shares in the open market. A naked short position is more likely to be created if the placement agent is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the placement agent may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The placement agent is not required to engage in these activities, and may end any of these activities at any time.

We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters related to the offer and sale of the common shares will be passed on for the placement agent by the Kaufman & Canoles, P.C., Richmond, Virginia. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Sinowing Law Firm, People’s Republic of China. Certain legal matters relating to the offering as to British Virgin Islands law will be passed upon for us by Harney Westwood & Riegels.

EXPERTS

Financial statements as of December 31, 2007 and 2006, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of MSCM LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our common shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our common shares offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

EXPENSES RELATED TO THIS OFFERING

The estimated expenses payable by us in connection with this offering (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities Exchange Commission registration fee		$319
FINRA filing fee		$1,310
NASDAQ listing fee		$50,000
Legal fees and expenses for Chinese counsel	$	_____
Legal fees and expenses for British Virgin Islands counsel	$	_____
Legal fees and expenses for U.S. counsel	$	_____
Accounting fees and expenses	$	_____
Printing fees		$–
Total	$	_____

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Summary	1
Risk Factors	6
Forward-Looking Statements	24
Our Corporate Structure	25
Use Of Proceeds	26
Dividend Policy	27
Capitalization	27
Exchange Rate Information	29
Dilution	30
Selected Historical Condensed Consolidated Financial and Operating Data	31
Management’s Discussion and Analysis of Financial Condition and Results of Operations	32
Our Business	47
Regulation	54
Management	59
Related Party Transactions	63
Principal Shareholders	64
Description of Share Capital	65
Shares Eligible for Future Sale	73
Taxation	74
Enforceability of Civil Liabilities	78
Placement	79
Legal Matters	81
Experts	81
Where You Can Find More Information	81
Expenses Related to This Offering	82
Financial Pages	F-1

Until _____, 2008 (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Pansoft Company Limited

Common Shares

1,200,000 Shares

Prospectus

Anderson & Strudwick,
Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities Exchange Commission registration fee		$319
FINRA filing fee		$1,310
NASDAQ listing fee		$50,000
Legal fees and expenses for Chinese counsel	$	_____
Legal fees and expenses for British Virgin Islands counsel	$	_____
Legal fees and expenses for U.S. counsel	$	_____
Accounting fees and expenses	$	_____
Printing fees		$–
Total	$	_____

Item 14. Indemnification of Directors and Officers

British Virgin Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

We have not issued any unregistered securities in the last three years.

Item 16. Exhibits and Financial Statement Schedules

Number	Exhibit
1.1	Form of Placement Agent Agreement(1)

1.2	Form of Escrow Agreement with SunTrust Bank, N.A.(1)

3.1	Memorandum of Association of Pansoft Company Limited(3)

3.2	Articles of Association of Pansoft Company Limited(3)

4.1	Specimen Certificate of Common shares(3)

4.2	Form of Placement Agent’s Warrant(1)

5.1	Opinion of Harney Westwood & Riegels, British Virgin Islands counsel(3)

10.1	Form of Technology Development (Commission) Contract for Pansoft (Jinan) Co., Ltd.(1)

10.2	Form of Product Purchase and Sales Contract for Pansoft (Jinan) Co., Ltd.(1)

10.3	Form of Labor Contract for Pansoft (Jinan) Co., Ltd.(1)

10.4	Form of Confidentiality Agreement for Pansoft (Jinan) Co., Ltd.(1)

10.5	Form of Co-operation Contract for Pansoft (Jinan) Co., Ltd.(1)

10.6	Trust Agreement for Hugh Wang’s beneficial ownership of Timesway shares on behalf of PJCL employees (3)

10.7	Acquisition Agreement with JCPL(3)

10.8	Agreement with Sinopec(3)

10.9	Agreement with Sinopec Group(3)

10.10	Agreement with PetroChina(3)

21.1	List of subsidiaries of Pansoft Company Limited(1)

23.1	Consent of MSCM LLP(2)

24.1	Power of Attorney (included on page S-1 of the Registration Statement)(1)

99.1	2008 Stock Incentive Plan(3)

(1)	Previously filed.
(2)	Filed herewith.
(3)	To be filed by amendment.

Item 17. Undertakings

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed information with respect to the plan of distribution.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 3rd day of July, 2008.

PANSOFT COMPANY LIMITED

By:	/s/ Hugh Wang
Name:	Hugh Wang
Title:	Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hugh Wang	Chairman and Director	July 3, 2008
Hugh Wang	(Principal Executive Officer)

/s/ Guoqiang Lin	Chief Executive Officer and Director	July 3, 2008
Guoqiang Lin

/s/ Allen Zhang	Vice President of Finance	July 3, 2008
Allen Zhang	(Principal Accounting Officer and
Principal Financial Officer)

*	Director	July 3, 2008
Samuel Shen

*	Director	July 3, 2008
Chong Chen

*	Director	July 3, 2008
Tony Luh

*	By:	/s/ Hugh Wang
Hugh Wang, attorney-in-fact
July 3, 2008

S-1

EXHIBIT INDEX

Number	Exhibit
1.1	Form of Placement Agent Agreement(1)

1.2	Form of Escrow Agreement with SunTrust Bank, N.A.(1)

3.1	Memorandum of Association of Pansoft Company Limited(3)

3.2	Articles of Association of Pansoft Company Limited(3)

4.1	Specimen Certificate of Common shares(3)

4.2	Form of Placement Agent’s Warrant(1)

5.1	Opinion of Harney Westwood & Riegels, British Virgin Islands counsel(3)

10.1	Form of Technology Development (Commission) Contract for Pansoft (Jinan) Co., Ltd.(1)

10.2	Form of Product Purchase and Sales Contract for Pansoft (Jinan) Co., Ltd.(1)

10.3	Form of Labor Contract for Pansoft (Jinan) Co., Ltd.(1)

10.4	Form of Confidentiality Agreement for Pansoft (Jinan) Co., Ltd.(1)

10.5	Form of Co-operation Contract for Pansoft (Jinan) Co., Ltd.(1)

10.6	Trust Agreement for Hugh Wang’s beneficial ownership of Timesway shares on behalf of PJCL employees (3)

10.7	Acquisition Agreement with JCPL(3)

10.8	Agreement with Sinopec(3)

10.9	Agreement with Sinopec Group(3)

10.10	Agreement with PetroChina(3)

21.1	List of subsidiaries of Pansoft Company Limited(1)

23.1	Consent of MSCM LLP(2)

24.1	Power of Attorney (included on page S-1 of the Registration Statement)(1)

99.1	2008 Stock Incentive Plan(3)

(1)	Previously Filed.
(2)	Filed herewith.
(3)	To be filed by amendment.

S-2

Pansoft Company Limited

December 31, 2007 and 2006

Independent Auditors’ Report

To the Shareholders of
Pansoft Company Limited

We have audited the consolidated balance sheets of Pansoft Company Limited and subsidiaries as at December 31, 2007 and 2006 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of two years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2007 in accordance with accounting principles generally accepted in the United States of America.

Signed: “MSCM LLP”

Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
February 29, 2008

Pansoft Company Limited

Consolidated Balance Sheets
(in U.S. dollars)

	As of December 31
	2007	2006

Assets
Current assets
Cash and cash equivalents	$3,365,613	$1,342,075
Accounts receivable, net	1,180,854	615,875
Prepayments, deposits and other receivables (note 3)	111,444	98,497
Income tax receivable	5,236	4,895
Total current assets	4,663,147	2,061,342
Investment (note 4)	—	46,672
Deferred cost (note 3)	63,709	—
Property and equipment, net (note 5)	221,191	272,852
Software development cost (note 6)	137,088	192,207
Total assets	$5,085,135	$2,573,073

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$425,156	$186,202
Deferred revenue	7,597	27,647
Deferred government grants (note 7)	34,272	93,994
Dividend payable	—	255,263
Total current liabilities	467,025	563,106

Commitments and contingencies (note 11)
Shareholders’ equity
Common stock (50,000 common shares authorized; par value of $1 per share; 25,000 shares issued and outstanding (2006 - 25,000))	25,000	25,000
Additional paid-in capital	502,989	502,989
Retained earnings	3,550,165	929,327
Statutory reserves (note 8)	223,855	475,961
Accumulated other comprehensive income	316,101	76,690
Total shareholders’ equity	4,618,110	2,009,967
Total liabilities and shareholders’ equity	$5,085,135	$2,573,073

The accompanying notes are an integral part of these consolidated financial statements.

Pansoft Company Limited

Consolidated Statements of Operations and Comprehensive Income
(in U.S. dollars)

	For the years ended December 31
	2007	2006

Sales	$5,219,622	$3,161,553
Cost of sales (notes 5, 6 and 7)	2,576,109	1,721,713
Gross profit	2,643,513	1,439,840

Expenses
General and administrative expenses (note 5)	215,267	180,218
Selling expenses	31,646	34,464
Professional fees	55,082	34,958
	301,995	249,640

Income from operations	2,341,518	1,190,200
Other Income (expense)
Other income	14,215	1,261
Finance cost	(371)	(1,366)
Interest income	22,242	3,514
Gain (loss) on disposition of property and equipment	10,349	(7,773)
Loss on equity investment (note 4)	(19,221)	(4,486)
Income before provision for income taxes	2,368,732	1,181,350
Provision for income taxes (note 9)	—	35,922
Net income for the year	2,368,732	1,145,428
Other comprehensive income	239,411	65,336

Comprehensive income	$2,608,143	$1,210,764

Basic and diluted earnings per share	$94.75	$45.82

Basic and diluted weight average number of shares outstanding	25,000	25,000

The accompanying notes are an integral part of these consolidated financial statements.

Pansoft Company Limited

Consolidated Statements of Shareholders’ Equity
(in U.S. dollars)

						Accumulated
						Other
	Common Shares		Additional	Retained	Statutory	Comprehensive
	Number	Amount	paid-in capital	Earnings	Reserves	Income	Total

Balance at December 31, 2005	25,000	$25,000	$291,570	$413,916	$101,207	$11,354	$843,047
Foreign currency translation adjustment	—	—	—	—	—	65,336	65,336
Net income	—	—	—	1,145,428	—	—	1,145,428
Contribution from shareholders	—	—	100,000	—	—	—	100,000
Acquisition of Jinan	—	—	111,419	—	—	—	111,419
Dividend declared	—	—	—	(255,263)	—	—	(255,263)
Adjustment to statutory reserves	—	—	—	(374,754)	374,754	—	—
Balance at December 31, 2006	25,000	25,000	502,989	929,327	475,961	76,690	2,009,967

Foreign currency translation adjustment	—	—	—	—	—	239,411	239,411
Net income	—	—	—	2,368,732	—	—	2,368,732
Adjustment to statutory reserves	—	—	—	252,106	(252,106)	—	—
Balance at December 31, 2007	25,000	$25,000	$502,989	$3,550,165	$223,855	$316,101	$4,618,110

The accompanying notes are an integral part of these consolidated financial statements.

Pansoft Company Limited

Consolidated Statements of Cash Flows
(in U.S. dollars)

	For the years ended December 31
	2007	2006

Cash flows from operating activities
Net income	$2,368,732	$1,145,428
Adjustments to reconcile net income to net cash provided by operating activities:
Government grants amortization	(63,564)	(165,734)
Amortization	147,850	81,915
(Gain) loss on disposal of capital assets	(10,349)	7,773
Loss on equity investment	19,221	4,486
	2,461,890	1,073,868
Changes in operating assets and liabilities:
Accounts receivable	(500,514)	59,699
Prepayments, deposits and other receivables	(68,964)	159,103
Accounts payable and accrued liabilities	216,664	(335,055)
Government grants received, net	—	127,441
Deferred revenue	(21,078)	(5,201)
Income tax receivable	—	(1,866)
Net cash provided by operating activities	2,087,998	1,077,989

Cash flows from investing activities
Purchase of software development costs	—	(188,151)
Purchase of property and equipment	(47,770)	(150,125)
Purchase of long term investments	—	(445,891)
Proceeds from disposition of property and equipment	43,809	2,382
Proceeds from disposition of long term investments	29,363	—
Net cash provided by (used in) investing activities	25,402	(781,785)

Cash flows from financing activities
Dividend paid	(261,871)	—
Repayment of bank loan	—	(62,717)
Contribution from shareholders	—	100,000
Net cash (used in) provided by financing activities	(261,871)	37,283

Effect of exchange rate changes	172,009	40,877

Increase in cash and cash equivalents	2,023,538	374,364
Cash and cash equivalents, beginning of year	1,342,075	967,711
Cash and cash equivalents, end of year	$3,365,613	$1,342,075

Supplemental cash flow information (note 10)

The accompanying notes are an integral part of these consolidated financial statements.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

1.      Nature of Operations and Basis of Presentation

Pansoft Company Limited (“the Company”) was incorporated in June 2006 in the British Virgin Islands and acquired 100% of Pansoft Jinan Co. Ltd. (“Jinan”) at the same time. Jinan was incorporated in Peoples’ Republic of China (“PRC”). Upon acquisition by the Company, Jinan became a Foreign Investment Enterprise. Jinan is engaged in the development and marketing of accounting and enterprise resource planning (ERP) software primarily to resource and utility companies across the PRC.

Prior to the incorporation of the Company, Jinan was 100% owned by employees who ultimately became the controlling shareholders of the Company. As such, the opening retained earnings presented on the consolidated balance sheet and statements of shareholders’ equity are presented using the continuity of interest method of accounting. Under this method, all activities of Jinan are included in the consolidated financial statements of the Company as if the Company, had been the parent company for all periods presented.

2.      Significant Accounting Policies

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Jinan, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All transactions and balances between the companies have been eliminated upon consolidation.

Cash and cash equivalents

Cash is comprised of cash on hand. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to insignificant risk of change in value.

Accounts receivable

Accounts receivable are stated at original invoice amount less allowance made for doubtful receivables based on a review of all outstanding amounts at the period end. An allowance for doubtful receivables is made when there is objective evidence that the Company will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. Bad debt expensed for the year ended December 31, 2007 amounted to $46,482 (2006 - $21,926).

Long-term investment

Investment in entities over which the Company exercises significant influence are accounted for using the equity method.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

2.      Significant Accounting Policies - continued

Property and equipment

Property and equipment are recorded at cost. Amortization is provided over the expected useful lives of the property and equipment with 5% residual value using the following methods and annual rates:

Building and improvements	- 20 years straight line
Computer equipment	- 5 years straight line
Vehicles	- 5 years straight line
Office furniture	- 5 years straight line
Computer software	- 3 years straight line

Maintenance and repairs expenditures, which do not improve or extend an assets’ productive life, are expensed.

Research and software development costs

Research costs are charged to expense as incurred. Software development costs incurred prior to the establishment of technological feasibility are expensed. Software development costs incurred between the establishment of technological feasibility and product release are capitalized, if material, and amortized over the estimated economic life of the product, which is generally three years. Research and development costs expensed for the year ended December 31, 2007 amounted to $68,544 (2006 - $Nil) and were included in cost of sales. These amounts are the annual amortization expense associated with capitalized software development cost (note 6).

Advertising and marketing

Advertising and marketing costs are expensed in the period incurred. Advertising and marketing costs expensed in the year ended December 31, 2007 amounted to $197 and $Nil (2006 - $1,767 and $Nil), respectively, and were included in general and administrative expenses.

Impairment of long-lived assets

Long-lived assets held for use are periodically reviewed for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. When the carrying value is not recoverable from future cash flows on an undiscounted basis and the carrying value exceeds the assets’ fair value, an impairment loss is recorded for the excess of carrying value over fair value.

Government grants

Research grants received from PRC government agencies or private enterprises are recognized as deferred grants and offset against the corresponding research expenses as and when they are incurred for the research projects for which these grants are received.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

2.      Significant Accounting Policies - continued

Income taxes

The Company uses the liability method of accounting for income taxes. Under SFAS No. 109 “Accounting for Income Taxes” method, income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Income tax assets and liabilities are measured using enacted rates expected to apply to income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on income tax assets and liabilities is reflected in operations in the period in which the change occurs. Valuation allowances are established when necessary to reduce future tax assets to the amount expected to be realized.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109,” (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48. The Company files income tax returns in the PRC jurisdictions. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the year. The Company’s effective tax rate differs from the federal statutory rate primarily due to non-deductible expenses, temporary differences, and preferential tax treatment.

Value added taxes

Jinan calculates, collects from customers, and remits to governmental authorities value added taxes assessed by governmental authorities in connection with revenue-producing transactions with its customers. The Company reports these taxes on a net basis and does not include these tax amounts in revenue or cost of revenue. Jinan, as a consequence of being in the high-tech industry, sometimes receives special refunds of VAT remitted, this is included as a reduction of cost of sales.

Revenue recognition

The Company enters into contracts that are primarily fixed fee arrangements to render specific software consulting, development, modification, training, implementation and maintenance services. The percentage of completion method is applied to these contracts that involve the provision of services relating to the development or implementation of complex software applications, because these services are essential to the functionality of other elements in the arrangement.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

2.      Significant Accounting Policies - continued

Revenue recognition - continued

Under this method, revenue is recognized using the percentage of completion basis and is calculated based on actual labor cost or labor hours incurred at specific milestones and compared to the estimated total labor cost or labor hours for the services under the arrangement, so long as persuasive evidence of an arrangement exists, certain milestones have been achieved or delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. Management regularly reviews underlying estimates of total expected labor costs or hours. If the Company does not have a sufficient basis to measure progress towards completion, revenue is recognized when final acceptance is received by the Company from the customer. Amounts received in advance of revenue are reported as deferred revenue on the consolidated balance sheet. When it is probable that total contract costs will exceed total contract revenue, the resultant loss is recognized in full immediately, without reference to the percentage of completion. To date, the Company has not experienced material losses on contracts in process or completed contracts. Revisions to contract revenue, contract costs and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known.

For software arrangements where the Company is obligated to perform professional services, such as unspecific upgrades and technical support, revenue is recognized over the term of the contract on a straight-line basis.

The Company sometimes provides its customers with a limited warranty of approximately one year on the projects completed. Those customers could withhold 5% of contract amount as security for performance of any additional work that is required during the warranty period, which is normally the year following the customer’s initial acceptance of the completed project. If there is no work remaining to be done at the end of the warranty period, the customer pays the retention to the Company. For those contracts with warranty clauses, 5% of the contract amount is not recognized as revenue until the warranty period expires.

Foreign exchange

On July 21, 2005, the People’s Bank of China announced an upward adjustment in the Renminbi (“RMB”) exchange rate against the U.S. dollar of 2%. The exchange rate of the RMB will be valued against a number of currencies, rather than just exclusively to the United States dollar.

The Company’s functional currency is the Chinese RMB and its reporting currency is the U.S. dollar. The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation”. All asset and liability accounts have been translated using the exchange rate in effect at the balance sheet date. Equity accounts have been translated at their historical exchange rates when the capital transaction occurred. Statements of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.”

At December 31, 2007, the revenues and expenses of the Company maintained in RMB translated to U.S. dollars at US$1.00 = RMB 7.6072 (2006 - 7.9723) and the assets and liabilities of the Company maintained in RMB translated to U.S. dollars at US$1.00 = RMB 7.2946 (2006 - 7.8041). The accumulated foreign currency translation adjustment of $316,101 (2006 - $76,690) has been reported as other comprehensive income in the consolidated statements of shareholders’ equity.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

2.      Significant Accounting Policies - continued

Foreign exchange - continued

Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that RMB could be converted into U.S. dollars at that rate or any other rate.

Substantially all the Company’s revenue and expenses are denominated in RMB. The Company’s RMB cash inflows are sufficient to service its RMB expenditures. For financial reporting purposes, the Company uses U.S. dollars. The value of the RMB against U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of U.S. dollar reporting.

Use of estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive income

Comprehensive income is the sum of net income and other comprehensive income reported in the consolidated statements of operations and comprehensive income. Other comprehensive income or loss includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its consolidated statements of shareholders’ equity.

Earnings per share

In accordance with SFAS No. 128 “Computation of Earnings per Share,” basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares and dilutive shares outstanding during the period using the treasury stock method.

Fair value of financial instruments

The estimated fair value of financial instruments disclosed in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

2.      Significant Accounting Policies - continued

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands financial statement disclosures about fair value measurements. The provisions of SFAS No. 157 are required as of the beginning of the first fiscal year beginning after November 15, 2007 and shall generally be applied prospectively. The FASB recently concluded to defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company has not yet determined the expected impact of the implementation of this pronouncement on the financial position and results of operations, if any.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting period. The provisions of SFAS No. 159 are required as of the beginning of the first fiscal year beginning after November 15, 2007. The Company has not yet determined the expected impact of the implementation of this pronouncement.

In April 2007, the FASB issued FASB Staff Position (“FSP”) No. FIN 39-1 (“FSP FIN 39-1”). FSP FIN 39-1 amends FIN 39, “Offsetting of Amounts Related to Certain Contracts.” FSP FIN 39-1 requires reporting entities to make an accounting policy decision whether or not to offset fair value amounts recognized for derivative instruments and fair value amounts recognized for the right to reclaim, or the obligation to return, cash collateral arising from derivative instruments executed with the same counterparty under a master netting arrangement. FSP FIN 39-1 also requires related disclosures. If a reporting entity changes its accounting policy upon adoption of FSP FIN 39-1, the effects of applying FSP FIN 39-1 shall be retrospectively applied for all financial statements presented. The provisions of FSP FIN 39-1 are required as of the beginning of the first fiscal year beginning after November 15, 2007. The Company does not expect the adoption of FSP FIN 39-1 to have a material impact on our financial position. The adoption of FSP FIN 39-1 will not have an effect on the results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”) which revised SFAS No. 141, “Business Combinations”. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. As the provisions of SFAS No. 141(R) are applied prospectively, the impact of this standard cannot be determined until the transactions occur.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

2.      Significant Accounting Policies - continued

Recent accounting pronouncements - continued

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This standard is effective for fiscal years beginning after December 15, 2008. The impact of this standard cannot be determined until the transactions occur.

3.      Prepayments, Deposits and Other Receivables

	2007	2006

Advances to suppliers	$51,396	$45,451
Advances to employees	59,973	36,676
VAT refund receivables	75	16,370
	$111,444	$98,497
Deferred cost	$63,709	$—

The Company is required to pay advances to major suppliers and similarly receives deposits from its customers in accordance with common business practices in the PRC. In addition, a significant number of transactions are conducted in cash. Consequently, it is necessary to provide substantial cash sums to employees on job sites to transact business in the local custom.

In 2007, the Company was in the process of arranging an initial public offering of common stock. In connection with the proposed offering, the Company incurred professional and consulting fees of $63,709 which are deferred and will be deducted from the proceeds from the proposed transaction.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

4.      Investment

	2007	2006

Investment in Panschema Common shares (28.60%)	$—	$46,672

During 2006, the Company invested $49,891 (RMB 400,000) in Panschema Jinan Ltd. (“Panschema”) and received 28.6% of its interest. Panschema was incorporated in PRC to research and develop ERP software. The investment was accounted for using the equity method. The Company’s equity interest was reduced by the Company’s share of loss of Panschema in each year (December 31, 2007 - $19,337 and December 31, 2006 - $4,486). At the end of 2007, the Company withdrew its long-term investment in Panschema and Panschema agreed to redeem the Company’s shares for proceeds of $29,363 (RMB - 218,018) which results in a gain of $116 (RMB - 882) from disposition.

5.      Property and Equipment

	2007
		Accumulated	Net Book
	Cost	Amortization	Value

Building and improvements	$17,033	$1,136	$15,897
Computer equipment	327,787	163,174	164,613
Vehicles	160,730	121,984	38,746
Office furniture	7,814	7,814	—
Computer software	3,122	1,187	1,935
	$516,486	$295,295	$221,191

	2006
		Accumulated	Net Book
	Cost	Amortization	Value

Building and improvements	$32,374	$540	$31,834
Computer equipment	288,701	132,954	155,747
Vehicles	175,273	91,817	83,456
Office equipment	7,304	7,304	—
Computer software	2,178	363	1,815
	$505,830	$232,978	$272,852

Amortization expense for the year ended December 31, 2007 was $147,850 (2006 - $81,915). $128,535 (2006 - $64,901) was included in cost of sales, $16,060 (2006 - 16,659) was included in general and administrative expenses and $3,255 (2006 - $355) was offset by government grants.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

6.      Software Development Cost

	2007	2006

Software development cost	$205,632	$192,207
Less: accumulated amortization	68,544	—
	$137,088	$192,207

In 2006, the Company capitalized the cost of purchased software which was developed by another company and incorporated into, or used in the development of, the Company’s final products. Amortization of capitalized software development cost began in 2007, when the related products were available for general release to the customers. The cost is amortized over a three - year period on a straight-line basis. Amortization expense for the year ended December 31, 2007 was $68,544 (2006 - $Nil) and was included in cost of sales.

7.      Deferred Government Grants

Pursuant to several research projects approved by the PRC government, the Company received grants from the government to cover research costs associated with these research projects. The grants were amortized against the corresponding research and development expenses as and when they are incurred for the research projects for which these grants are received. The amortization of the grants recorded as a reduction of cost of sales for the year ended December 31, 2007 was $63,564 (2006 - $165,734).

8.      Statutory Reserves

In accordance with the laws and regulations of the PRC, all wholly-owned foreign invested enterprises have to set aside a portion of their net income each year as statutory reserves. The proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulated amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital. Statutory reserves represent restricted retained earnings.

Statutory reserves are to be utilized to offset prior years’ losses, or to increase its share capital. When a limited liability company converts its statutory reserves to capital in accordance with a shareholders’ resolution, the Company will either distribute new shares in proportion to the number of shares held by each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital. The fund accumulated by Jinan as at December 31, 2007 was $223,855 (RMB1,825,360) and December 31, 2006 was $475,961 (RMB 3,753,848). The reduction was as a result of Jinan transferring RMB 10,800,000 from the statutory reserve fund to additional paid-in capital. The transfer has no impact on the consolidated retained earnings.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

9.      Income Taxes

Prior to June 30, 2006, the Company's subsidiary, Jinan, in PRC was eligible for a reduced tax rate of 7.5% as a high-tech enterprise. Since June 30, 2006, Jinan is governed by the Income Tax Laws of the PRC concerning Foreign Investment Enterprises and various local income tax laws. Pursuant to the relevant laws and regulations in the PRC, Jinan continues to be subject to income tax at an effective rate of 7.5% on income as reported in their statutory financial statements. Jinan is entitled to a full exemption from PRC income tax for two years starting from their first profitable year which was 2006 and a 50% exemption from PRC income tax for three years starting January 1, 2008.

On March 16, 2007, The National People’s Congress of China passed “The Law of the People's Republic of China on Enterprise Income Tax” (the “Enterprise Income Tax Law”). The Enterprise Income Tax Law will become effective on January 1, 2008. This new law eliminated the existing preferential tax treatment that is available to the foreign investment enterprises (“FIE”s) but provides grandfathering of the preferential tax treatment currently enjoyed by the FIE's. Under the new law, both domestic companies and FIE's are subject to a unified income tax rate of 25%. Jinan may be able to preserve its tax holiday under the grandfathering provisions in the Enterprise Income Tax Law. However, as detailed implementation rules were not available at the time the Enterprise Income Tax Law was passed, Jinan will continue to monitor the implementation rules of the grandfathering provisions of the new law.

The impact of the tax holiday decreased PRC taxes by approximately $168,000 for the year ended December 31, 2007 (2006 - $99,000). The benefit of the tax holiday on basic and diluted earnings per share for the year ended December 31, 2007 was $6.72 (2006 - $3.97).

A reconciliation of consolidated corporate income taxes at statutory rate of 7.5% (2006 - 7.5%) and the Company's effective income tax expense is as follows:

	2007	2006

Income before provision for income taxes	$2,368,732	$1,181,350

Income tax at statutory rate	$177,655	$88,601
Temporary difference and other	(6,730)	25,960
Effect of tax exemption	(170,925)	(78,639)

Provision for current income taxes	$-	$35,922

Provision for future income tax	$-	$-

The significant components of future tax assets (liabilities) are as follows:

	2007	2006

Timing difference on revenue recognition	$(84,106)	$36,683
Write off of accounts receivable	41,666	1,680
Plant, equipment and capitalized software cost	(24,786)	(14,415)
Other temporary differences	49,457	2,572
Effect of tax exemption	17,769	(26,520)

Net future income tax liabilities	$-	$-

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

10.    Supplemental Cash Flow Information

	2007	2006

Interest received	$22,460	$7,485
Interest paid	$589	$6,132
Income tax paid	$—	$37,788

11.    Commitments and Contingencies

i)	At December 31, 2007, the Company was committed to annual operating lease payments for rental office and employee residence of $22,705. These leases are renewed on an annual basis.

ii)
At December 31, 2007, Jinan was involved in a claim which arose in the normal course of business. It is not possible to determine what, if any, ultimately will be assessed against the Company with respect to the claim and therefore no amount has been accrued. Management believes that any such amount would not have a material impact on the business or financial position of the Company.

12.    Financial Instruments

Concentrations of credit risk

Accounts receivable potentially subject the Company to concentrations of credit risk. Management is of the opinion that any risk of accounting loss is significantly reduced due to the financial strength of the Company’s major customers. The Company performs ongoing credit evaluations of its customers’ financial condition and evaluates management performance based on proceeds collected from projects. Consequently, exposure to credit risk is limited accordingly.

Currency risk

The Company is exposed to currency risk as the Company’s business is carried out in RMB and the Company maintains RMB denominated bank accounts but uses U.S. dollars as its reporting currency. Unfavourable changes in the exchange rate between RMB and U.S. dollars may result in a material effect on accumulated other comprehensive income recorded as a charge in shareholders’ equity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

In addition, the RMB is not a freely convertible currency. The Company’s subsidiaries are allowed to pay outstanding current account obligations in foreign currency but must present the proper documentation to a designated foreign exchange bank. There is no certainty that all future local currency can be repatriated.

Pansoft Company Limited

Notes to Consolidated Financial Statements
December 31, 2007 and 2006
(in U.S.dollars)

13.    Economic Dependence

During year ended December 31, 2007, two customers individually comprised 41% and 15% of revenue, and the subsidiaries of the above two customers accounted for 32% of revenue. There were three customers that individually made up 20%, 16% and 16% of accounts receivable at year end.

During 2006, three customers individually comprised 19%, 12% and 12% of revenue, and the subsidiaries of the above three customers accounted for 51% of revenue. There were two customers that individually made up 38% and 13% of accounts receivable at year end.

14.    Segmented Information

The Company has one operating segment, being the development and implementation of accounting and ERP applications. All of Company’s assets and operations are located in the PRC and Hong Kong.

Pansoft Company Limited

Unaudited Interim Consolidated Financial Statements

First Quarter, Fiscal 2008
Ended March 31, 2008
(in U.S. dollars)

Pansoft Company Limited

For the three months periods ended March 31, 2008 and 2007

Page
Unaudited Interim Consolidated Financial Statements
Balance Sheets	F-20
Statements of Operations and Comprehensive Income	F-21
Statements of Shareholders' Equity	F-22
Statements of Cash Flows	F-23
Notes to Financial Statements	F-24-F-34

Pansoft Company Limited

Unaudited Interim Consolidated Balance Sheets
(in U.S. dollars)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	$3,111,479	$3,365,613
Accounts receivable, net	964,805	1,180,854
Prepayments, deposits and other receivables	162,659	111,444
Work in progress	50,162	-
Income tax receivable	5,448	5,236
Total current assets	4,294,553	4,663,147

Deferred cost	64,261	63,709
Property and equipment, net (note 3)	683,500	221,191
Software development cost (note 4)	124,786	137,088
Total assets	$5,167,100	$5,085,135

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$270,105	$425,156
Deferred revenue	18,171	7,597
Deferred government grants (note 5)	45,532	34,272
Total current liabilities	333,808	467,025

Commitments (note 8)
Shareholders' equity
Common stock (50,000 common shares authorized; par value of $1 per share; 25,000 shares issued and outstanding (2007 - 25,000))	25,000	25,000
Additional paid-in capital	502,989	502,989
Retained earnings	3,580,829	3,550,165
Statutory reserves	223,855	223,855
Accumulated other comprehensive income	500,619	316,101
Total shareholders' equity	4,833,292	4,618,110
Total liabilities and shareholders' equity	$5,167,100	$5,085,135

The accompanying notes are an integral part of these consolidated financial statements.

Pansoft Company Limited

Unaudited Interim Consolidated Statements of Operations and Comprehensive Income
(in U.S. dollars)

	For the three months ended March 31
	2008	2007

Sales	$558,006	$636,338
Cost of sales (notes 3, 4 and 5)	493,758	530,992
Gross profit	64,248	105,346

Expenses
General and administrative expenses (note 3 and 5)	13,369	21,161
Selling expenses	3,065	7,583
Professional fees	32,972	-
	49,406	28,744

Income from operations	14,842	76,602
Other Income (expense)
Other income	537	64
Finance cost	(214)	(66)
Interest income	14,125	3,121
Gain on disposition of property and equipment	1,374	206
Loss on equity investment	-	(983)
Net income for the period	30,664	78,944
Foreign currency translation adjustment	184,518	21,248
Comprehensive income	$215,182	$100,192
Basic and diluted income per share	$1.23	$3.16
Basic and diluted weighted average number of shares outstanding	25,000	25,000

The accompanying notes are an integral part of these consolidated financial statements.

Pansoft Company Limited

Unaudited Interim Consolidated Statements of Shareholders’ Equity
(in U.S. dollars)

						Accumulated
						Other
	Common Shares		Additional	Retained	Statutory	Comprehensive
	Number	Amount	paid-in capital	Earnings	Reserves	Income	Total

Balance at December 31, 2006	25,000	$25,000	$502,989	$929,327	$475,961	$76,690	$2,009,967

Foreign currency translation adjustment	-	-	-	-	-	239,411	239,411
Net income	-	-	-	2,368,732	-	-	2,368,732
Adjustment to statutory reserves	-	-	-	252,106	(252,106)	-	-
Balance at December 31, 2007	25,000	25,000	502,989	3,550,165	223,855	316,101	4,618,110

Foreign currency translation adjustment	-	-	-	-	-	184,518	184,518
Net income	-	-	-	30,664	-	-	30,664
Adjustment to statutory reserves	-	-	-	-	-	-	-
Balance at March 31, 2008	25,000	$25,000	$502,989	$3,580,829	$223,855	$500,619	$4,833,292

The accompanying notes are an integral part of these consolidated financial statements.

Pansoft Company Limited

Unaudited Interim Consolidated Statements of Cash Flows
(in U.S. dollars)

	For the three months ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$30,664	$78,944
Adjustments to reconcile net income to net cash provided by operating activities:
Government grants amortization	(55,696)	(55,537)
Amortization	61,260	35,982
Gain on disposal of capital assets	(1,374)	(206)
Loss on equity investment	-	983
	34,854	60,166
Changes in operating assets and liabilities:
Accounts receivable	258,227	(210,431)
Prepayments, deposits and other receivables	(45,766)	(91,379)
Work in progress	(49,132)	-
Accounts payable and accrued liabilities	(168,650)	144,309
Government grants received, net	65,372	-
Deferred revenue	10,057	19,292
Net cash provided by (used in) operating activities	104,962	(78,043)

Cash flows from investing activities
Purchase of software development costs	-	(172,720)
Purchase of property and equipment	(503,866)	(17,304)
Proceeds from disposition of property and equipment	17,356	206
Net cash used in investing activities	(486,510)	(189,818)

Cash flows from financing activities
Dividend paid	-	(193,344)
Net cash used in financing activities	-	(193,344)
Effect of exchange rate changes on cash	127,414	11,805

Decrease in cash and cash equivalents	(254,134)	(449,400)
Cash and cash equivalents, beginning of year	3,365,613	1,342,075
Cash and cash equivalents, end of year	$3,111,479	$892,675

Supplemental cash flow information
Interest received	$14,125	$3,121
Interest paid	$214	$66
Taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Pansoft Company Limited

Notes to Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
 (in U.S. dollars)

1.	Basis of Presentation

Pansoft Company Limited ("the Company") was incorporated in June 2006 in the British Virgin Islands and acquired 100% of Pansoft Jinan Co. Ltd. ("Jinan") at the same time. Jinan was incorporated in Peoples' Republic of China ("PRC"). Upon acquisition by the Company, Jinan became a Foreign Investment Enterprise. Jinan is engaged in the development and marketing of accounting and enterprise resource planning (ERP) software primarily to resource and utility companies across the PRC.

Prior to the incorporation of the Company, Jinan was 100% owned by employees who ultimately became the controlling shareholders of the Company. As such, the opening retained earnings presented on the consolidated balance sheet and statements of shareholders' equity are presented using the continuity of interest method of accounting. Under this method, all activities of Jinan are included in the consolidated financial statements of the Company as if the Company, had been the parent company for all periods presented.

The interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair statement of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal, recurring items. The results of operations for any interim period are not necessarily indicative of results for the full year. The interim consolidated financial statements and notes are presented as permitted by the requirements for Quarterly Reports on Form 10-QSB.

The consolidated financial statements do not include certain footnote disclosures and financial information normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America and, therefore, should be read in conjunction with the consolidated financial statements and notes included in the Company’s Annual Report on Form S-1 for the year ended December 31, 2007.

2.	Significant Accounting Policies

Cash and cash equivalents

Cash is comprised of cash on hand. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to insignificant risk of change in value.

Accounts receivable

Accounts receivable are stated at original invoice amount less allowance made for doubtful receivables based on a review of all outstanding amounts at the period end. An allowance for doubtful receivables is made when there is objective evidence that the Company will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. Bad debt expense for the period ended March 31, 2008 amounted to $Nil (2007 - $Nil).

Work in progress

Work in progress is the deferred costs of revenue relate to contracts and such costs are stated at actual production costs incurred to date, which primarily includes labor which is directly related to the contract. Work in progress is amortized to cost of revenues at the time revenue is recognized.

Pansoft Company Limited

Notes to Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
 (in U.S. dollars)

2.	Significant Accounting Policies - continued

Management periodically evaluates the realizability of work in progress and records a reserve for obsolescence when necessary. The reserve for work in progress obsolescence was $Nil at March 31, 2008 and December 31, 2007

Property and equipment

Property and equipment are recorded at cost. Amortization is provided over the expected useful lives of the property and equipment with 5% residual value using the following methods and annual rates:

Building and improvements	-	20	years straight line
Computer equipment	-	5	years straight line
Vehicles	-	5	years straight line
Office furniture	-	5	years straight line
Computer software	-	3	years straight line

Maintenance and repairs expenditures, which do not improve or extend an assets' productive life, are expensed.

Research and software development costs

Research costs are charged to expense as incurred. Software development costs incurred prior to the establishment of technological feasibility are expensed. Software development costs incurred between the establishment of technological feasibility and product release are capitalized, if material, and amortized over the estimated economic life of the product, which is generally three years. Research and development costs expensed for the three months ended March 31, 2008 amounted to $17,461 (2007 - $16,112) and were included in cost of sales. These amounts are the annual amortization expense associated with capitalized software development costs (note 4).

Impairment of long-lived assets

Long-lived assets held for use are periodically reviewed for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. When the carrying value is not recoverable from future cash flows on an undiscounted basis and the carrying value exceeds the assets' fair value, an impairment loss is recorded for the excess of carrying value over fair value.

Government grants

Research grants received from PRC government agencies or private enterprises are recognized as deferred grants and offset against the corresponding research expenses as and when they are incurred for the research projects for which these grants are received.

Value added taxes

Jinan calculates, collects from customers, and remits to governmental authorities value added taxes (“VAT”) assessed by governmental authorities in connection with revenue producing transactions with its customers. The Company reports these taxes on a net basis and does not include these tax amounts in revenue or cost of revenue. Jinan, as a consequence of being in the high-tech industry, sometimes receives special refunds of VAT remitted. This is included as a reduction of cost of sales.

Pansoft Company Limited

Notes to Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
 (in U.S. dollars)

2.	Significant Accounting Policies - continued

Income taxes

The Company uses the liability method of accounting for income taxes. Under SFAS No. 109 "Accounting for Income Taxes" method, income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Income tax assets and liabilities are measured using enacted rates expected to apply to income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on income tax assets and liabilities is reflected in operations in the period in which the change occurs. Valuation allowances are established when necessary to reduce future tax assets to the amount expected to be realized.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109,” (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48. The Company files income tax returns in the PRC jurisdictions. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor were any interest expense recognized during the year. The Company’s effective tax rate differs from the federal statutory rate primarily due to non-deductible expenses, temporary differences, and preferential tax treatment.

Revenue recognition

The Company enters into contracts that are primarily fixed fee arrangements to render specific software consulting, development, modification, training, implementation and maintenance services. The percentage of completion method is applied to these contracts that involve the provision of services relating to the development or implementation of complex software applications, because these services are essential to the functionality of other elements in the arrangement.

Under this method, revenue is recognized using the percentage of completion basis and is calculated based on actual labor cost or labor hours incurred at specific milestones and compared to the estimated total labor cost or labor hours for the services under the arrangement, so long as persuasive evidence of an arrangement exists, certain milestones have been achieved or delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. Management regularly reviews underlying estimates of total expected labor costs or hours. If the Company does not have a sufficient basis to measure progress towards completion, revenue is recognized when final acceptance is received by the Company from the customer. Amounts received in advance of revenue are reported as deferred revenue on the consolidated balance sheet. When it is probable that total contract costs will exceed total contract revenue, the resultant loss is recognized in full immediately, without reference to the percentage of completion. To date, the Company has not experienced material losses on contracts in process or completed contracts. Revisions to contract revenue, contract costs and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known.

For software arrangements where the Company is obligated to perform professional services, such as unspecific upgrades and technical support, revenue is recognized over the term of the contract on a straight-line basis.

Pansoft Company Limited

Notes to Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
 (in U.S. dollars)

2.	Significant Accounting Policies - continued

The Company sometimes provides its customers with a limited warranty of approximately one year on the projects completed. Those customers could withhold 5% of contract amount as security for performance of any additional work that is required during the warranty period, which is normally the year following the customer’s initial acceptance of the completed project. If there is no work remaining to be done at the end of the warranty period, the customer pays the retention to the Company. For those contracts with warranty clauses, 5% of the contract amount is not recognized as revenue until the warranty period expires.

Deferred revenue mostly represents customer prepayment, more specifically 5% of warranty holdback when related warranty period has not passed.

Foreign exchange

The Company's functional currency is the Chinese RMB and its reporting currency is the U.S. dollar. The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation". All asset and liability accounts have been translated using the exchange rate in effect at the balance sheet date. Equity accounts have been translated at their historical exchange rates when the capital transaction occurred. Statements of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." The following exchange rates were used:

	March 31, 2008	December 31, 2007	March 31, 2007
Period end RMB : U.S. Dollar exchange rate	7.0120	7.2946	7.7232
Average period RMB : U.S. Dollar exchange rate	7.1590	7.6072	7.7582

Foreign currency translation adjustment of $ 184,518 (2007 - $21,248) has been reported as other comprehensive income in the consolidated statements of operations.

Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that RMB could be converted into U.S. dollars at that rate or any other rate.

Substantially all the Company’s revenue and expenses are denominated in RMB. The Company’s RMB cash inflows are sufficient to service its RMB expenditures. For financial reporting purposes, the Company uses U.S. dollars. The value of the RMB against U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of U.S. dollar reporting.

Pansoft Company Limited

Notes to Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
 (in U.S. dollars)

2.	Significant Accounting Policies - continued

Use of estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive income

Comprehensive income is the sum of net income and other comprehensive income reported in the consolidated statements of operations and comprehensive income. Other comprehensive income or loss includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its consolidated statements of shareholders’ equity.

Income per share

In accordance with SFAS No. 128 "Computation of Earnings per Share," basic income per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted income per share is calculated by dividing net income by the weighted average number of common shares and dilutive shares outstanding during the period using the treasury stock method.

Accounting Principles Recently Adopted

Fair value of financial instruments

Effective January 1, 2008, the Company adopted SFAS 157 “Fair Value Measurements” for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply measurements related to share-based payments, nor does it apply to measurements related to inventory.

SFAS 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:
Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Observable inputs that reflect the reporting entity’s own assumptions.

Pansoft Company Limited

Notes to Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
 (in U.S. dollars)

2.	Significant Accounting Policies - continued

The financial assets and liabilities of the Company subject to fair value measurements and the necessary disclosures are as follow:

	Fair Value Measurements Using			Assets/Liabilities
	Level 1	Level 2	Level 3	At Fair Value
Cash equivalents	$2,353,109			$2,353,109

SFAS No. 159, “The Fair Value Option for Financial Assets and Financials Liabilities — Including an Amendment of FASB Statement No.115" issued by FASB in February 2007, this standard permits measurement of certain financial assets and financial liabilities at fair value. If the fair value option is elected, the unrealized gains and losses are reported in earnings at each reporting date. Generally, the fair value option may be elected on an instrument-by-instrument basis, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 requires prospective application and certain additional presentation and disclosure requirements. The adoption on January 1, 2008 of this statement did not have a material impact on the Company’s consolidated financial statements.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”) which revised SFAS No. 141, “Business Combinations”. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. As the provisions of SFAS No. 141(R) are applied prospectively, the impact of this standard cannot be determined until the transactions occur.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS NO.160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This standard is effective for fiscal years beginning after December 15, 2008. The impact of this standard cannot be determined until the transactions occur.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” ("SFAS No. 161"). SFAS No. 161 amends and expands the disclosure requirements of FASB Statement 133, “Accounting for Derivative Instruments and Hedging Activities” ("SFAS No. 133") to require qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The Company is currently evaluating the impact of the adoption of SFAS No. 161.

Pansoft Company Limited

Notes to Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
 (in U.S. dollars)

2.	Significant Accounting Policies - continued

In May 2008, the FASB issued SFAS No.162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP (the GAAP hierarchy). This statement will not have a material effect on consolidated results of operations or financial position.

3.	Property and Equipment

			March 31,
			2008
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$855,427	$206,034	$649,393
Vehicles	167,208	134,842	32,365
Office furniture	8,129	8,129	-
Computer software	3,248	1,506	1,742

	$1,034,011	$350,551	$683,500

			December 31,
			2007
		Accumulated	Net Book
	Cost	Amortization	Value

Building and improvements	$17,033	$1,136	$15,897
Computer equipment	327,787	163,174	164,613
Vehicles	160,730	121,984	38,746
Office furniture	7,814	7,814	-
Computer software	3,122	1,187	1,935

	$516,486	$295,295	$221,191

Total amortization expense for the three months ended March 31, 2008 was $61,260 (2007 - $35,982) with $57,607 (2007 - $31,054) included in cost of sales, $3,653 (2007 - $1,736) in general and administrative expenses and $Nil (2007 - $3,192) offset by government grants.

Pansoft Company Limited

Notes to Unaudited Interim Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
(in U.S. dollars)

4.	Software Development Cost

	March 31,	December 31,
	2008	2007

Software development cost	$213,919	$205,632
Less: accumulated amortization	89,133	68,544

	$124,786	$137,088

Amortization expense for the three months ended March 31, 2008 was $17,461 (2007 - $16,112) and was included in cost of sales.

5.	Deferred Government Grants

Pursuant to several research projects approved by the PRC government, the Company received grants from the government to cover research costs associated with these research projects. The grants were amortized against the corresponding research and development expenses as and when they are incurred for the research projects for which these grants are received. The amortization of the grants recorded as a reduction of cost of sales and administrative expense for the three months ended March 31, 2008 was $55,696 (2007 – $55,537).

6.	Statutory Reserves

In accordance with the laws and regulations of the PRC, all wholly-owned foreign invested enterprises have to set aside a portion of their net income each year as statutory reserves. The proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulated amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital. Statutory reserves represent restricted retained earnings.

Statutory reserves are to be utilized to offset prior years’ losses, or to increase its share capital. When a limited liability company converts its statutory reserves to capital in accordance with a shareholders’ resolution, the Company will either distribute new shares in proportion to the number of shares held by each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital. The fund accumulated by Jinan as at March 31, 2008 and December 31, 2007 was $223,855 (RMB1,825,360), no additional reserves have been taken during the first quarter of fiscal 2008.

Pansoft Company Limited

Notes to Unaudited Interim Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
(in U.S. dollars)

7.	Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At March 31, 2008 the significant book to tax difference was related to the intangible asset which has no tax value. There were no significant book to tax differences for 2007.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109", (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the PRC jurisdictions. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

In 2007, Pansoft’s operating subsidiary Jinan was subject to the enterprise income tax at the reduced applicable rate of 7.5%, as it was classified as a “software enterprise” and “high-technology enterprise”.

On March 16, 2007, The National People’s Congress of China passed “The Law of the People's Republic of China on Enterprise Income Tax” (the “Enterprise Income Tax Law”). The Enterprise Income Tax Law became effective on January 1, 2008. This new law eliminated the existing preferential tax treatment that is available to the foreign investment enterprises (“FIE”s) but provides grandfathering of the preferential tax treatment currently enjoyed by the FIE's. Under the new law, both domestic companies and FIE's are subject to a unified income tax rate of 25%. Jinan is currently applying for the re-approval for the special enterprise status in order to enjoy the preferential rate. Before it can obtain its re-approval of the status, it is subject to the new unified income tax rate. Jinan’s two-year tax holiday ended in December 2007 and is currently eligible for the 50% exemption from tax for the years ending December 31, 2008 through December 31, 2010 under the grandfathering provisions in the Enterprise Income Tax Law.

The benefit of the tax holiday for the three months ended March 31, 2008 and 2007 was $NIL as a result of loss report for Chinese tax purposes and therefore, the benefit of the tax holiday on earnings per share for the three months ended March 31, 2008 and 2007 was $Nil.

Pansoft Company Limited

Notes to Unaudited Interim Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
(in U.S. dollars)

7.	Income Taxes - continued

A reconciliation of consolidated corporate income taxes at statutory rate of 12.5% (2007 – 7.5%) and the Company's effective income tax expense for three months ended March 31, 2008 and 2007 is as follows:

	2008	2007

Income before provision for income taxes	$30,664	$78,944

Income tax at statutory rate	$3,833	$5,921
Temporary difference and other	(3,833)	(5,921)

Provision for current income taxes	$-	$-

Provision for future income tax	$-	$-

The significant components of future tax assets (liabilities) are as follows:

	March 31,	December 31,
	2008	2007

Timing difference on revenue recognition	$(1,514)	$(84,106)
Write off of accounts receivable	19,824	41,666
Plant, equipment and capitalized software cost	(13,121)	(24,786)
Other temporary differences	(5,189)	49,457
Effect of tax exemption	-	17,769

Net future income tax liabilities	$-	$-

8.	Commitments

On March 31, 2008, the Company was committed to annual operating lease payments for rental office of $24,127. These leases are renewed on an annual basis.

9.	Financial Instruments

Concentrations of credit risk

Accounts receivable potentially subject the Company to concentrations of credit risk. Management is of the opinion that any risk of accounting loss is significantly reduced due to the financial strength of the Company’s major customers. The Company performs ongoing credit evaluations of its customers’ financial condition and evaluates management performance based on proceeds collected from projects. Consequently, exposure to credit risk is limited accordingly.

Pansoft Company Limited

Notes to Unaudited Interim Consolidated Financial Statements
For the three months ended March 31, 2008 and 2007
(in U.S. dollars)

9.	Financial Instruments - continued

Currency risk

The Company is exposed to currency risk as the Company's business is carried out in RMB and the Company maintains RMB denominated bank accounts but uses U.S. dollars as its reporting currency. Unfavorable changes in the exchange rate between RMB and U.S. dollars may result in a material effect on accumulated other comprehensive income recorded as a charge in shareholders' equity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

In addition, the RMB is not a freely convertible currency. The Company's subsidiaries are allowed to pay outstanding current account obligations in foreign currency but must present the proper documentation to a designated foreign exchange bank. There is no certainty that all future local currency can be repatriated.

10.	Economic Dependence

For three months ended March 31, 2008, three customers individually comprised 12%, 17% and 42% of revenue, compared with 7%, 10% and 48% respectively in 2007. The subsidiaries of the above three customers accounted for 27% of revenue in 2008 and 29% in 2007.

There were two customers that individually comprise 15% and 39% of account receivable on March 31, 2008. Three customers individually made up 20%, 16% and 16% of account receivable at December 31, 2007.

11.	Segmented Information

The Company has one operating segment, being the development and implementation of accounting and ERP applications. All of Company’s assets and operations are located in the PRC and Hong Kong.